                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               HECHINGER COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(2) or item
         22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14(a)-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and
         0-11.

     1) Title of each class of securities to which transaction applies:
        Hechinger Company Class A Common Stock, par value $0.10 per share (the "Class A Common Stock")
        Hechinger Company Class B Common Stock, par value $0.10 per share (the "Class B Common Stock")

- --------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:
        32,754,374 shares of Class A Common Stock
        9,458,374 shares of Class B Common Stock

- --------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       $2.375 per share of Class A Common Stock
       $2.375 per share of Class B Common Stock

- --------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:
       $100,255,277(1)

- --------------------------------------------------------------------------------

     5) Total Fee paid:
       $25,327.65(1)

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

- --------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

     3) Filing Party:

- --------------------------------------------------------------------------------

     4) Date Filed:

- --------------------------------------------------------------------------------
- ---------------
(1) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Class A Common Stock and Class B Common Stock will be converted into the right to receive $2.375 in cash per share. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to $100,255,277 (calculated based on the sum of the number of shares of Class A Common Stock plus the number of shares of Class B Common Stock outstanding as of the date hereof times $2.375). The filing fee, which is in excess of the $20,051 filing fee that would have been required based on the new proposed maximum aggregate value, was paid prior to the amendment of the Original Merger Agreement (as defined herein). The proposed maximum aggregate value under the terms of the Original Merger Agreement was approximately $126,638,244.

HECHINGER COMPANY
1801 MCCORMICK DRIVE
LARGO, MARYLAND 20774                                           [HECHINGER LOGO]

                                                               September 5, 1997

Dear Stockholders:

     You are cordially invited to attend the Special Meeting of Stockholders of Hechinger Company, a Delaware corporation ("Hechinger"), which will be held on September 25, 1997 at 9:00 a.m. local time at 3500 Pennsy Drive, Landover, Maryland 20785 (the "Special Meeting").

     At the Special Meeting, holders of shares of Hechinger's Class A Common Stock, $.10 par value per share (the "Class A Common Stock"), and Class B Common Stock, par value $.10 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), voting together as a single class, will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 17, 1997 (the "Original Merger Agreement"), as amended as of August 27, 1997 (as so amended, the "Merger Agreement"), by and among Hechinger, BSQ Acquisition, Inc., a Delaware corporation ("BSQ Acquisition"), and Hechinger Acquisition, Inc., a Delaware corporation ("Acquisition"), pursuant to which Acquisition will merge with and into Hechinger (the "Merger"). BSQ Acquisition and Acquisition are recently formed corporations and are indirect wholly owned subsidiaries of Green Equity Investors II, L.P. ("GEI"). As a result of the Merger, Hechinger will be the surviving corporation and will become a wholly owned subsidiary of BSQ Acquisition. Pursuant to the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury of Hechinger, or as to which appraisal rights have been exercised) will be converted into the right to receive $2.375 in cash, without interest. Approval of the Merger Agreement and consummation of the Merger will cause the interests of current holders of Common Stock (the "Stockholders") in the future operations of Hechinger to cease. After consummation of the Merger, Hechinger's outstanding public indebtedness will continue to remain outstanding.

     Concurrently with the execution of the Original Merger Agreement, BSQ Acquisition also entered into a Purchase and Sale Agreement, dated as of July 17, 1997 (the "BSQ Acquisition Agreement"), with Kmart Corporation, a Michigan corporation, and Builders Square, Inc., a Delaware corporation ("Builders Square"), pursuant to which BSQ Acquisition will purchase all of the outstanding capital stock of a recently formed, wholly owned subsidiary of Builders Square (to which substantially all assets and liabilities relating to the business of Builders Square will be transferred). Since GEI plans to combine the businesses and operations of Hechinger and Builders Square, it is a condition to the closing of the Merger Agreement that the transactions contemplated by the BSQ Acquisition Agreement shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated by the Merger Agreement and vice versa.

     After careful consideration of the terms and conditions of the Merger Agreement, and after having considered a number of factors described in the accompanying Proxy Statement, including the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, that the consideration to be paid in the Merger is fair, in the aggregate, from a financial point of view to the Stockholders, the Board of Directors of Hechinger believes that the Merger Agreement and the Merger are in the best interests of the Stockholders, and has approved the Merger Agreement and the Merger.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Certain members of the Board of Directors of Hechinger have conflicts of interest with respect to the Merger. See the accompanying Proxy Statement for a description of the interests of certain persons in the Merger. Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock, voting together as a single class. John
W. Hechinger, Jr., Hechinger's Chairman and Chief Executive Officer, John W. Hechinger, a director of Hechinger, S. Ross Hechinger, Hechinger's Senior Vice President -- Administration for Hechinger and a director of Hechinger, and certain other members of the Hechinger family and affiliates controlled by certain members of the Hechinger family, have entered into a Stockholders Agreement, dated as of July 17, 1997, pursuant to which they have agreed upon the terms set forth therein to vote shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger. Accordingly, approval and adoption of the Merger Agreement and the Merger is assured.

     Upon approval of the Merger Agreement and the Merger, it is currently anticipated that the Merger will be consummated promptly after the Special Meeting. A letter of transmittal will be mailed no later than 15 days prior to the date fixed for the Special Meeting to all Stockholders of record to use in surrendering their stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. ALONG WITH THE LETTER OF TRANSMITTAL, YOU WILL RECEIVE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SURRENDERING YOUR CERTIFICATES.

     A detailed description of the Merger, along with other important information, is set forth in the accompanying Proxy Statement and the annexes thereto, which you should read carefully.

     Regardless of the number of shares of Common Stock you own, it is important that you vote. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt attention is greatly appreciated.

                                    Very truly yours,

                                    /s/ JOHN W. HECHINGER, JR.

                                    John W. Hechinger, Jr.
                                    Chairman and
                                    Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

HECHINGER COMPANY
1801 MCCORMICK DRIVE
LARGO, MARYLAND 20774
(301) 341-1000
- ------------------------
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 25, 1997                                [HECHINGER LOGO]

TO THE STOCKHOLDERS OF HECHINGER COMPANY:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hechinger Company, a Delaware corporation ("Hechinger"), will be held on September 25, 1997 at 9:00 a.m. local time at 3500 Pennsy Drive, Landover, Maryland 20785 (the "Special Meeting") for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 17, 1997 (the "Original Merger Agreement"), as amended as of August 27, 1997 (as so amended, the "Merger Agreement"), by and among Hechinger, BSQ Acquisition, Inc., a Delaware corporation ("BSQ Acquisition"), and Hechinger Acquisition, Inc., a Delaware corporation ("Acquisition"), pursuant to which Acquisition will merge with and into Hechinger (the "Merger"). BSQ Acquisition and Acquisition are recently formed corporations and are indirect wholly owned subsidiaries of Green Equity Investors II, L.P. As a result of the Merger, Hechinger will be the surviving corporation and will become a wholly owned subsidiary of BSQ Acquisition. Pursuant to the Merger, each share of Class A Common Stock, $.10 par value per share (the "Class A Common Stock"), and Class B Common Stock, $.10 par value per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury of Hechinger or as to which appraisal rights have been exercised) will be converted into the right to receive $2.375 in cash, without interest.

          2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Concurrently with the execution of the Original Merger Agreement, BSQ Acquisition also entered into a Purchase and Sale Agreement, dated as of July 17, 1997 (the "BSQ Acquisition Agreement"), with Kmart Corporation, a Michigan corporation, and Builders Square, Inc., a Delaware corporation ("Builders Square"), pursuant to which BSQ Acquisition will purchase all of the outstanding capital stock of a recently formed, wholly owned subsidiary of Builders Square (to which substantially all assets and liabilities relating to the business of Builders Square will be transferred). It is a condition to the closing of the Merger Agreement that the transactions contemplated by the BSQ Acquisition Agreement shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated by the Merger Agreement and vice versa.

     Only holders of record of shares of Common Stock (the "Stockholders") at the close of business on August 22, 1997, the record date for the Special Meeting (the "Record Date"), are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The affirmative vote of a majority of the voting power of the outstanding shares of Common Stock, voting together as a single class, is necessary for approval and adoption of the Merger Agreement and the Merger. John W. Hechinger, Jr., Hechinger's Chairman and Chief Executive Officer, John W. Hechinger, a director of Hechinger, S. Ross Hechinger, Hechinger's Senior Vice
President -- Administration for Hechinger and a director of Hechinger, certain other members of the Hechinger family and affiliates controlled by certain members of the Hechinger family have entered into a Stockholders Agreement, dated as of July 17, 1997, pursuant to which they have agreed upon the terms set forth therein to vote shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger. Accordingly, approval and adoption of the Merger Agreement and the Merger is assured. The Merger and other related matters are more fully described in the accompanying Proxy Statement and the annexes thereto, which form a part of this notice.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING.

     If the Merger is consummated, Stockholders who did not vote in favor of the Merger Agreement and the Merger and otherwise complied with the requirements of
Section 262 of the General Corporation Law of the State of Delaware will have certain appraisal rights under Delaware law. See "Summary -- Appraisal Rights" and "Appraisal Rights" in the accompanying Proxy Statement for a description of the procedures required to be followed to perfect appraisal rights.

                                    By Order of the Board of Directors,

                                    /s/ MARK R. ADAMS

                                    Mark R. Adams
                                    Senior Vice President,
                                    Treasurer and Secretary

September 5, 1997

                                PROXY STATEMENT

                               HECHINGER COMPANY
                              1801 McCormick Drive
                             Largo, Maryland 20774
                                 (301) 341-1000

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        To Be Held On September 25, 1997

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Hechinger Company, a Delaware corporation ("Hechinger" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Hechinger (the "Hechinger Board") for use at the Special Meeting of Stockholders of Hechinger, and at any adjournment or postponement thereof, to be held on September 25, 1997 at 9:00 a.m. local time at 3500 Pennsy Drive, Landover, Maryland 20785 (the "Special Meeting").

     At the Special Meeting, holders of shares of Hechinger's Class A Common Stock, $.10 par value per share (the "Class A Common Stock"), and Class B Common Stock, par value $.10 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), voting together as a single class, will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 17, 1997 (the "Original Merger Agreement"), as amended pursuant to the First Amendment thereto (the "Amendment"), dated as of August 27, 1997 (as so amended, the "Merger Agreement"), by and among Hechinger, BSQ Acquisition, Inc., a Delaware corporation ("BSQ Acquisition"), and Hechinger Acquisition, Inc., a Delaware corporation ("Acquisition"), pursuant to which Acquisition will merge with and into Hechinger (the "Merger"). BSQ Acquisition and Acquisition are recently formed corporations and are indirect wholly owned subsidiaries of Green Equity Investors II, L.P. ("GEI"). See "Certain Information Concerning BSQ Acquisition, Acquisition and GEI." As a result of the Merger, Hechinger will be the surviving corporation and will become a wholly owned subsidiary of BSQ Acquisition. Pursuant to the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury of Hechinger, or as to which appraisal rights have been exercised) will be converted into the right to receive $2.375 in cash, without interest. Historically, the shares of Class B Common Stock have traded at all times above $2.375 per share. Approval of the Merger Agreement and consummation of the Merger will cause the interests of current holders of Common Stock (the "Stockholders") in the future operations of Hechinger to cease. After consummation of the Merger, the Company's outstanding public indebtedness will continue to remain outstanding.

     Pursuant to the terms of the Original Merger Agreement, holders of Common Stock would have been entitled to receive $3.00 per share in cash, without interest. Due to a deterioration of Hechinger's business and operations since the date of the Original Merger Agreement, Hechinger and BSQ Acquisition agreed, pursuant to the terms of the Amendment, to adjust the purchase price from $3.00 per share to $2.375 per share.

     Concurrently with the execution of the Original Merger Agreement, BSQ Acquisition also entered into a Purchase and Sale Agreement, dated July 17, 1997 (the "BSQ Acquisition Agreement"), with Kmart Corporation, a Michigan corporation ("Kmart"), and Builders Square, Inc., a Delaware corporation ("Builders Square"), pursuant to which BSQ Acquisition will purchase all of the outstanding capital stock of a recently formed, wholly owned subsidiary of Builders Square ("New Builders Square") to which substantially all assets and liabilities relating to the business of

Builders Square will be transferred. GEI plans to combine the businesses and operations of Hechinger and Builders Square and, accordingly, GEI would not be willing to proceed with the acquisition of Hechinger if it cannot simultaneously acquire the business of Builders Square. It is therefore a condition to the closing of the Merger Agreement that the transactions contemplated by the BSQ Acquisition Agreement shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated by the Merger Agreement and vice versa.

     Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock, voting together as a single class. John W. Hechinger, Jr., the Company's Chairman and Chief Executive Officer, John W. Hechinger, a director of Hechinger, S. Ross Hechinger, Hechinger's Senior Vice President -- Administration for Hechinger and a director of Hechinger, certain other members of the Hechinger family and affiliates controlled by certain members of the Hechinger family (collectively, the "Significant Stockholders") have entered into a Stockholders Agreement, dated as of July 17, 1997 (the "Stockholders Agreement"), pursuant to which they have (i) agreed upon the terms set forth therein to vote shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger and (ii) granted an irrevocable proxy in connection therewith. Accordingly, approval and adoption of the Merger Agreement and the Merger is assured.

     Pursuant to the terms of the Merger Agreement, consummation of the Merger is subject to the waiver or satisfaction of a number of conditions, including the condition that BSQ Acquisition will have obtained all financing necessary in connection with the consummation of the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement and the continuation after the Closing of the business of BSQ Acquisition and Hechinger after consummation of these transactions. Although Leonard Green has obtained a Commitment Letter (as defined), the obligation of the banks to provide financing is subject to various conditions, including satisfaction with the results of their ongoing due diligence investigation with respect to the assets, business, properties, conditions (financial and otherwise), results of operations, prospects and material agreements of GEI, BSQ Acquisition, Hechinger and Builders Square. There can be no assurance that all of the conditions contained in the Merger Agreement or the Commitment Letter will be satisfied or waived, as the case may be, at or prior to the Closing (as defined). If such conditions are not satisfied or waived prior to or at the Closing, BSQ Acquisition will have no obligation to consummate the Merger and may terminate the Merger Agreement without penalty. See "The Merger Agreement -- Conditions to Consummation of the Merger", "-- Financing" and "Financing of the Merger."

     THE BOARD OF DIRECTORS OF HECHINGER HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. CERTAIN MEMBERS OF THE BOARD OF DIRECTORS OF HECHINGER HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER. SEE "THE
MERGER -- INTEREST OF CERTAIN PERSONS IN THE MERGER."

     The information contained in this Proxy Statement relating to Acquisition, BSQ Acquisition, Builders Square and their respective affiliates has been supplied to Hechinger by Acquisition, BSQ Acquisition and Builders Square.

     The accompanying proxy is solicited by the Hechinger Board and will be voted in accordance with the instructions contained therein, if it is returned duly executed and is not revoked. IF NO CHOICE IS SPECIFIED IN THE PROXY, IT WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. A Stockholder may revoke a proxy at any time before its exercise by delivery of written notice, delivery to the Secretary of Hechinger of a duly executed proxy bearing a later date or attending the Special Meeting and voting in person.

     The record date for determination of Stockholders entitled to receive notice of and to vote at the Special Meeting was the close of business on August 22, 1997 (the "Record Date"). On that date, there were outstanding and entitled to vote an aggregate of 32,754,374 shares of Class A Common Stock, each of which entitles the holder thereof to one (1) vote per share, and 9,458,374 shares of

Class B Common Stock, each of which entitles the holder thereof to ten (10) votes per share. As of the Record Date, there were approximately 1,200 beneficial holders of Class B Common Stock of which approximately 1,160 of such holders were unaffiliated with the Significant Stockholders.

     The cost of soliciting proxies will be borne by Hechinger. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and Hechinger will reimburse them for their out-of-pocket expenses in connection therewith.

     This Proxy Statement is first being mailed to Stockholders on or about September 5, 1997.

     In the event that the purchase price of $2.375 per share payable to the holders of Common Stock pursuant to the Merger Agreement is adjusted further, Hechinger will provide revised proxy materials to the Stockholders and resolicit proxies from such Stockholders.

     The Company's principal executive offices are located at 1801 McCormick Drive, Largo, Maryland 20774, and its telephone number is (301) 341-1000.

                             AVAILABLE INFORMATION

     Hechinger is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Hechinger with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning Hechinger may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                           FORWARD-LOOKING STATEMENTS

     Forward-looking statements in this Proxy Statement are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. There are various factors that could cause results to differ materially from those anticipated by some statements made in this Proxy Statement. Stockholders are cautioned that all forward-looking statements involve risks and uncertainty. Factors that could cause actual results to differ materially include, but are not limited to the following: the strength and extent of new and existing competition; Hechinger's ability to maintain competitive pricing in its markets; Hechinger's ability to maintain adequate levels of vendor support; the ability of Hechinger's customer service programs, Better Spaces store and commercial business programs to increase sales; Hechinger's ability to attract, train and retain experienced, quality employees; Hechinger's ability to dispose of excess real estate and other assets; general economic conditions; housing turnover; interest rates; weather; and other factors described from time to time in Hechinger's Commission filings.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INDEX OF DEFINED TERMS................................................................     vi
SUMMARY...............................................................................      1
THE SPECIAL MEETING...................................................................     13
     Purpose of the Special Meeting...................................................     13
     Record Date; Voting Rights; Quorum...............................................     13
     Vote Required....................................................................     13
     Proxies; Voting and Revocation...................................................     13
     Solicitation of Proxies..........................................................     14
THE MERGER............................................................................     15
     Background of the Merger.........................................................     15
     Recommendation of the Hechinger Board; Hechinger's Reasons for the Merger........     18
     Certain Aspects of the Merger....................................................     22
     Opinion of Financial Advisor.....................................................     22
     Certain Estimates of Future Operations and Other Information.....................     26
     Interest of Certain Persons in the Merger........................................     27
THE MERGER AGREEMENT..................................................................     30
     General..........................................................................     30
     Effective Time...................................................................     30
     Payment for Shares...............................................................     30
     Conditions to Consummation of the Merger.........................................     31
     Representations and Warranties...................................................     33
     Conduct of Business Pending the Merger...........................................     33
     Compliance with Antitrust Laws...................................................     35
     Financing........................................................................     35
     Effect on Hechinger's Stock Options; Employee Benefit Plans......................     35
     No Solicitation of Transactions..................................................     36
     Indemnification..................................................................     36
     Special Meeting..................................................................     37
     Additional Covenants.............................................................     37
     Termination; Fees and Expenses...................................................     38
     Amendment and Waiver.............................................................     39
     Effects of the Merger............................................................     39
THE STOCKHOLDERS AGREEMENT............................................................     40
     Voting of Shares.................................................................     40
     Proxy............................................................................     40
     Certain Payments.................................................................     41
     Covenants........................................................................     41
     Certain Representations and Warranties...........................................     42
FINANCING OF THE MERGER...............................................................     42
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................     43
APPRAISAL RIGHTS......................................................................     43
CERTAIN INFORMATION CONCERNING BSQ ACQUISITION, ACQUISITION AND GEI...................     46
CERTAIN INFORMATION CONCERNING BUILDERS SQUARE........................................     46
CERTAIN INFORMATION CONCERNING THE RELATED TRANSACTION................................     46
REGULATORY CONSIDERATIONS.............................................................     46
MARKET PRICES AND DIVIDENDS...........................................................     48
RECENT DEVELOPMENTS...................................................................     48
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION................................     50

                                                                                         PAGE
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
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION...........................................................................     51
     Twenty-six Weeks Ended August 2, 1997 as compared to Twenty-six Weeks Ended
      August 3, 1996..................................................................     51
     Year Ended February 1, 1997 as compared to Year Ended February 3, 1996, and Year
      Ended January 28, 1995..........................................................     53
     Operations.......................................................................     53
     Impairment of Long-Lived Assets..................................................     55
     Stock-Based Compensation.........................................................     56
     Liquidity and Capital Resources..................................................     56
     Impact of Inflation and Changing Prices..........................................     57
BUSINESS AND OPERATIONS OF HECHINGER..................................................     57
     Business.........................................................................     57
     Products.........................................................................     57
     Marketing........................................................................     58
     Competition......................................................................     59
     Seasonality......................................................................     59
     Employees........................................................................     59
     Properties.......................................................................     59
     Legal Proceedings................................................................     60
PRINCIPAL STOCKHOLDERS................................................................     61
SECURITY OWNERSHIP OF CERTAIN DIRECTORS AND OFFICERS..................................     63
EXPERTS...............................................................................     64
STOCKHOLDER PROPOSALS.................................................................     64
INDEX TO CONSOLIDATED FINANCIAL STATEMENT OF HECHINGER................................    F-1

Annex A -- Agreement and Plan of Merger, dated as of July 17, 1997
Annex B -- First Amendment to Agreement and Plan of Merger, dated as of August 27, 1997
Annex C -- Stockholders Agreement
Annex D -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
Annex E -- Section 262 of the Delaware General Corporation Law

                             INDEX OF DEFINED TERMS

                TERM                    PAGE
- -------------------------------------   ----
Acquisition..........................     i
Acquisition Proposal.................     5
Agents...............................     7
Aggregate Consideration..............     7
Amendment............................     i
Antitrust Division...................    10
Approvals............................    32
August 27th Meeting..................    17
Better Spaces........................     1
BSQ Acquisition......................     i
BSQ Acquisition Agreement............     i
Builders Square......................     i
Case 1 Estimates.....................    26
Case 2 Estimates.....................    26
Case 3 Estimates.....................    26
Channel..............................    24
Class A Common Stock.................     i
Class B Common Stock.................     i
Closing..............................     4
Closing Date.........................     4
Commission...........................   iii
Commitment Letter....................     7
Common Stock.........................     i
Company..............................     i
Company Adverse Change Condition.....    17
Consents.............................    35
DGCL.................................     3
DLJ..................................     2
DLJ Opinion..........................     3
EBIT.................................    24
EBITDA...............................    24
Effective Time.......................     3
Engagement Letter....................    25
Enterprises..........................    10
Exchange Act.........................   iii
Expenses.............................    39
Financial Buyer......................    15
FTC..................................    10
GEI..................................     i
Governmental Entity..................    31
Hechinger............................     i
Hechinger Board......................     i
Hechinger Financial Statements.......    12
Hechinger Stockholders Agreement.....    42
Hechinger Trust......................    10
Home Quarters........................     1
HSR Act..............................     4
In the Money Options.................     8
Indemnified Liability................    36
Indemnified Party....................    36
Initial DLJ Opinion..................    25

                TERM                    PAGE
- -------------------------------------   ----
June 10th Meeting....................    16
June 24th Meeting....................    16
June 26th Meeting....................    17
Kmart................................     i
Law..................................    31
Leonard Green........................    15
LIFO.................................    54
Material Adverse Effect..............    33
Merger...............................     i
Merger Agreement.....................     i
Merger Termination Date..............    40
Named Executive Officers.............     8
Named Executive Officers Severance
  Agreements.........................     8
New Builders Square..................     i
NNM..................................    11
Non-Employee Directors...............     9
Options..............................    35
Order................................    31
Original Merger......................    18
Original Merger Agreement............     i
Owned Shares.........................    40
Paying Agent.........................    30
Permits..............................    32
Person...............................    33
Record Date..........................    ii
Representatives......................     4
Rickel...............................    24
Rules................................    10
Section 262..........................    10
Senior Facilities....................     7
Senior Vice Presidents...............     8
Senior Vice Presidents Severance
  Agreements.........................     8
SERP.................................     9
SFAS 121.............................    55
SFAS 123.............................    56
Shares...............................    40
Significant Stockholders.............    ii
Special Meeting......................     i
Stock Incentive Agreements...........     9
Stock Option Plans...................     8
Stockholders.........................     i
Stockholders Agreement...............    ii
Superior Consideration...............     5
Termination Fee......................    39
Termination Payment Period...........    41
Trust................................     9
Trust Agreement......................    10
Unsolicited Proposal.................     5
Voting Agreement.....................    13

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement and the Annexes hereto. Stockholders are urged to review carefully this Proxy Statement, the Merger Agreement attached hereto as Annex A and the other Annexes attached hereto.

HECHINGER

     Hechinger is the successor to a business started in 1911 by Sidney L. Hechinger. Hechinger is a leading specialty retailer providing products and services for the care, repair, remodeling and maintenance of the home and garden. Hechinger operates 117 stores under the Hechinger, Home Quarters Warehouse ("Home Quarters") and Better Spaces ("Better Spaces") names. The 64 Hechinger stores are primarily located in the Mid-Atlantic region; the 52 Home Quarters stores are primarily located in the Southeastern, Northeastern and Midwestern parts of the United States; the one Better Spaces store is located in Albany, New York. The Company's principal executive offices are located at 1801 McCormick Drive, Largo, Maryland 20774, and its telephone number is (301) 341-1000.

ACQUISITION

     Acquisition is a recently formed Delaware corporation and has not conducted any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of Acquisition is owned by BSQ Acquisition. See "Certain Information Concerning BSQ Acquisition, Acquisition and GEI."

BSQ ACQUISITION

     BSQ Acquisition is a recently formed Delaware corporation and has not conducted any activities to date other than those incident to its formation and the transaction contemplated by the Merger Agreement and the BSQ Acquisition Agreement. All of the outstanding capital stock of BSQ Acquisition is owned by Centers Holdings, Inc., a Delaware corporation formed by GEI. See "Certain Information Concerning BSQ Acquisition, Acquisition and GEI."

THE SPECIAL MEETING OF THE STOCKHOLDERS

  Purpose of the Special Meeting

     The Special Meeting will be held on September 25, 1997 at 9:00 a.m. local time at 3500 Pennsy Drive, Landover, Maryland 20785. The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement and the Merger. See "The Special Meeting -- Purpose of the Special Meeting."

  Record Date

     The Hechinger Board has fixed the close of business on August 22, 1997 as the Record Date for determination of the Stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of shares of Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. See "The Special Meeting -- Record Date; Voting Rights; Quorum" and "The Merger Agreement -- General."

  Vote Required

     Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the voting power of the Common Stock, voting together as a single class. On the Record Date, there were issued and outstanding 32,754,374 shares of Class A Common Stock, each of which entitles the holder thereof to one (1) vote per share, and 9,458,374 shares of Class B Common Stock, each of which entitles the holder thereof to ten (10) votes per share. As of the Record Date, there were approximately 1,200 beneficial holders of Class B Common Stock of which approximately 1,160 of such holders were unaffiliated with the Significant Stockholders. The Significant Stockholders have entered into the Stockholders Agreement, pursuant to which they have agreed upon the terms set forth therein to vote shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger. Accordingly, approval and adoption of the Merger Agreement and the Merger is assured. See "The Special Meeting -- Record Date; Voting Rights; Quorum -- Vote Required" and "The Stockholders Agreement -- Voting of Shares."

     In the event that the purchase price of $2.375 per share payable to the holders of Common Stock pursuant to the Merger Agreement is adjusted further, Hechinger will provide revised proxy materials to the Stockholders and resolicit proxies from such Stockholders.

CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS

     Pursuant to the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury of Hechinger, or as to which appraisal rights have been exercised) will be converted into the right to receive $2.375 in cash.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Hechinger Board believes that the Merger Agreement and the Merger are in the best interests of the Stockholders, and has approved the Merger Agreement and the Merger. The Hechinger Board recommends that the Stockholders vote FOR approval and adoption of the Merger Agreement and the Merger. Certain members of the Hechinger Board have conflicts of interest with respect to the Merger. See "The Merger -- Interest of Certain Persons in the Merger." For a discussion of the reasons for and the factors considered in making this recommendation, see "The Merger -- Background of the Merger," "-- Recommendation of the Hechinger Board," and "-- Reasons for the Merger."

HECHINGER'S REASONS FOR THE MERGER

     At its meeting on August 27, 1997, the Hechinger Board approved the Merger Agreement and determined that the Merger is in the best interests of the Stockholders and recommended that the Stockholders approve and adopt the Merger Agreement and the Merger. The material factors considered by the Hechinger Board were the following: (i) the results of a process commenced in May 1996 and completed in July 1997 in which Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") solicited indications of interest from entities that Hechinger and DLJ identified as possibly having an interest in acquiring Hechinger, which results indicated that the receipt of an all cash offer at a price in excess of $2.375 was unlikely to be obtained in the near term; (ii) the absence of any offer or any other indication of interest for the Company following an announcement by the Company on June 17, 1997 that it was in discussions with an unnamed party with respect to a possible transaction in which the Stockholders of the Company would receive $3.00 per share in cash;
(iii) the opinion of DLJ, Hechinger's financial advisor, that, as of August 27, 1997, based upon and subject to certain matters stated therein, the consideration to be paid in the Merger, in the aggregate, is fair, from a financial point of view, to the Stockholders; (iv) the presentation and views expressed by the senior management of Hechinger, including a liquidation analysis; (v) the presentations of DLJ in connection with its opinion as to the various financial and other considerations deemed relevant to the Hechinger Board's evaluation of the Merger; (vi) the Hechinger Board's familiarity with Hechinger's business, financial condition, results of operations, business strategy and prospects, current industry, economic and market conditions, and the Hechinger Board's assessment of the benefits and risks associated with remaining independent; (vii) the fact that the Merger Agreement provides for all cash consideration at a price representing more than 72.7% premium over the closing price of a share of Class A Common Stock and a 26.9% discount over the closing price of a share of Class B Common Stock on June 10, 1997, one week prior to Hechinger's announcement that it was in discussions with respect to a possible transaction, a 15.5% premium over the closing price of a share of Class A Common Stock and a 32.1% discount over the closing price of a share of Class B Common Stock on June 16, 1997 and a 9.5% discount over the closing price of a share of Class A Common Stock and a 15.5% discount over the closing price of a share of Class B Common Stock on August 26, the date prior to the execution of the Merger Agreement; (viii) the historically limited trading volume of the Class B Common Stock and the likelihood that the holders of Class B Common Stock would be able to sell all or a substantial portion of their shares for the quoted market value of such shares; (ix) the terms and conditions of the Stockholders Agreement; (x) the desire of the Significant Stockholders to effect the Merger; (xi) the terms and conditions of the Merger Agreement, including the likelihood that the conditions to the Merger will be satisfied and the removal pursuant to the Amendment of the Company Adverse Change Condition (as defined); (xii) the fact that the Merger would be a taxable transaction to the Stockholders; (xiii) the possible impact of the Merger and the alternative of remaining independent on Hechinger's business, prospects, customers and employees; and (xiv) the fact that following consummation of the Merger, the current Stockholders of Hechinger will no longer participate in any increases or decreases in the value of Hechinger's business;
(xv) the fact that the Merger Agreement provides for all cash consideration, at a price representing a substantial discount to the book value of the shares of Common Stock. See "The Merger -- Recommendation of the Hechinger Board; Hechinger's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     On August 27, 1997, DLJ rendered its oral opinion, which was subsequently confirmed by a written opinion dated as of August 28, 1997, and dated as of the date of this Proxy Statement, that, as of such dates, based upon and subject to certain matters stated therein, the consideration to be paid in the Merger is fair, in the aggregate, from a financial point of view to the Stockholders. A copy of the written opinion of DLJ dated as of the date of this Proxy Statement (the "DLJ Opinion") is attached as Annex D to this Proxy Statement. The DLJ Opinion should be read carefully and in its entirety for assumptions made, matters considered, scope and limits of the review and procedures followed by DLJ in connection with the DLJ Opinion. The Company did not request nor did it receive separate opinions from DLJ for the holders of the Class A Common Stock and the Class B Common Stock.

THE MERGER

  The Merger; Effective Time

     As soon as practicable after satisfaction or waiver of all conditions to the Merger, Acquisition will merge with and into Hechinger in accordance with the Delaware General Corporation Law (the "DGCL"). As a result of the Merger, Hechinger will be the Surviving Corporation and a wholly owned subsidiary of BSQ Acquisition. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). Certain outstanding, publicly traded indebtedness of Hechinger will remain outstanding obligations of the Company after the Effective Time.

  Merger Consideration

     At the Effective Time, subject to certain provisions as described herein with respect to shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury of Hechinger, or as to which appraisal rights have been exercised, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2.375 in cash, without interest. See "The Special Meeting -- Appraisal Rights," "The Merger Agreement -- General."

  Surrender of Stock Certificates

     A letter of transmittal will be mailed no later than 15 days prior to the date fixed for the Special Meeting to all Stockholders of record for use in surrendering their stock certificates. See "The Merger Agreement -- Payment for Shares."

  Certain Conditions to the Merger

     The respective obligations of Hechinger, BSQ Acquisition and Acquisition to consummate the Merger are subject to the satisfaction of various conditions, including, but not limited to (i) no Law or Order (as defined) shall have been enacted, entered, issued or promulgated by any governmental entity which materially restricts the consummation of the transaction contemplated thereby;
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or have been terminated with respect to the transactions contemplated thereby; (iii) no Governmental Entity (as defined) shall have notified either party to the Merger Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated under the Merger Agreement or force recission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the closing date for the Merger (the "Closing Date"); (iv) the Merger Agreement and other transactions contemplated thereby shall have been approved by the requisite vote of the Stockholders; (v) that all representations and warranties made by each party pursuant to the Merger Agreement shall be true and correct in all respects on the date when made and as of the Closing Date; and (vi) that each party to the Merger Agreement shall have performed or complied in all material respects with all covenants and conditions contained in the Merger Agreement either at or prior to the closing. The Merger Agreement provides that the closing shall take place on the first business day on which all the conditions to effect the Merger shall be fulfilled or waived in accordance with the Merger Agreement or such other time and/or such other date as Hechinger, Acquisition and BSQ Acquisition may agree (the "Closing").

     The obligations of BSQ Acquisition and Acquisition to consummate the Merger are subject to satisfaction of certain additional conditions, including: (i) Hechinger shall have obtained all permits and approvals required to consummate the transactions contemplated by the Merger Agreement and which permit the Surviving Corporation to continue Hechinger's business in substantially the manner as it is being conducted as of the date of the Merger Agreement; (ii) BSQ Acquisition shall have made or obtained, on terms satisfactory to BSQ Acquisition in its sole discretion, all financing necessary in connection with the consummation of the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement and which are necessary to continue after the Closing the businesses of BSQ Acquisition and the Surviving Corporation in substantially the manner they are currently being conducted or are planned to be conducted; and (iii) the transactions contemplated by the BSQ Acquisition Agreement and its related agreements shall have been consummated or shall be consummated substantially concurrently with the Merger. See "The Merger Agreement -- Conditions to Consummation of the Merger" and "Certain Information Concerning the Related Transaction."

  No Solicitation of Transactions

     The Merger Agreement provides that neither Hechinger nor any of its officers and directors will, and Hechinger will direct and use its best efforts to cause its employees and representatives (including, without limitation, any investment banker, attorney or accountant retained by it (the "Representatives")) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) with respect to a merger, consolidation or similar transaction, other than pursuant to the Merger Agreement, involving, or any purchase of all or any significant portion of the properties and assets or any equity securities of Hechinger (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement also provides that Hechinger will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to entering into the Merger Agreement with respect to any of such matters, and will make all reasonable efforts to enforce any confidentiality agreements to which it is a party. Under the terms of the Merger Agreement, Hechinger will take the necessary steps to inform employees and representatives of the obligations undertaken in the Merger Agreement in this regard and will notify Acquisition and BSQ Acquisition immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Hechinger. Notwithstanding the foregoing, in the event Hechinger receives an Acquisition Proposal which was not solicited by it and which did not result from a breach of the obligations described under this paragraph (an "Unsolicited Proposal"), Hechinger may in response provide confidential information or data (subject to the execution of a customary confidentiality agreement) to, or engage in discussions or negotiations with, a Person (as defined) duly authorized by a proposed acquiror in connection with the transaction(s) contemplated by the Unsolicited Proposal but only if (i) the Unsolicited Proposal includes sufficient information from which the Hechinger Board can reasonably conclude that (a) all Stockholders will receive Superior Consideration (as defined), (b) the proposed acquiror has the financial and other resources and has the legal ability (including, without limitation, under antitrust laws) to complete such transaction(s) on a timely basis, and (c) such transaction(s) will not be subject to a financing contingency and will otherwise be subject to no more contingencies than those contained in the Merger Agreement, and (ii) Hechinger receives a written opinion of counsel that the Hechinger Board is legally required, in the discharge of its fiduciary duties, to provide such information or data or engage in such discussions or negotiations concerning the transactions contemplated by the Unsolicited Proposal. "Superior Consideration" is defined in the Merger Agreement as consideration consisting of cash and/or securities for all the shares of Common Stock then outstanding or for all or substantially all the assets of Hechinger in any case having a dollar value in excess of the aggregate consideration to be paid in the Merger and which the Hechinger Board determines in its good faith judgment (having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Stockholders than the consideration to be paid in the Merger and for which financing, to the extent required, is committed. The Merger Agreement also provides that if, as a result of actions taken in compliance with
Section 7.5 of the Merger Agreement (relating to the Special Meeting), Hechinger receives a formal Unsolicited Proposal concerning a transaction in which all the holders of Common Stock will receive Superior Consideration, the Hechinger Board may withdraw or modify such recommendation prior to the Special Meeting; provided, however, that Hechinger shall have received the written opinion of counsel that the Hechinger Board is legally required to do so in the discharge of its fiduciary duties; and provided, further, that Hechinger shall give BSQ Acquisition five (5) business days' prior notice of such withdrawal or modification, specifying the material terms of such Unsolicited Proposal. See "The Merger Agreement -- No Solicitation of Transactions," "-- The Special Meeting".

  Termination of the Merger, Termination Fees

     The Merger may be terminated at any time on or prior to the Closing Date:
(i) by mutual written consent of Hechinger, BSQ Acquisition and Acquisition;
(ii) by Hechinger, Acquisition or BSQ Acquisition, if (a) any of the conditions to the other party's obligation to effect the Merger become incapable of fulfillment, (b) the transactions contemplated by the Merger Agreement are not consummated on or before the date which is the business day after the fiscal month end closest to October 31, 1997 or such later date as may be reasonably necessary in order to consummate such transactions as promptly as practicable upon obtaining Approvals of Governmental Entities but in any event not later than December 31, 1997, (c) the other party shall be in material breach of any of its covenants contained in the Merger Agreement and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate, or (d) if the other party shall be in breach of any of its representations or warranties contained in the Merger Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect (as defined) and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate; or (iii) by BSQ Acquisition and Acquisition if (a) the Hechinger Board withdraws or modifies its recommendation of the Merger; or (b) Hechinger breaches any of the obligations undertaken by it under the Merger Agreement with respect to another Acquisition Proposal. The Merger Agreement also provides that if the Hechinger Board withdraws or modifies its recommendation of the Merger or if the Company intentionally breaches the Merger Agreement, Hechinger shall pay a fee to BSQ Acquisition of up to $11,000,000. There are no circumstances in which the Hechinger Board could withdraw or modify its recommendation without subjecting the Company to termination fee liability, other than a breach by BSQ Acquisition or Acquisition of the terms of the Merger Agreement.

     Under the Merger Agreement, if either party terminates the Merger Agreement under clauses (ii) (a) or (ii)(b) of the immediately preceding paragraph due to failure of the condition specified in Section 8.1.4 of the Merger Agreement (relating to the approval of the Merger Agreement by the Stockholders) to be satisfied or Acquisition or BSQ Acquisition terminates the Merger Agreement under clauses (ii) (c) or (d) of the immediately preceding paragraph as a result of an intentional breach of the Merger Agreement by Hechinger or under (iii) (a) of the immediately preceding paragraph, Hechinger shall pay to BSQ Acquisition a termination fee in the amount of $5,000,000 plus all fees and expenses incurred by any of Acquisition, BSQ Acquisition and their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the proposed transactions involving Builders Square, up to an aggregate maximum of $6,000,000 of such fees and expenses, in addition to the termination fee of $5,000,000 (an aggregate maximum of up to $11,000,000), including in the event that the Hechinger Board exercises its fiduciary duties and withdraws or modifies its recommendation of the Merger. In the event that Acquisition or BSQ Acquisition terminates the Merger Agreement under clauses
(ii) (c) or (d) of the immediately preceding paragraph as a result of an unintentional breach of the Merger Agreement by Hechinger, Hechinger shall pay to BSQ Acquisition all fees and expenses incurred by any of Acquisition, BSQ Acquisition and their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the proposed transactions involving Builders Square, up to an aggregate maximum of $6,000,000. See "The Merger Agreement -- Termination; Fees and Expenses." As a condition to entering into the Merger Agreement, GEI required that Hechinger agree, in connection with the calculation of the aggregate maximum fees and expenses referenced above, to pay to BSQ Acquisition all fees and expenses incurred by any of Acquisition, BSQ Acquisition and their respective affiliates in connection with the proposed transactions with Builders Square because of the importance to GEI of acquiring both businesses simultaneously. Hechinger has been informed by BSQ Acquisition that such aggregate fees and expenses are approximately $6.0 million as of the date of this Proxy Statement.

THE STOCKHOLDERS AGREEMENT

     Pursuant to the terms of the Stockholders Agreement, until the earlier of
(i) the Effective Time or (ii) the date on which the Merger Agreement is terminated, the Significant Stockholders have agreed (a) not to sell 295,293 shares of Class A Common Stock and 5,163,558 shares of Class B Common Stock (an aggregate of 5,458,851 shares of Common Stock representing 40.8% of the total voting power of the outstanding Common Stock), (b) to vote 861,064 shares of Class A Common Stock and 8,180,813 shares of Class B Common Stock (an aggregate of 9,041,877 shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock) to approve and adopt the Merger Agreement and the Merger, and (c) to vote against any action or agreement which would or could interfere or impede the Merger, including, without limitation, any Acquisition Proposal. See "The Stockholders Agreement."

     The Stockholders Agreement also provides that, in the event (i) the Merger Agreement is terminated under circumstances requiring the payment by Hechinger of fees and/or expenses under the Merger Agreement, and Hechinger is thereafter acquired (or enters into an agreement to be so acquired) pursuant to an Acquisition Proposal or (ii) any Significant Stockholder transfers his or her shares of Common Stock, in either case within the later of (a) 12 months after the date of the Merger Agreement or (b) six (6) months after such termination, such Stockholder will be required to pay to BSQ Acquisition any consideration received in the aggregate in any transaction described in clauses (i) or (ii) above in respect of the Common Stock held by them in excess of the amounts they would have received under the Merger Agreement. See "The Merger
Agreement -- Termination," "-- Certain Fees and Expenses," "The Stockholders Agreement -- Certain Payments."

FINANCING OF THE MERGER

     As a condition to the obligations of Acquisition and BSQ Acquisition to consummate the Merger, financing must be obtained in amounts sufficient to enable BSQ Acquisition (i) to pay the aggregate consideration (the "Aggregate Consideration") payable in the Merger and the cash portion of the consideration under the BSQ Acquisition Agreement and (ii) to continue the operation of the businesses of New Builders Square and Hechinger. It is expected that the aggregate amount of financing necessary for such purposes will be approximately $600 million in addition to amounts heretofore committed by GEI. GEI has obtained, through one of its affiliates, a commitment letter (the "Commitment Letter") from The Chase Manhattan Bank, Bank America Business Credit, Inc. and Citicorp USA, Inc. (collectively, the "Agents") with respect to the borrowing by BSQ Acquisition and/or its subsidiaries of up to $600 million under certain senior secured credit facilities (the "Senior Facilities"), subject to, among other things, the execution and delivery of all definitive agreements and the Agents' satisfaction with the results of their ongoing due diligence investigation with respect to the assets, business, properties, conditions (financial and otherwise), results of operations, prospects and material agreements of GEI, BSQ Acquisition, Hechinger and Builders Square. The availability of borrowings under the Senior Facilities, including initial borrowings of amounts necessary to pay the Aggregate Consideration, is expected to be subject to various conditions customary for financings of the type contemplated thereby, to be set forth in the definitive loan documentation. There can be no assurance that the conditions under the Commitment Letter will be waived or satisfied prior to or at the Closing. If such conditions are not satisfied or waived prior to or at the Closing, BSQ Acquisition will have no obligation to consummate the Merger and may terminate the Merger without penalty.

THE RELATED TRANSACTION

     Concurrently with the execution of the Original Merger Agreement, BSQ Acquisition also entered into the BSQ Acquisition Agreement with Kmart and Builders Square pursuant to which BSQ Acquisition will purchase all of the outstanding capital stock of New Builders Square. It is a condition to the closing of the Merger Agreement that the transactions contemplated by the BSQ Acquisition Agreement shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated by the Merger Agreement and vice versa. See "The Merger Agreement -- Conditions to Consummation of the Merger" and "Certain Information Concerning the Related Transactions."

INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Hechinger Board with respect to the Merger Agreement and the Merger, Stockholders should be aware that certain members of the Hechinger Board and Hechinger management have certain interests that are in addition to the interests of Stockholders generally, including the payments to be made in respect of options of Hechinger in connection with the Merger Agreement, severance arrangements, other stock incentive arrangements and retirement plans all of which contain provisions that would be triggered by a change of control of Hechinger. Under these plans and agreements, a change in control will occur at the Effective Time. Payments under such plans and agreements are being made pursuant to binding agreements with present and former officers and directors of Hechinger, which were in effect prior to the execution of the Original Merger Agreement and were not affected by the Amendment. Such matters were considered by the Hechinger Board in approving the Merger Agreement and the transactions contemplated thereby.

  Options

     The Merger Agreement provides that promptly after the Effective Time, each holder of options issued under the 1982 Stock Option Plan and the 1991 Stock Incentive Plan (collectively, the "Stock Option Plans") that have exercise prices of less than $2.375 per share ("In the Money Options") will receive a payment in an amount equal to the difference between (i) the product of (A) $2.375 multiplied by (B) the aggregate number of shares of Common Stock issuable upon exercise of all In the Money Options held by such holder and (ii) the aggregate exercise price payable upon such exercise. No payment will be made with respect to any option having a per share exercise price equal to or greater than $2.375 and, in accordance with the terms of the Merger Agreement, such options will be terminated prior to the Closing. The aggregate cash payments to be received by directors, Named Executive Officers (as defined) and Senior Vice Presidents (as defined) of Hechinger in exchange for their stock options will be approximately $152,688, $10,000 of which will be received by the Non-Employee Directors (as defined) in the aggregate.

  Severance Agreements

     Under the terms of individual severance agreements dated April 10, 1997 entered into by Hechinger and each of John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland, the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer, respectively, each of whom is a member of the Hechinger Board (the "Named Executive Officers"), each Named Executive Officer will receive a benefit equal to three times the sum of his annual salary and the average of his last three annual bonuses if the executive is terminated by the Company for reasons other than cause, death, disability or retirement or by the Named Executive Officer for "good reason" within two years following a change in control of Hechinger (the "Named Executive Officers Severance Agreements"). Each Named Executive Officer also is eligible for additional benefits for thirty-six months in the event of such termination, including the payment of excise taxes in connection with any payments received pursuant to the Named Executive Officers Severance Agreements. Pursuant to the terms of the Named Executive Officers Severance Agreements, the Named Executive Officers would receive, excluding certain additional benefits, in the aggregate approximately $5.7 million (plus the payment of any applicable excise taxes) in the event of termination within two years following a change in control of Hechinger.

     Under the terms of individual severance agreements dated April 10, 1997 entered into by Hechinger and each of the senior vice presidents of Hechinger, Mark R. Adams, Joanne M. Barrett, Suzanne G. Bear, J. Wayne Colley, Sally A. Courtney, Noel H. Goulston, Richard S. Gross, Harold R. Hall, S. Ross Hechinger, Gary E. Mercer and Carol A. Stevens (the "Senior Vice Presidents"), each Senior Vice President will receive a benefit equal to 1.5 times the sum of his or her annual salary and the average of his or her last three annual bonuses if (i) the Senior Vice President is terminated for reasons other than cause, death, disability or retirement or (ii) the Senior Vice President terminates the Agreement for "good reason" within two years following a change in control of Hechinger (the "Senior Vice Presidents Severance Agreements"). Each Senior Vice President also is eligible to receive certain additional benefits for a period of eighteen months, including the payment of excise taxes in connection with any payments received pursuant to the Senior Vice Presidents Severance

Agreements. Pursuant to the terms of the Senior Vice Presidents Severance Agreements, the Senior Vice Presidents would receive in the aggregate approximately $4.5 million, including $464,801 for S. Ross Hechinger, who is a member of the Hechinger Board, in the event of termination within two years following a change in control of Hechinger.

  Stock Incentive Agreements

     Each of the 1992 Restricted Stock Award Agreement and the Performance Restricted Stock Award Agreements (collectively, the "Stock Incentive Agreements") contain change in control arrangements that will be triggered by the Merger. These include: (i) 25,500 shares of restricted stock which have been issued to Mr. Cort pursuant to the 1992 Restricted Stock Award Agreement and
(ii) 100,000 shares, 100,000 shares and 60,000 shares of Class A Common Stock which were awarded in 1995 to Mr. Hechinger, Jr., Mr. Cort, and Mr. McClelland, respectively, under the Performance Restricted Stock Award Agreements. The aggregate amount to be received by Mr. Hechinger, Jr., Mr. Cort and Mr. McClelland under these agreements in the event of a change of control is approximately $678,063.

     The Stock Incentive Agreements generally provide that in the event the Named Executive Officer's employment is terminated following a change in control due to death, disability, by the executive for good reason or by Hechinger other than for cause, the restrictions on such shares granted shall lapse and the executive shall receive such shares free of restrictions. The Stock Incentive Agreements also provide for additional payments to compensate for any excise taxes incurred in connection with the exercise of any option or receipt of any benefits.

  Retirement Plans

     The Named Executive Officers are covered by a Supplemental Executive Retirement Plan dated October 16, 1996 (the "SERP"), as amended, between each of the Named Executive Officers and Hechinger. Under the SERP, in the event of a change in control of Hechinger, Hechinger will fund a trust (the "Trust") for the Named Executive Officers in an amount sufficient to purchase annuities and make related tax payments for a ten-year period. The Trust will then purchase annuities and make related tax payments annually during the ten-year period unless, within two years of the change in control, such Named Executive Officer's employment is terminated by the executive for good reason or by Hechinger other than for cause; in which case, the Trust will purchase an annuity (and make the related tax payment) on behalf of the Named Executive Officers equal (together with any annuities already purchased for the executive by the Trust) to the expected benefit over such ten-year period. Hechinger also will make additional payments to compensate for excise taxes incurred in connection with the provision of such benefits. The aggregate amount that Hechinger would be required to fund to the Trust is approximately $7.7 million in the event of a change in control of Hechinger.

  The Hechinger Board and Certain Agreements

     Mr. John W. Hechinger, Ms. Ann D. Jordan, Mr. Robert S. Parker, Mr. Melvin
A. Wilmore and Mr. Alan J. Zakon, all directors of Hechinger, are not employees of Hechinger (the "Non-Employee Directors") but are eligible for a retirement benefit after completing five years of service as a director of Hechinger. This benefit is equal to the annual fee paid to all Non-Employee Directors at the time of retirement and is payable annually for the number of years served as a Non-Employee Director. As of the date of this Proxy Statement, two of the Non-Employee Directors, Ms. Ann D. Jordan and Mr. Alan J. Zakon, are eligible for these benefits and would each receive approximately $130,000 in the event of a change in control of Hechinger. In addition, as of the date of this Proxy Statement, each of the Non-Employee Directors individually owns 2,000 options to purchase shares of Class A Common Stock at an exercise price of $1.38 per share.

     John W. Hechinger, a director of Hechinger, is the beneficiary of a trust (the "Hechinger Trust") under the terms of an agreement (the "Trust Agreement") dated as of March 11, 1997 between Hechinger and Wachovia Bank of North Carolina, N.A., as trustee. Pursuant to the terms of the Trust Agreement, in the event of a change in control of Hechinger, Hechinger is required to fund the Hechinger Trust in an amount sufficient to pay the benefits that Mr. Hechinger would be entitled to under the terms of a retirement agreement between Hechinger and Mr. Hechinger, subject to certain adjustments. The aggregate amount that Hechinger would be required to fund to the Hechinger Trust is approximately $3.2 million in the event of a change in control of Hechinger.

  Certain Non-Compete Arrangements

     Simultaneously with the execution of the Merger Agreement, John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland entered into certain arrangements with BSQ Acquisition and Acquisition pursuant to which they have agreed to limit their ability to compete with the Surviving Corporation, and not to hire certain employees from the Company for a period ranging from twelve (12) to twenty-four (24) months following the Effective Date

  Certain Lease Arrangements

     During the last fiscal year, eleven of the Company's store sites were leased from Hechinger Enterprises ("Enterprises"), a partnership consisting of members of the Hechinger and England families. The rentals paid by the Company to Enterprises under these leases in the Company's last fiscal year were $3.3 million. In the opinion of management, the terms of these leases were at least as favorable to the Company as those of leases which the Company has with unaffiliated lessors for comparable premises.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger will be a taxable transaction. As a result, the Stockholders will realize taxable gain or loss for Federal income tax purposes measured by the difference between the individual Stockholder's adjusted tax basis and the cash received. In addition to reading the information contained in this Proxy Statement, all Stockholders are urged to consult with their own tax advisors concerning the tax consequences of the Merger. See "Certain Federal Income Tax Consequences of the Merger."

APPRAISAL RIGHTS

     In connection with the Merger, holders of shares of Common Stock will be entitled to demand appraisal rights in respect of their shares of Common Stock under Section 262 of the DGCL ("Section 262"), subject to the satisfaction by such stockholders of the conditions for appraisal rights established by Section
262. See "Appraisal Rights" for a description of the procedures for perfecting such rights. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights. Section 262 is set forth in full in Annex E to this Proxy Statement.

REGULATORY APPROVALS REQUIRED

     Under the HSR Act and the rules that have been promulgated thereunder (the "Rules") by the Federal Trade Commission (the "FTC"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act and the Rules. Pursuant to the requirements of the HSR Act, GEI, in its capacity as the ultimate parent entity (as defined under the Rules) of Acquisition, filed Notification and Report Forms with respect to the Merger with the Antitrust Division and the FTC on July 23, 1997. Hechinger also filed a Notification and Report Form with respect to the Merger on such date. The waiting period applicable to the Merger was terminated on August 13, 1997. See "The Merger Agreement -- Compliance with Antitrust Laws" and "Regulatory Considerations -- Antitrust Laws."

RECENT MARKET PRICES FOR COMMON STOCK

     The Common Stock is currently traded on the Nasdaq National Market (the "NNM") under the symbols "HECHA" (Class A Common Stock) and "HECHB" (Class B Common Stock). Historically, the shares of Class B Common Stock have traded at all times above $2.375 per share. On June 16, 1997, the last full day of trading prior to the public announcement by Hechinger that it was in discussions in connection with a possible transaction in which the Stockholders would receive $3.00 in cash for each share of Common Stock, the reported closing price on the NNM was $2 1/16 per share of Class A Common Stock and $3 1/2 per share of Class B Common Stock. For the 30-day period ending June 16, 1997, the average reported closing price on the NNM of the Class A Common Stock was $2 and the Class B Common Stock was $3.22. On July 16, 1997, the last trading day prior to Hechinger's announcement of the execution of the Original Merger Agreement, the reported closing price on the NNM was $2 1/8 per share of Class A Common Stock and $3 per share of Class B Common Stock. On August 26, 1997, the last trading day prior to Hechinger's announcement of the execution of the Merger Agreement, the reported closing price on the NNM was $2 5/8 per share of Class A Common Stock and $2 13/16 per share of Class B Common Stock. On September 4, 1997, the last day prior to the mailing of this Proxy Statement, the reported closing price on the NNM was $2 1/8 per share of Class A Common Stock and $2 3/8 per share of Class B Common Stock. See "Market Prices and Dividends."

RECENT DEVELOPMENTS

     The Company announced on August 28, 1997 a net loss for the second quarter ended August 2, 1997 of $40.6 million or $.96 per share compared with net earnings of $12.2 million or $.28 per share last year and that the Company entered into the Amendment pursuant to which the cash purchase price per share of Common Stock was reduced to $2.375 and the Company Adverse Change Condition (as defined) was eliminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Merger -- Background of the Merger."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following summary financial information for the past five fiscal year periods has been derived from the consolidated financial statements of Hechinger and its subsidiaries, audited by Ernst & Young LLP, independent public accountants (including the related notes thereto, the "Hechinger Financial Statements"). This summary financial information should be read in conjunction with the Hechinger Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Proxy Statement.

                       HECHINGER COMPANY AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                                      TWENTY-SIX WEEKS ENDED
                                                     FISCAL YEAR ENDED                                     (UNAUDITED)
                          -----------------------------------------------------------------------    ------------------------
                          FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,    JANUARY 29,    JANUARY 30,    AUGUST 2,     AUGUST 3,
                             1997           1996           1995           1994           1993           1997          1996
                          -----------    -----------    -----------    -----------    -----------    ----------    ----------
STATEMENT OF OPERATIONS
  DATA:
Net Sales..............   $ 2,199,067    $ 2,252,780    $ 2,449,554    $ 2,094,968    $ 1,869,349    $1,099,607    $1,227,219
Gross Profit...........       455,208        455,932        540,680        462,266        437,009       216,506       255,408
Interest Expense.......        40,194         31,341         29,793         23,063         14,121        21,478        19,555
Income tax (benefit)
  expense..............            --         (3,000)        (5,545)        10,611        (15,429)           --            --
Net (loss) earnings....       (25,076)       (77,636)        (9,911)        24,760        (26,272)      (54,111)       (6,225)
Net (loss) earnings per
  common share.........          (.59)         (1.84)          (.24)           .59           (.63)        (1.28)         (.15)
DIVIDENDS PER SHARE:
Class A Common Stock...            --           $.16           $.16           $.16           $.16            --            --
Class B Common Stock...            --           $.06           $.06           $.06           $.06            --            --
BOOK VALUE PER SHARE:           $8.87          $9.44         $11.38         $11.75         $11.25         $7.59         $9.60
BALANCE SHEET DATA:
Total assets...........   $ 1,105,103    $ 1,150,421    $ 1,261,229    $ 1,229,242    $ 1,075,749    $1,059,025    $1,235,163
Current portion of
  long-term debt and
  capital lease
  obligations..........         3,657          3,806          3,453          3,068          1,544         3,308         4,181
Long-term debt and
  capital lease
  obligations..........       394,478        399,530        403,377        407,873        305,974       393,047       397,822
Total stockholders'
  equity...............       374,256        399,039        481,273        493,867        473,924       320,272       405,403

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the Stockholders voting as a single class will consider and vote upon the approval and adoption of the Merger Agreement and the Merger.

     The Hechinger Board believes that the Merger and the Merger Agreement are in the best interests of the Stockholders, has approved the Merger Agreement and the Merger and recommends that you vote for approval and adoption of the Merger Agreement and the Merger. Certain members of the Hechinger Board have conflicts of interest with respect to the Merger. See "The Merger -- Interest of Certain Persons in the Merger."

RECORD DATE; VOTING RIGHTS; QUORUM

     The Hechinger Board has fixed the close of business on August 22, 1997 as the Record Date for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were issued and outstanding approximately 32,754,374 shares of Class A Common Stock, each of which entitles the holder thereof to one (1) vote per share, and 9,458,374 shares of Class B Common Stock, each of which entitles the holder thereof to ten
(10) votes per share. As of the Record Date, there were approximately 1,200 beneficial holders of Class B Common Stock of which approximately 1,160 of such holders were unaffiliated with the Significant Stockholders. The presence in person or by proxy of Stockholders of record of a majority of the total number of votes attributable to all shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for purposes of the Special Meeting.

VOTE REQUIRED

     Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock eligible to be cast at the Special Meeting by the holders of Common Stock voting together as a single class.

     At the close of business on the Record Date, the Significant Stockholders were the beneficial owners of an aggregate of 9,041,877 shares of Common Stock (or 21.4% of the outstanding shares of Common Stock), which beneficial ownership includes shares of Common Stock beneficially owned by members of the Hechinger and England families. See "Principal Stockholders." Pursuant to a ten-year voting agreement entered into in 1989 by members of the Hechinger and England families and entities controlled by them (the "Voting Agreement"), John W. Hechinger, John W. Hechinger, Jr. and S. Ross Hechinger together hold a proxy to vote the 861,064 and 8,180,813 shares of Class A Common Stock and Class B Common Stock, respectively, held in the aggregate by the Hechinger and England families. The Significant Stockholders have entered into the Stockholders Agreement, pursuant to which they have (i) agreed upon the terms set forth therein to vote 861,064 shares of Class A Common Stock and 8,180,813 shares of Class B Common Stock representing in the aggregate approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger and (ii) granted to BSQ Acquisition an irrevocable proxy with respect to all of such shares to vote in favor of approval and adoption of the Merger Agreement and the Merger. The proxy terminates upon the Merger Termination Date (as defined). See "The Stockholders Agreement." Accordingly, approval of the Merger Agreement and the Merger is assured. See the "Stockholders Agreement" and "Interest of Certain Persons in the Merger."

PROXIES; VOTING AND REVOCATION

     Each properly executed proxy received prior to the vote at the Special Meeting will be voted in the manner directed therein by the Stockholder. A Stockholder may vote by proxy if he or she is unable to attend the Special Meeting in person, or wishes to have his or her Common Stock voted by proxy even if he or she does attend the Special Meeting. IF A PROXY IS SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     FAILURE TO SUBMIT A PROXY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     A proxy may be revoked by the person giving such proxy at any time before it is exercised by (i) providing written notice of such revocation to the Secretary of Hechinger, (ii) submitting a proxy having a later date or (iii) appearing at the Special Meeting and voting in person.

     In the event that the purchase price of $2.375 per share payable to the holders of Common Stock pursuant to the Merger Agreement is adjusted further, Hechinger will provide revised proxy materials to the Stockholders and resolicit proxies from such Stockholders.

SOLICITATION OF PROXIES

     The cost of the solicitation of proxies will be borne by Hechinger. To assist in the proxy solicitation, the Company has engaged W.F. Doring & Co. Inc. for a fee of $3,500 plus out-of-pocket expenses. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by directors, officers and regular employees of Hechinger. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Hechinger will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In May 1996, representatives of DLJ met with representatives of Hechinger to discuss the possibility of a transaction involving Hechinger and a financial buyer. As a result of that meeting, DLJ was authorized to contact a select group of potential financial buyers on behalf of the Company. During 1996, DLJ contacted and held informal discussions with a group of financial buyers, including Leonard Green & Partners, L.P. ("Leonard Green"). At that time, none of the parties contacted by DLJ expressed an interest in pursuing a transaction with Hechinger on a stand-alone basis.

     In December 1996, representatives of Hechinger and DLJ commenced discussions with one of the financial buyers (the "financial buyer") previously contacted who was potentially interested in combining Hechinger with another home improvement retailer. These discussions terminated in February 1997.

     In February 1997, Leonard Green, Builders Square and HomeBase, a subsidiary of Waban Inc., made a public announcement that they had entered into discussions regarding a proposed acquisition of Builders Square and HomeBase by Leonard Green. At that time, DLJ and the Company's Chief Executive Officer contacted Leonard Green regarding the possibility of including Hechinger in the proposed combination of Builders Square and HomeBase.

     On April 2, 1997, Leonard Green, Builders Square and HomeBase made a public announcement that their discussions had ended concerning that proposed transaction. Shortly thereafter, DLJ and the Company's Chief Executive Officer contacted Leonard Green concerning a possible transaction with Hechinger.

     On April 15, 1997, Leonard Green executed a confidentiality agreement with the Company and commenced due diligence of Hechinger. On April 16, 1997, Kmart entered into a confidentiality agreement with the Company. Since part of the proposed consideration to be received by Kmart in connection with the BSQ Acquisition Agreement would be equity in a company which would own Hechinger, Kmart had an interest in conducting due diligence on Hechinger.

     On April 18, 1997, representatives of Hechinger and DLJ met with representatives of Leonard Green, Builders Square and Rothschild Inc. (the financial advisor to Builders Square) to discuss the business and operations of Hechinger.

     On April 25, 1997, Hechinger formally retained DLJ to explore a possible sale of the Company. At this time, representatives of DLJ had discussions with representatives of Leonard Green and Builders Square concerning a possible business combination. Prior to these initial discussions, after discussions with representatives of DLJ and legal counsel, management of Hechinger determined to proceed with negotiations on the basis of treating all holders of Common Stock equally with respect to value. Thereafter, management of Hechinger, after receiving indications from GEI that it intended to offer the same price for the shares of Class A Common Stock and Class B Common Stock and consulting with representatives of DLJ and legal counsel, continued to proceed with negotiations on the basis of receiving equal value for all holders of Common Stock and did not at any time during the course of negotiations with Leonard Green seek a higher price for shares of Class B Common Stock. Neither management of Hechinger nor DLJ believed that greater value for Stockholders could be obtained with a two tiered pricing structure based on their belief that Leonard Green would pay no more than a fixed amount for the entire Company, regardless of allocation between the shares of Class A Common Stock and Class B Common Stock.

     Between April 25, 1997 and May 27, 1997, DLJ had numerous discussions with Leonard Green regarding the value of Hechinger. Initially, Leonard Green suggested a value per share of Hechinger below $3.00 per share and DLJ proposed a value per share of Hechinger in excess of $3.00 per share.

     On May 27, 1997, representatives of Hechinger and DLJ met with representatives of Leonard Green and Leonard Green made a preliminary proposal for an all cash acquisition of the Company at a purchase price of $3.00 per share in cash, subject to completion of due diligence and negotiation of a definitive merger agreement and related documentation. At this time, John W. Hechinger, Jr. discussed the status of discussions between the Company and Leonard Green with the Hechinger Board. Management of Hechinger, after consulting with the Hechinger Board and representatives of DLJ, did not make a counter proposal to Leonard Green since it determined that the proposed purchase price of $3.00 per share of Common Stock in cash was fair and in the best interests of the Stockholders and since the discussions with Leonard Green during the preceding month indicated that a higher price could not be received. On June 3 and June 4, 1997, certain members of management of Hechinger made presentations to representatives of Leonard Green. For approximately the next month, Leonard Green continued its due diligence, which included additional meetings with management of the Company and legal and accounting due diligence.

     On or about June 6, 1997, legal counsel for Leonard Green distributed a first draft of the merger agreement and terms of a stockholders agreement, which included provisions for the Significant Stockholders to vote in favor of the proposed merger. At that time, counsel to Leonard Green advised Hechinger's legal counsel that Leonard Green would be unwilling to proceed with a transaction with the Company unless the Significant Stockholders entered into a stockholders agreement with Leonard Green in connection with the proposed transaction.

     At the regularly scheduled meeting of the Hechinger Board following the 1997 annual meeting of Stockholders on June 10, 1997 (the "June 10th Meeting"), the Company's legal counsel advised the Hechinger Board of its fiduciary duties under Delaware law with respect to a transaction that would result in a change of control of the Company. DLJ and legal counsel also advised the Hechinger Board of the status of the proposed transaction with Leonard Green, including Leonard Green's insistence on the stockholders agreement. The Non-Employee Directors other than John W. Hechinger then met alone with DLJ and legal counsel to discuss the proposed transaction. On June 11, 1997, negotiations between Hechinger and Leonard Green began in connection with a proposed merger agreement and proposed stockholders agreement. At that time and during three negotiation sessions thereafter, the Company and its legal counsel expressed their opposition to the proposed stockholders agreement since such agreement would assure Stockholder approval of the proposed merger. During each negotiation session, GEI's counsel confirmed that entering into the proposed stockholders agreement was a condition to GEI entering into the proposed merger agreement with Hechinger. The material terms of the Stockholders Agreement with respect to the voting and other provisions did not change in the successive drafts of the proposed stockholders agreement.

     On June 17, 1997, due to the increased trading volume and share prices of the Class A Common Stock and Class B Common Stock, Hechinger issued a press release announcing that the Company was in discussions with an unnamed party with respect to a possible transaction in which the Stockholders of the Company would receive $3.00 per share in cash.

     During the next several weeks, the Company and Leonard Green and their respective legal counsel continued negotiations and discussions regarding the proposed merger agreement and the stockholders agreement. Concurrently, Leonard Green, Builders Square and Kmart negotiated the terms of their transaction documents.

     On June 24, 1997, at a special meeting of the Hechinger Board (the "June 24th Meeting"), the Hechinger Board met to consider and act upon the proposed merger on the terms set forth in the merger agreement. At this time, DLJ and the Company's legal counsel made presentations concerning the proposed merger agreement and the terms of the revised stockholders agreement and DLJ rendered its oral opinion, which was subsequently confirmed by a written opinion, to the effect that, as of such date, based upon and subject to certain matters stated therein, the consideration to be paid pursuant to the Original Merger Agreement in the aggregate was fair, from a financial point of view, to the Stockholders. After considering these and other matters, at a meeting of the Hechinger Board on June 26, 1997 (the "June 26th Meeting"), at which all but one member of the Hechinger Board were present, those members of the Hechinger Board present unanimously approved the Stockholders Agreement and authorized the officers of the Company to execute and deliver the Original Merger Agreement substantially in the form provided to the Hechinger Board, with such changes as the officers of the Company agree. The member of the Hechinger Board who was not present at the June 26th Meeting subsequently indicated to the Chairman of the Hechinger Board his approval of the Stockholders Agreement and the Original Merger Agreement.

     Subsequent to the June 26th Meeting, legal counsel for Leonard Green and Builders Square continued to negotiate the terms of the BSQ Acquisition Agreement and related agreements.

     On July 17, 1997, Hechinger issued a press release announcing the execution and delivery of the Original Merger Agreement by the Company and Leonard Green. On that same date, Kmart and Leonard Green each issued press releases announcing the execution and delivery of the BSQ Acquisition Agreement and related documents. In addition, on July 17, 1997, the Stockholders Agreement was executed by the parties thereto.

     Since July 17, 1997, management of Hechinger provided Leonard Green with certain financial information relating to the Company's business and operations. On August 22, 1997, representatives of Leonard Green informed management of Hechinger that they were concerned with the financial information provided by Hechinger and the deterioration of the Company's business described therein. At that time, representatives of Leonard Green indicated to management of Hechinger that they were considering either terminating the Original Merger Agreement or requesting a reduction in the purchase price from $3.00 per share. On August 25, 1997, representatives of Leonard Green contacted representatives of DLJ concerning a proposed downward adjustment of the purchase price from $3.00 per share to $2.00 per share based on Hechinger's current business and operations. On August 26, 1997, representatives of DLJ, after consulting with management of Hechinger, informed Leonard Green that a purchase price of $2.00 per share was unacceptable but indicated that an adjustment of the purchase price to $2.50 and the elimination of the Company Adverse Change Condition would be a proposal it could recommend to the Company. The elimination of the Company Adverse Change Condition was sought so that such provision in itself would not be grounds for termination of the Merger Agreement. See "The Merger Agreement -- Conditions to Consummation of the Merger," "-- Financing" and "Financing of the Merger." At that time and during subsequent conversations between Leonard Green and DLJ, Leonard Green made a counter offer of $2.25 per share. On August 27, 1997, after further negotiations among representatives of Leonard Green, Hechinger and DLJ, representatives of Hechinger and Leonard Green agreed, subject to approval of the Hechinger Board and receipt of an acceptable opinion from DLJ, to a revised purchase price of $2.375 per share and the amendment of the Original Merger Agreement to remove the Company Adverse Change Condition. "Company Adverse Change Condition" was the condition in the Original Merger Agreement to Acquisition's and BSQ Acquisition's obligation to close the transactions contemplated therein based on the occurrence after the date of the Original Merger Agreement of any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect. There is no understanding or agreement, tacit or otherwise, that there will be further changes to the proposed per share price payable pursuant to the Merger Agreement. In the event that the purchase price of $2.375 per share payable to the holders of Common Stock pursuant to the Merger Agreement is adjusted further, Hechinger will provide revised proxy materials to the Stockholders and resolicit proxies from such Stockholders.

     On August 27, 1997, at a special meeting of the Hechinger Board (the "August 27th Meeting"), the Hechinger Board met to consider and act upon the proposed amendments to the Original Merger Agreement, including the adjusted purchase price of $2.375 per share and the removal of the Company Adverse Change Condition. At the August 27th Meeting, DLJ and the Company's legal counsel made presentations concerning the proposed amendments to the Original Merger Agreement and DLJ rendered its oral opinion, which was subsequently confirmed by a written opinion, to the effect that, as of such date, based upon and subject to certain matters stated therein, the consideration to be paid in the Merger in the aggregate was fair, from a financial point of view, to the Stockholders. After considering these and other matters, the Hechinger Board unanimously approved the Merger and the amendment to the Original Merger Agreement and authorized the officers of the Company to execute and deliver the Amendment.

     On August 28, 1997, Hechinger issued a press release announcing the Amendment to the Original Merger Agreement.

RECOMMENDATION OF THE HECHINGER BOARD; HECHINGER'S REASONS FOR THE MERGER

     At its meeting on June 26, 1997, the Hechinger Board approved the Original Merger Agreement and determined that the merger under the Original Merger Agreement (the "Original Merger") is in the best interests of the Stockholders and recommended that the Stockholders approve and adopt the Original Merger Agreement and the Original Merger. In reaching this determination, the Hechinger Board consulted with legal counsel concerning the duties of the Board, regulatory matters and the terms of the Original Merger Agreement. The Hechinger Board also consulted with DLJ, Hechinger's financial advisor, with respect to the financial aspects and fairness of the transaction, as well as with senior management. The material factors considered by the Hechinger Board were the following:

          1. The results of a process commenced in May 1996 in which DLJ solicited indications of interest from entities that Hechinger and DLJ identified as possibly having an interest in acquiring Hechinger, which results indicated that the receipt of an all cash offer at a price in excess of $3.00 was unlikely to be obtained in the near term.

          2. The absence of any offer or any other indication of interest for the Company following an announcement by the Company on June 17, 1997 that it was in discussions with an unnamed party with respect to a possible transaction in which the Stockholders of the Company would receive $3.00 per share in cash.

          3. The opinion of DLJ, Hechinger's financial advisor, that, as of such date, based upon and subject to certain matters stated therein, the consideration to be paid pursuant to the Original Merger Agreement, in the aggregate, was fair, from a financial point of view, to the Stockholders. See "-- Opinion of Financial Advisor." The Hechinger Board was aware that the "Comparable Company Analysis" and the "Comparable Acquisition Analysis" included within the range of values derived by DLJ in such analyses values above the proposed purchase price of $3.00 per share. The Hechinger Board considered the fact that the proposed purchase price of $3.00 per share was within the range of values derived by DLJ for these analyses and that such analyses represented only two of the analyses performed by DLJ in rendering their opinion to the Hechinger Board. In addition, such analyses were considered in relation to and together with all analyses prepared and presented by DLJ as well as the other factors described herein. Because the Hechinger Board decided that treating the holders of Class A Common Stock and Class B Common Stock identically in negotiating the terms and conditions of the Original Merger Agreement would result in the greatest likelihood of obtaining maximum value for all of the Stockholders, the Hechinger Board did not request nor did it receive separate opinions from DLJ for the holders of the Class A Common Stock and the Class B Common Stock. In considering such opinion, the Hechinger Board was aware of DLJ's ownership of certain outstanding indebtedness of Hechinger and that, upon delivery of their opinion, DLJ became entitled to certain fees in connection with its engagement and that additional fees would become payable to DLJ contingent upon consummation of the transactions contemplated by the Original Merger Agreement. In addition, the Hechinger Board also considered that the additional leverage which would be incurred in connection with the Merger could affect the creditworthi-ness of Hechinger after the consummation of the Merger and, accordingly, cause the Company's outstanding indebtedness to trade at a greater discount than prior to the announcement of the Original Merger Agreement. The Company did not enter into any special arrangements with DLJ with respect to any of the Hechinger securities owned by DLJ nor did it believe that such ownership affected DLJ's independence in rendering its opinion. See "-- Opinion of Financial Advisor."

          4. The presentation and views expressed by the senior management of Hechinger regarding (i) the financial condition, result of operations, business and prospects of Hechinger generally, (ii) the financial condition, result of operations, business of Hechinger during the five months prior to June 24, 1997 and (iii) the increasingly competitive environment in which Hechinger operates. Such presentation also included a liquidation analysis prepared by management of Hechinger which showed that Stockholders would receive substantially less than $3.00 per share in cash in connection with a hypothetical liquidation of the Company.

          5. The presentations of DLJ in connection with such opinion as to the various financial and other considerations deemed relevant to the Hechinger Board's evaluation of the merger pursuant to the Original Merger Agreement, including (a) a discounted cash flow analysis of Hechinger; (b) a review and analysis of the historical and current market prices and trading patterns of the Common Stock and the market prices and financial data relating to other companies deemed by DLJ to be comparable to Hechinger;
     (c) a review and analysis of the prices and premiums paid in, and other terms of, acquisition transactions deemed to be relevant for purposes of DLJ's analysis; (d) an analysis of certain other publicly traded companies; and (e) an analysis of the implied price of the shares of Common Stock based on familiarity with, and trends in, the industry.

          6. The Hechinger Board's familiarity with the Hechinger's business, financial condition, results of operations, business strategy and prospects, current industry, economic and market conditions, and the Hechinger Board's assessment of the benefits and risks associated with remaining independent.

          7. The fact that the Original Merger Agreement provided for all cash consideration at a price representing more than 118.2% premium over the closing price of a share of Class A Common Stock and a 7.7% discount over the closing price of a share of Class B Common Stock on June 10, 1997, one week prior to Hechinger's announcement that it was in discussions with respect to a possible transaction and a 45.5% premium over the closing price of a share of Class A Common Stock and a 14.3% discount over the closing price of a share of Class B Common Stock on June 16, 1997. The Hechinger Board also noted that subsequent to June 16, 1997 and prior to the announcement of the execution of the Original Merger Agreement there was an unusual increase in volume and the trading price of the Common Stock well in excess of recent values and prices, which may have been attributable to rumors of a possible transaction.

          8. The historically limited trading volume of the Class B Common Stock and that the holders of Class B Common Stock, including holders of fewer than 100 shares, would likely be unable to sell all or a substantial portion of their shares for the quoted market value of such shares or realize the value represented by the quoted market price of such shares.

          9. The terms and conditions of the Stockholders Agreement, including the fact that the Significant Stockholders, who collectively own shares representing approximately 64.9% of the total voting power of the outstanding Common Stock, agreed, among other things, until the earlier of
     (i) the Effective Time or (ii) the date on which the Original Merger Agreement is terminated, (a) not to sell 295,293 shares of Class A Common Stock and 5,163,558 shares of Class B Common Stock (an aggregate of 5,458,851 shares of Common Stock), (b) to vote 861,064 shares of Class A Common Stock and 8,180,813 shares of Class B Common Stock (an aggregate of 9,041,877 shares of Common Stock representing approximately 64.9% of the total voting power of the outstanding Common Stock) to approve and adopt the Original Merger

     Agreement and the Original Merger, and (c) to vote against any action or agreement which would or could interfere or impede the Original Merger, including, without limitation, any Acquisition Proposal. See "The Stockholders Agreement."

          10. The desire of the Significant Stockholders to effect the Original Merger.

          11. The terms and conditions of the Original Merger Agreement, including the likelihood that the conditions to the Original Merger will be satisfied.

          12. The fact that the Original Merger would be a taxable transaction to the Stockholders.

          13. The possible impact of the Original Merger and the alternative of remaining independent on Hechinger's business, prospects, customers and employees.

          14. The fact that following consummation of the Original Merger, the current Stockholders of Hechinger will no longer participate in any increases or decreases in the value of Hechinger's business.

          15. The fact that the Original Merger Agreement provided for all cash consideration at a price representing a significant discount to the book value of the shares of Common Stock. The Hechinger Board believed that the goodwill associated with the acquisition of Home Quarters as recorded as an asset on the Company's Financial Statements is fairly stated and fully realizable and the other assets on the Company's balance sheet are recorded at their value. The Hechinger Board also considered that book value is not necessarily indicative of market value when considering the sale of the Company in its entirety. Other factors impacted the Hechinger Board's view of the market value of the shares of Common Stock in relation to the book value of such shares, including: (i) the increasingly competitive environment in which the Company operates; (ii) the financial condition, results of operations, business and prospects of Hechinger; (iii) the liquidation analysis prepared by management of Hechinger; (iv) the presentation of DLJ; and (v) the other factors described herein.

     At its meeting on August 27, 1997, the Hechinger Board approved the Merger Agreement and determined that the Merger is in the best interests of the Stockholders and recommended that the Stockholders approve and adopt the Merger Agreement and the Merger. In reaching this determination, the Hechinger Board consulted with legal counsel concerning the duties of the Board, regulatory matters and the terms of the Merger Agreement. The Hechinger Board also consulted with DLJ, Hechinger's financial advisor, with respect to the financial aspects and fairness of the transaction, as well as with senior management. At the August 27th Meeting, the Hechinger Board considered all of the factors set forth above in connection with the June 26th Meeting, to the extent applicable, as well as the following additional factors:

          1. The absence of any offer or any other indication of interest for the Company following an announcement by the Company on July 17, 1997 of the execution and delivery of the Original Merger Agreement.

          2. The opinion of DLJ, Hechinger's financial advisor, that, as of such date, based upon and subject to certain matters stated therein, the consideration to be paid pursuant to the Merger Agreement, in the aggregate, is fair, from a financial point of view, to the Stockholders. See "-- Opinion of Financial Advisor." Because the Hechinger Board decided that treating the holders of Class A Common Stock and Class B Common Stock identically in negotiating the terms and conditions of the Merger
     Agreement would result in the greatest likelihood of obtaining maximum value for all of the Stockholders, the Hechinger Board did not request nor did it receive separate opinions from DLJ for the holders of the Class A Common Stock and the Class B Common Stock. In considering such opinion, the Hechinger Board was aware of DLJ's ownership of certain outstanding indebtedness of Hechinger and that, upon delivery of their opinion, DLJ became entitled to certain fees in connection with its engagement and that additional fees would become payable to DLJ contingent upon consummation of the Merger. In addition, the Hechinger Board also considered that the additional leverage which would be incurred in connection with the Merger could affect the credit worthiness of Hechinger after the consummation of the Merger and, accordingly, cause the Company's outstanding indebtedness to trade at a greater discount than prior to the announcement of the Original Merger Agreement. The Company did not enter into any special arrangements with DLJ with respect to any of the Hechinger securities owned by DLJ nor did it believe that such ownership affected DLJ's independence in rendering its opinion. See "-- Opinion of Financial Advisor."

          3. The presentation and views expressed by the senior management of Hechinger regarding (i) the financial condition, result of operations, business and prospects of Hechinger generally, (ii) the financial condition, result of operations, business of Hechinger during the seven months prior to August 27, 1997 and (iii) the increasingly competitive environment in which Hechinger operates. Such presentation also included a liquidation analysis prepared by management of Hechinger which showed that Stockholders would receive substantially less than $2.375 per share in connection with a hypothetical liquidation of the Company.

          4. The presentations of DLJ in connection with such opinion as to the various financial and other considerations deemed relevant to the Hechinger Board's evaluation of the Merger, including: (a) a discounted cash flow analysis of Hechinger; (b) a review and analysis of the historical and current market prices and trading patterns of the Common Stock and the market prices and financial data relating to other companies deemed by DLJ to be comparable to Hechinger; (c) a review and analysis of the prices and premiums paid in, and other terms of, acquisition transactions deemed to be relevant for purposes of DLJ's analysis; (d) an analysis of certain other publicly traded companies; and (e) an analysis of the implied price of the shares of Common Stock based on familiarity with, and trends in, the industry.

          5. The fact that the Merger Agreement provides for all cash consideration at a price representing a 9.5% discount over the closing price of a share of Class A Common Stock and a 15.5% discount over the closing price of a share of Class B Common Stock on August 26, 1997, the date prior to the execution of the Merger Agreement.

          6. The terms and conditions of the Merger Agreement, including the likelihood that the conditions to the Merger will be satisfied. In this regard, the Hechinger Board considered the removal of the Company Adverse Change Condition.

          7. The fact that the Merger Agreement provided for all cash consideration at a price representing a significant discount to the book value of the shares of Common Stock. The Hechinger Board believed that the goodwill associated with the acquisition of Home Quarters as recorded as an asset on the Company's Financial Statements is fairly stated and fully realizable, and the other assets on the Company's balance sheet are recorded at their value. The Hechinger Board also considered that book value is not necessarily indicative of market value when considering the sale of the Company in its entirety. Other factors impacted the Hechinger Board's view of the market value of the shares of Common Stock in relation to the book value of such shares, including: (i) the increasingly competitive environment in which the Company operates; (ii) the financial condition, results of operations, business and prospects of Hechinger;
     (iii) the liquidation analysis prepared by management of Hechinger; (iv) the presentation of DLJ; and (v) the other factors described herein.

     Concerns regarding the taxable nature of the transaction were offset by the facts that the consideration to be paid represented a significant premium to the recent historical market prices of the Class A Common Stock, was to be paid entirely in cash and that the holders of Class B Common Stock would not otherwise likely be able to receive a value greater than or equal to $2.375 per share for all or a substantial portion of such holders' shares of Class B Common Stock due to the historically limited trading volume of the Class B Common Stock. Furthermore, the Hechinger Board believed that a significant advantage of an all cash, taxable transaction was that the Stockholders would be assured of a specific return on their investment in Hechinger, and would not be subject to future business risks of the combined entity's operations that would result from the acquisition of securities issued by a potential acquiror in a tax free transaction.

     The foregoing discussion of the information and factors considered by the Hechinger Board during the course of its deliberations prior to entering into the Original Merger Agreement and the Merger Agreement is intended as a summary of such information and factors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Hechinger Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Hechinger Board may have given different weights to different factors.

CERTAIN ASPECTS OF THE MERGER

     Pursuant to the terms of the Merger Agreement, Stockholders will receive a $2.375 per share cash price for each share of Common Stock. This represents a 9.5% discount over the closing price of the Class A Common Stock, and 15.5% discount over the Class B Common Stock on August 26, 1997, one day prior to Hechinger's entering into the Merger Agreement. Such consideration represents a 137.5% premium over the closing price of a share of Class A Common Stock, and 9.5% discount over the closing price of a share of Class B Common Stock, over the lowest closing price of a share during the twelve months prior to the execution of the Merger Agreement and a 44.1% discount over the closing price of a share of Class A Common Stock, and 56.8% discount over the closing price of a share of Class B Common Stock, over the highest closing price of a share during the twelve months prior to the execution of the Merger Agreement.

     The $2.375 per share cash payment will be taxable to the Stockholders, at capital gains or ordinary income rates, depending upon each Stockholder's particular circumstances. See "Certain Federal Income Tax Consequences of the Merger." In addition, Stockholders will no longer have an ownership interest in Hechinger and thus will not participate in the future results of operations of Hechinger. Consequently, Stockholders will not derive any benefit from improvements in Hechinger's operations during future periods. Similarly, because the consideration to be received by the Stockholders will consist exclusively of cash, Stockholders will not have any ownership interest in the combined entity and thus will not participate in any future benefits to the combined entity's operations resulting from the Merger. Furthermore, while the per share consideration to be paid to the Stockholders under the terms of the Merger Agreement represents a significant premium over the recent historical market prices of the shares of Class A Common Stock, the Company believes that the speculation concerning the possible sale of Hechinger in the immediate periods prior to and subsequent to Hechinger's announcement that it had received an offer to enter into negotiations resulted in unusually high trading and increased the prices of the shares of Class A Common Stock and Class B Common Stock. As a result, Stockholders who acquired their shares immediately prior to or subsequent to that announcement, or the announcement of the execution of the Original Merger Agreement, may receive a significantly lower return on their investment than Stockholders who purchased their shares prior to that time, and Stockholders who acquired shares of Class B Common Stock may realize a loss on such shares.

OPINION OF FINANCIAL ADVISOR

     On April 25, 1997, Hechinger retained DLJ to act as its financial advisor in connection with the Merger Agreement and the transactions contemplated thereby. In its role as financial advisor to Hechinger, Hechinger asked DLJ to render an opinion to the Hechinger Board as to the fairness from a financial point of view of the consideration to be received by the Stockholders in the Merger. The Company did not request nor did it receive separate opinions from DLJ for the holders of the Class A Common Stock and the Class B Common Stock. Annex D sets forth the DLJ Opinion, including the factors considered, the assumptions made and the procedures followed, by DLJ in rendering its opinion. Stockholders should read and review Annex D to this Proxy Statement fully and carefully.

     DLJ made presentations to the Hechinger Board on June 10, 1997 and June 24, 1997. On June 24, 1997, DLJ rendered an oral opinion, in connection with the Original Merger Agreement, which was subsequently confirmed by a written opinion on July 17, 1997, that, as of such dates, based upon and subject to certain matters stated therein, the consideration to be paid pursuant to the Original Merger Agreement is fair, in the aggregate, from a financial point of view to the Stockholders.

     On August 27, 1997, DLJ rendered an oral opinion in connection with the Merger Agreement, which was subsequently confirmed by a written opinion on August 28, 1997, and on the date of this Proxy Statement, that as of such dates, based upon and subject to certain matters stated therein, the consideration to be paid in the Merger was fair, in the aggregate, from a financial point of view to the Stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF DLJ, DATED AS OF THE DATE OF THIS PROXY STATEMENT, IS ATTACHED HERETO AS ANNEX D. STOCKHOLDERS SHOULD READ AND REVIEW THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY DLJ IN CONNECTION WITH SUCH OPINION. THE DLJ OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS IN THE MERGER IN THE AGGREGATE FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS. THE DLJ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE WRITTEN OPINION OF DLJ, DATED AS OF THE DATE OF THIS PROXY STATEMENT SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ANNEX D.

     Hechinger selected DLJ to act as its financial advisor because of DLJ's expertise and DLJ's familiarity with Hechinger. DLJ was not retained as an advisor or agent to the Stockholders of Hechinger nor any other person and rendered the DLJ Opinion solely for the benefit of the Hechinger Board. DLJ is a nationally recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, leveraged buy-outs and valuations for estate, corporate and other purposes. Hechinger did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

     In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the Hechinger Certificate of Incorporation. DLJ also reviewed financial and other information that was publicly available or furnished to it by Hechinger, including information provided during discussions with Hechinger's management. Included in the information provided during discussions with Hechinger's management were certain financial projections for Hechinger prepared by Hechinger's management. In addition, DLJ compared certain financial and securities data of Hechinger with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

     In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Hechinger or its representatives or that was otherwise reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hechinger as to the future operating and financial performance of Hechinger. DLJ did not assume responsibility for making any independent evaluation of the assets, liabilities or operations of Hechinger, nor did DLJ make any independent verification of the information reviewed by it. DLJ relied as to certain legal matters on advice of Hechinger's counsel.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. The DLJ Opinion states that, although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. The DLJ Opinion does not address the relative merits of the Merger or any other business strategies being considered by the Hechinger Board, nor does it address the Board's decision to proceed with the Merger or any other aspect of the Merger or related transactions. Rather, the DLJ Opinion only addresses the fairness of the consideration to be received by the Stockholders in the Merger in the aggregate from a financial point of view.

     DLJ made a presentation to the Hechinger Board on August 27, 1997 in connection with a written opinion dated August 28, 1997. The presentation to the Hechinger Board on August 27, 1997 by DLJ was made at the request of the Hechinger Board because the consideration proposed to be paid pursuant to the Merger Agreement was different from the consideration proposed to be paid pursuant to the Original Merger Agreement. The following summarizes all the material financial analyses performed by DLJ in arriving at this opinion, which DLJ discussed with the Hechinger Board.

     Comparable Company Analyses. DLJ compared selected historical and projected operating information, stock market data and financial ratios for Hechinger to selected historical and projected operating information, stock market data and financial ratios of certain other publicly traded home improvement products retailing companies that are classified under the same S.I.C. code and deemed to be similar by DLJ. The comparable companies included:
BMC West Corporation, Eagle Hardware & Garden, Inc., Payless Cashways, Inc., Wickes Lumber Company and Wolohan Lumber Co. DLJ did not include Home Depot and Loews in its Comparable Company Analysis because it concluded that their respective growth rates and profit margins were sufficiently disproportionate to those of the Company and, accordingly, they were not comparable entities. For these comparable companies, an analysis of current enterprise value (defined as trading equity value adjusted by adding long-term debt (at face value) and subtracting cash and short-term investments) to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") yielded a range of 4.7 to 14.7 times EBITDA with a median of 6.9 times EBITDA, compared to 12.9 times and 9.7 times EBITDA of $42.0 million (using face value and market value of Hechinger's debt, respectively) for Hechinger in the Merger. An analysis of current enterprise value to latest twelve months earnings before interest and taxes ("EBIT") yielded a range of 8.7 to 19.3 times EBIT with a median of 10.2 times EBIT. Because Hechinger's EBIT is negative, any comparison with multiples thereof in the Merger would not be instructive. DLJ indicated that the ratio of enterprise value to latest twelve months EBITDA multiples calculated for Hechinger based on the financial terms of the Merger were within the ranges of multiples of the comparable companies and/or above the medians with respect thereto.

     Comparable Acquisition Analysis. DLJ reviewed acquisitions involving home improvement products retailing companies during the period from January 1, 1994 to June 24, 1997 but believed only the acquisition of Rickel Home Centers, Inc. ("Rickel") and Channel Home Centers, Inc. ("Channel") by a leveraged buyout firm to be relevant for valuation purposes. This transaction was deemed relevant because it is the only acquisition which involved the acquisition of two companies in an industry comparable to Hechinger, which companies held a similar market position to Hechinger. In examining this transaction, DLJ analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration paid. The multiples analyzed included total transaction value (defined as transaction equity value adjusted by adding long-term debt (at face value) and subtracting cash and short-term investments) as a multiple of latest twelve months revenues, EBITDA and EBIT. An analysis of these ratios yielded a range of value for the Common Stock of between ($14.87) and ($1.81) and between ($11.69) and $1.36 (using face value and market value of the debt, respectively), as compared to the Merger Consideration of $2.375 per share.

     Acquisitions Premium Analysis. DLJ's analysis also indicated that the average percentage premium of offer prices to trading prices one day, one week and one month prior to the date of the announcement of discussions for 164 publicly announced transactions (between January 1, 1994 and July 25, 1997 and of a transaction size between $50 and $250 million) was 36.6%, 42.9%, and 51.2%, respectively. The consideration to be received by the Stockholders pursuant to the Merger Agreement of $2.375 per share represented a premium to Class A Common Stock based on the closing Class A Common Stock price one day, one week and one month prior to June 7, 1997 (a date prior to Hechinger's public disclosure of negotiations with an unnamed potential acquiror on June 17, 1997) of 52.0%, 90.0%, and 52.0%, respectively, and a discount to Class B Common Stock based on the closing Class B common stock price one day, one week and one month prior to June 7, 1997 (a date prior to Hechinger's public disclosure of negotiations with an unnamed potential acquiror on June 17, 1997) of (26.9%), (26.9%), and (29.6%), respectively.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of Hechinger. DLJ performed this analysis based on the Case 3 Estimates (as defined) provided by Hechinger's management. Using assumed weighted average costs of capital between 15.0% and 17.0% and terminal EBITDA multiples of 4.0 times to 5.0 times, the analysis yielded values ranging from ($5.01) to ($4.38) per share and from ($1.82) to ($1.20) per share of the Common Stock (using face value and market value of the debt, respectively).

     DLJ performed the same valuation analysis to render the DLJ Opinion on August 28, 1997 as it did to render its opinion dated July 17, 1997 (the "Initial DLJ Opinion") except that (i) in connection with its discounted cash flow analysis, DLJ relied on the Case 3 Estimates to render the DLJ Opinion versus the Case 1 and 2 Estimates to render the Initial DLJ Opinion and (ii) in connection with the comparable company analysis, DLJ updated such analysis for the recent financial results of the comparable companies and Hechinger to render the DLJ Opinion. The Case 3 Estimates forecasted lower future cash flows and sales and Hechinger's results for the quarter ended August 2, 1997 reflected, among other things, lower sales than previous quarters.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Hechinger that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analysis, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters including but not limited to the operating performance of various companies in the retail sector, weather patterns and its effect on the Company's and its competitors' performance, overall trends in the Gross Domestic Product and its effects on the Company's industry. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated April 25, 1997 (the "Engagement Letter"), Hechinger has agreed (i) to pay to DLJ (a) a retainer fee of $100,000, payable upon execution of the Engagement Letter, (b) a fee of $500,000 at the time DLJ delivers the DLJ Opinion to the Hechinger Board, (c) upon consummation of the Merger, an amount equal to $3,600,000 plus one and two tenths percent (1.20%) of the aggregate amount of consideration paid per share of Common Stock to Hechinger and/or its Stockholders in excess of $100,000,000 in connection with the Merger, less the amounts paid by Hechinger pursuant to clauses (i)(a) and (i)(b) above and (ii) upon request by DLJ from time to time, to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder. The maximum aggregate compensation to be received by DLJ in connec-tion with the Merger is $3.6 million. DLJ and Hechinger negotiated this fee arrangement at arm's length and the Hechinger Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ and Hechinger believe that the terms of this fee arrangement are customary in transactions of this nature.

     In the ordinary course of its business, DLJ actively trades the securities of Hechinger for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in Hechinger's securities. As of August 24, 1997, DLJ owned $1.5 million of the 5.50% Convertible Subordinated Debentures, $6.5 million of the 9.45% Senior Debentures due 2012 and $7.3 million of the 6.95% Senior Notes due 2003. There are no special arrangements or understandings between Hechinger and DLJ with regard to these securities. DLJ has performed investment banking and other services for Hechinger in the past including obtaining a revolving credit facility in 1996. Hechinger has compensated DLJ for such services. In addition, DLJ has performed investment banking and other services for Leonard Green and its affiliates in the past (including a $102 million initial public offering for Twinlab Corporation in November 1996, a $100 million high yield offering, $7.5 million preferred stock investment and $0.2 million common stock investment for Twinlab Corporation in May 1996, a $408.8 million initial public offering for Thrifty-Payless, Inc. in February 1996, and a $100 million high yield offering for Carr-Gottstein Foods Co. in October 1995) and has received customary compensation for such services. DLJ believes that none of the matters described herein, including DLJ's ownership of Hechinger's securities, prevented DLJ from rendering the DLJ Opinion in an independent manner.

CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

     At the request of DLJ, and in connection with its oral opinion of June 24, 1997, and its written opinion of July 17, 1997, Hechinger prepared two sets of certain nonpublic estimates reflecting management's views as to the possible future performance of Hechinger over the five fiscal years ending January 2002. This information was provided to DLJ on a confidential basis. The first set of these estimates were (a) Hechinger's revenue would be $2,043.0, $1,912.0, $1,845.0, $1,845.0 and $1,845.0 ($ in millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively, and (b) Hechinger's EBITDA would be $68.5, $53.0, $53.4, $53.4 and $53.4 ($ in millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively (the "Case 1 Estimates"). The second set of estimates reflected lower revenue growth estimates and EBITDA margins than the Case 1 Estimates (the "Case 2 Estimates"). The Case 2 Estimates were (a) Hechinger's revenues would be $1,973.0, $1,837.0, $1,700.0, $1,700.0 and $1,700.0 ($ in millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively, and (b) Hechinger's EBITDA would be $59.5, $44.0, $34.2, $34.2 and $34.2 ($ in millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively.

     At the request of DLJ, and in connection with its oral opinion of August 27, 1997, and its written opinion of August 28, 1997, Hechinger prepared a third set of nonpublic estimates reflecting management's view as to the possible future performance of Hechinger over the five fiscal years ending in January 2002 (the "Case 3 Estimates"). The Case 3 Estimates were (a) Hechinger's revenues would be $1,879.2, $1,648.0, $1,566.0, $1,566.0 and $1,566.0 ($ in
millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively, and (b) Hechinger's EBITDA would be $40.4, $37.0, $32.6, $32.6 and $32.6 ($ in millions) for the years ending January 1998, 1999, 2000, 2001 and 2002, respectively.

     THE ESTIMATES REFERRED TO ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE CASE 1, CASE 2 AND CASE 3 ESTIMATES ARE INCLUDED IN THIS PROXY STATEMENT SOLELY BECAUSE SUCH INFORMATION WAS PROVIDED TO DLJ. NONE OF HECHINGER, DLJ OR HECHINGER'S INDEPENDENT AUDITORS ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. IN ADDITION, BECAUSE THE ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT

ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE ESTIMATES WILL BE REALIZED; ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. NEITHER HECHINGER'S AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FOREGOING ESTIMATES, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION.

     These estimates do not give effect to the Merger and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Hechinger Board with respect to the Merger Agreement and the Merger, Stockholders should be aware that certain members of the Hechinger Board and Hechinger management have certain interests that are in addition to the interests of Stockholders generally, including the payments to be made in respect of options of Hechinger in connection with the Merger Agreement, severance arrangements, other stock incentive arrangements and retirement plans which contain provisions that would be triggered by a change of control of Hechinger. Under these plans and agreements, a change in control will occur at the Effective Time. The aggregate amount to be received by members of the Hechinger Board as a result of the Merger is approximately $18.0 million, in addition to the amount to be paid in respect of such members' Class A Common Stock and Class B Common Stock in the Merger. Such amount will be received by members of the Hechinger Board no later than 15 days after consummation of the Merger, except for certain payments relating to severance, which will be received, assuming consummation of the Merger, no later than 15 days after termination of employment. Payments under such plans and agreements are being made pursuant to binding agreements with present and former officers and directors of Hechinger, which were in effect prior to the execution of the Original Merger Agreement and were not affected by the Amendment. Such matters were considered by the Hechinger Board in approving the Merger Agreement and the transactions contemplated thereby and the following describes all material additional interests of the members of the Hechinger Board relating to the Merger.

  Options

     The Merger Agreement provides that promptly after the Effective Time, each holder of In the Money Options issued under the Stock Option Plans will receive a payment in an amount equal to the difference between (i) the product of (A) $2.375 multiplied by (B) the aggregate number of shares of Common Stock issuable upon exercise of all In the Money Options held by such holder and (ii) the aggregate exercise price payable upon such exercise. No payment will be made with respect to any option having a per share exercise price equal to or greater than $2.375 and, in accordance with the terms of the Merger Agreement, such options will be terminated prior to the Closing. The aggregate cash payments to be received by directors, Named Executive Officers and Senior Vice Presidents of Hechinger in exchange for their stock options will be approximately $152,688, $10,000 of which will be received by the Non-Employee Directors in the aggregate.

  Severance Agreements

     Under the terms of the Named Executive Officers Severance Agreements dated April 10, 1997 entered into by Hechinger and each of the Named Executive Officers, each of whom is a member of the Hechinger Board, each Named Executive Officer will receive a benefit equal to three times the sum of his annual salary and the average of his last three annual bonuses if the executive is terminated for reasons other than cause, death, disability or retirement or by the Named Executive Officer for "good reason" within two years following a change in control of Hechinger. Each Named Executive Officer also is eligible for additional benefits for thirty-six months in the event of such termination. These additional benefits include existing medical, dental and life insurance (provided the executive pays the premiums due under such plans); merchandise discounts; outplacement services; monthly auto allowances up to an annual cost of $13,200; payment of excise taxes incurred in connection with the payments received; and payment of legal fees if any of the Named Executive Officers are forced to litigate to enforce their rights and are successful. The Named Executive Officers Severance Agreements contain confidentiality requirements applicable to the Named Executive Officers during and after their employment with Hechinger. Pursuant to the terms of the Named Executive Officers Severance Agreements, the Named Executive Officers would receive, excluding certain additional benefits, in the aggregate approximately $5.7 million (plus the payment of any applicable excise taxes) in the event of termination within two years following a change in control of Hechinger.

     Under the terms of the Senior Vice Presidents Severance Agreements dated April 10, 1997, entered into by Hechinger and each of the Senior Vice Presidents, each Senior Vice President will receive a benefit equal to 1.5 times the sum of his or her annual salary and the average of his or her last three annual bonuses if (i) the Senior Vice President is terminated for reasons other than cause, death, disability or retirement or (ii) the Senior Vice President terminated the Agreement for "good reason" within two years following a change in control of Hechinger. Each Senior Vice President also is eligible to receive certain additional benefits as described above for the Named Executive Officers for a period of eighteen months. Pursuant to the terms of the Senior Vice Presidents Severance Agreements, the Senior Vice Presidents would receive in the aggregate approximately $4.5 million, including $464,801 for S. Ross Hechinger, who is a member of the Hechinger Board, who is a member of the Hechinger Board, in the event of termination within two years following a change in control of Hechinger.

  Stock Incentive Agreements

     Hechinger's 1992 Restricted Stock Award Agreement and the Performance Restricted Stock Award Agreements each contain change in control arrangements that will be triggered by the Merger. These include: (i) 25,500 shares of restricted stock which have been issued to Mr. Cort pursuant to a 1992 Restricted Stock Award Agreement and (ii) 100,000 shares, 100,000 shares and 60,000 shares of Class A Common Stock which were awarded in 1995 to Mr. Hechinger, Jr., Mr. Cort and Mr. McClelland, respectively, under Performance Restricted Stock Award Agreements. The aggregate amount to be received by Mr. Hechinger, Jr., Mr. Cort and Mr. McClelland under these agreements in the event of a change of control is approximately $678,063.

     The Stock Incentive Agreements generally provide that in the event the Named Executive Officer's employment is terminated following a change in control due to death, disability, by the executive for good reason or by Hechinger other than for cause, the restrictions on such shares granted shall lapse and the executive shall receive such shares free of restrictions. The Stock Incentive Agreements also provide for additional payments to compensate for any excise taxes incurred in connection with the exercise of any option or receipt of any benefits. Adjustments or substitutions may be made to the number of shares granted following a change in control, only insofar as such changes do not have a material adverse effect on the Named Executive Officer.

  Retirement Plans

     The Named Executive Officers are covered by the SERP, between each of the Named Executive Officers and Hechinger. Under the SERP, in the event of a change in control of Hechinger, Hechinger will fund a Trust for the Named Executive Officers in an amount sufficient to purchase annuities and make related tax payments for a ten-year period. The Trust will then purchase annuities and make related tax payments annually during the ten-year period unless, within two years of the change in control, such Named Executive Officer's employment is terminated by the executive for good reason or by Hechinger other than for cause; in which case, the Trust will purchase an annuity (and make the related tax payment) on behalf of the Named Executive Officers equal (together with any annuities already purchased for the executive by the Trust) to the expected benefit over such ten-year period. Hechinger also will make additional payments to compensate for excise taxes incurred in connection with the provision of such benefits. The aggregate amount that Hechinger would be required to fund to the Trust is approximately $7.7 million in the event of a change in control of Hechinger.

  The Hechinger Board and Certain Agreements

     Pursuant to the terms of Hechinger's 1991 Stock Incentive Plan, Non-Employee Directors receive a one-time award of a non-qualified stock option covering 8,000 shares of Class A Common Stock upon the date they are first elected to the Board, and also automatically receive each year a non-qualified stock option covering 2,000 shares of Class A Common Stock immediately following each annual meeting of the Stockholders. Non-Employee Directors are also eligible for a retirement benefit after completing five years of service as a Non-Employee Director. The benefit is equal to the annual fee paid to all Non-Employee Directors at the time of retirement and is payable annually for the number of years served as a Non-Employee Director. As of the date of this Proxy Statement, two of the Non-Employee Directors, Ms. Ann D. Jordan and Mr. Alan J. Zakon, are eligible for these benefits and would each receive approximately $130,000 in the event of a change in control of Hechinger. In addition, as of the date of this Proxy Statement, each of the Non Employee Directors individually owns 2,000 Options to purchase shares of Class A Common Stock each at an exercise price of $1.38 per share.

     John W. Hechinger, a director of Hechinger, is the beneficiary of the Hechinger Trust under the terms of the Trust Agreement. Pursuant to the terms of the Trust Agreement, in the event of a change in control of Hechinger, the Company is required to fund the Hechinger Trust in an amount sufficient to pay the benefits that Mr. Hechinger would be entitled to under the terms of a retirement agreement between Hechinger and Mr. Hechinger, subject to adjustment. The aggregate amount that Hechinger would be required to fund to the Hechinger Trust is approximately $3.2 million in the event of a change of control of Hechinger.

  Certain Non-Compete Arrangements

     Simultaneously with the execution of the Merger Agreement, John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland entered into certain arrangements with BSQ Acquisition and Acquisition pursuant to which they have agreed to limit their ability to compete with the Surviving Corporation and not to hire certain employees of Hechinger during for a period ranging from twelve
(12) to twenty-four (24) months.

  Certain Lease Arrangements

     During the last fiscal year, eleven of the Company's store sites were leased from Enterprises, a partnership consisting of members of the Hechinger and England families. The rentals paid by the Company to Enterprises under these leases in the Company's last fiscal year were $3.3 million. In the opinion of management, the terms of these leases were at least as favorable to the Company as those of leases which the Company has with unaffiliated lessors for comparable premises.

                              THE MERGER AGREEMENT

GENERAL

     The following is a description of the material terms of the Merger Agreement. Such description does not, however, purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Stockholders are urged to read the Merger Agreement in its entirety.

     The Merger Agreement provides, among other things, that subject to the approval of the Merger Agreement by the Stockholders and the satisfaction or waiver of the conditions to the Merger, Acquisition will merge with and into Hechinger in accordance with the DGCL. As a result of the Merger, Hechinger will be the Surviving Corporation and a wholly owned subsidiary of BSQ Acquisition. Pursuant to the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Acquisition, BSQ Acquisition or held in treasury, or as to which appraisal rights have been exercised) will be converted into the right to receive $2.375 in cash, without interest. In effect, the Merger Agreement will result in the purchase of all outstanding shares of the Common Stock by BSQ Acquisition. After the Merger, holders of Common Stock will possess no interest in, or rights as, Stockholders, other than the right to receive $2.375 per share in cash for each share of Common Stock owned on the Record Date.

EFFECTIVE TIME

     The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other time as is agreed to by Hechinger, BSQ Acquisition and Acquisition and specified in the Delaware Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable after all conditions contemplated by the Merger Agreement have been fulfilled or waived. Such time is hereinafter referred to as the Effective Time.

PAYMENT FOR SHARES

     The Merger Agreement provides that at or prior to the Effective Time, BSQ Acquisition shall make available or cause to be made available to a paying agent appointed by BSQ Acquisition with Hechinger's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments (a) to holders of Common Stock issued and outstanding immediately prior to the Effective Time and (b) to holders of Options (as defined) outstanding immediately prior to the Effective Time. The Merger Agreement further provides that not later than 15 days prior to the date fixed for the Special Meeting, Hechinger shall cause to be mailed to each person who was, as of the Record Date, a holder of record (other than BSQ Acquisition or Acquisition) of issued and outstanding shares of Common Stock, a form (mutually agreed to by Hechinger and Acquisition) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represent any such shares of Common Stock in exchange for payment therefor. The Merger Agreement further provides that Hechinger and, following the Effective Time, the Surviving Corporation shall each use their best efforts to mail the letter of transmittal to all persons who become holders of shares of Common Stock during the period between the Record Date and the close of business on the business day prior to the Effective Time. At any time after the Effective Time, upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. In the event any holder of shares of Common Stock, or of Options entitled to payment hereunder, holds an odd number of shares of Common Stock or has Options exercisable into an odd number of shares of Common Stock such that, in either case, such holder would otherwise receive a fractional cent, such fractional cent shall be rounded upwards to the next whole cent; provided, however, that the parties shall agree upon appropriate provisions in the letter of transmittal to minimize the amount of additional consideration being paid as a result thereunder. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be properly endorsed or otherwise in proper form for transfer and the person requesting payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligation of Hechinger, BSQ Acquisition and Acquisition to close the transactions contemplated by the Merger Agreement are subject to certain conditions including: (i) no statute, rule, regulation, administrative requirement, code, ordinance (a "Law"), or decree, injunction, judgment, order, ruling, arbitration award, assessment or writ (an "Order") shall have been enacted, entered, issued or promulgated by any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (a "Governmental Entity") (and be in effect) which prohibits or materially restricts the consummation of the transactions contemplated by the Merger Agreement; (ii) any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the transactions contemplated by the Merger Agreement; (iii) no Governmental Entity shall have notified either party to the Merger Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated thereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date; and (iv) the transactions contemplated by the Merger Agreement shall have been approved by the requisite vote of the Stockholders.

     The obligation of Hechinger to close the transactions contemplated by the Merger Agreement is also subject to the satisfaction of the following further conditions (unless waived by Hechinger): (i) all representations and warranties made by Acquisition or BSQ Acquisition in the Merger Agreement, any schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant thereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such schedule, agreement or instrument after the date of the Merger Agreement), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect (as defined), provided that whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this clause (i), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein; (ii) Acquisition and BSQ Acquisition shall have performed or complied in all material respects with all covenants and conditions contained in the Merger Agreement, any schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant thereto required to be performed or complied with by Acquisition or BSQ Acquisition either at or prior to the Closing; (iii) at the Closing, BSQ Acquisition shall deliver to Hechinger a certificate of the president or any vice president and secretary or any assistant secretary of Acquisition certifying to the matters set forth in clause (i) and (ii) above; and (iv) BSQ Acquisition shall have delivered, or shall have caused to be delivered, to Hechinger at or prior to the Closing the following: (a) a certified copy of the resolutions duly adopted by the Board of Directors of Acquisition and BSQ Acquisition authorizing the Merger Agreement and the transactions contemplated thereby; and (b) such other documents, instruments or certificates as shall be reasonably requested by Hechinger or its counsel.

     The obligation of BSQ Acquisition and Acquisition to close the transactions contemplated by the Merger Agreement is also subject to the following further conditions (unless waived by Acquisition): (i) all representations and warranties made by Hechinger in the Merger Agreement, any schedule or any agreement, certificate or instrument to be executed by Hechinger pursuant thereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such schedule, agreement or instrument after the date of the Merger Agreement), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect, provided that whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this clause (i), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein; (ii) except for any action requested or required to be taken by Hechinger pursuant to Section 7.6.3 of the Merger Agreement (relating to actions taken in compliance with certain antitrust laws), Hechinger shall have performed or complied in all material respects with all covenants and conditions contained in the Merger Agreement, any schedule or any agreement, certificate or instrument to be executed by Hechinger pursuant thereto required to be performed or complied with by Hechinger either at or prior to the Closing;
(iii) at the Closing, Hechinger shall deliver to BSQ Acquisition a certificate of the president or any vice president and secretary or any assistant secretary of Hechinger certifying to the matters set forth in clause (i) and (ii) above;
(iv) at the Closing, John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland shall have delivered agreements containing the covenants set forth in Exhibit B to the Merger Agreement (agreements limiting their ability to compete with the Surviving Corporation and to hire certain employees of Hechinger for a period ranging from twelve (12) to twenty-four (24) months from and after the Effective Date); (v) Hechinger shall have made or obtained, on terms reasonably satisfactory to BSQ Acquisition, all licenses, permits, franchises or authorizations (the "Permits") and approvals, authorizations, consents, qualifications or registrations, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication (the "Approvals") required to be filed with, delivered to, or required from any Governmental Entity or any third party in order to consummate the transactions contemplated by the Merger Agreement and permit the Surviving Corporation to continue Hechinger's business in substantially the manner as it is being conducted as of the Merger Agreement (after giving effect to the transactions contemplated by the BSQ Acquisition Agreement), except where the failure to obtain such Permits or Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (vi) Hechinger shall have delivered, or shall have caused to be delivered, to BSQ Acquisition at or prior to the Closing the following: (a) to the extent requested by BSQ Acquisition, resignations of the directors and officers of Hechinger and each of Hechinger's subsidiaries effective as of the Closing; (b) certified copies of the resolutions duly adopted by the Hechinger Board and by the Stockholders, authorizing the Merger Agreement and the transactions contemplated thereby; (c) the corporate seal, minute books and stock transfer books of Hechinger; and (d) such other documents, instruments or certificates as shall be reasonably requested by BSQ Acquisition or its counsel; (vii) BSQ Acquisition shall have made or obtained, on terms satisfactory to BSQ Acquisition in its sole discretion, all financing necessary in connection with the consummation of the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement and which are necessary to continue after the Closing the businesses of BSQ Acquisition and the Surviving Corporation in substantially the manner they are currently being conducted or are planned to be conducted; and (viii) the transactions contemplated by the BSQ Acquisition Agreement and its related agreements shall have been consummated or shall be consummated substantially concurrently with the Merger.

     "Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on (a) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by, the Merger Agreement on a timely basis or (b) the condition (financial or otherwise), results of operations, assets, liabilities, prospects (except insofar as they relate generally to the industry of which Hechinger is a part) or business of the subject Person (as defined) and its subsidiaries taken as a whole. "Person" is defined in the Merger Agreement and hereinafter as an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. These include representations by Hechinger with respect to (i) organization, good standing and other corporate matters; (ii) the availability to Acquisition of Hechinger's corporate records; (iii) authorized capital and subsidiaries; (iv) corporate authority with respect to the Merger Agreement and the receipt of an opinion of Hechinger's financial advisor; (v) non-contravention; (vi) required governmental and third party Approvals; (vii) filings with the Commission and financial statements; (viii) accounts payable, inventory and conduct of business since February 1, 1997 to the date of the Merger Agreement; (ix) compliance with laws, including environmental laws, (x) possession of all required Permits; (xi) material contracts; (xii) related party transactions between Hechinger and its directors and officers; (xiii) real property and leaseholds; (xiv) absence of undisclosed liabilities; (xv) litigation; (xvi) tax matters; (xvii) certain matters under the Employee Retirement Income Security Act of 1974, as amended; (xviii) certain assets;
(xix) intellectual property; (xx) labor and employment matters; (xxi) suppliers;
(xxii) personnel; (xxiii) insurance; (xxiv) required company actions in connection with the Merger Agreement and the Merger; (xxv) takeover statutes; and (xxvi) brokers and brokers' fees.

     BSQ Acquisition and Acquisition have also made certain representations and warranties with respect to (i) organization, good standing and corporate authority; (ii) non-contravention; (iii) required approvals; (iv) brokers; (v) financing in connection with the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement; and (vi) transaction documents.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that on and after the date thereof and prior to the Closing Date, except as otherwise consented to by Acquisition in writing (which consent shall not be unreasonably withheld so long as such consent is not adverse to the interests of Acquisition or BSQ Acquisition, in their sole discretion), or as set forth in Schedule 7.1 to the Merger Agreement or as otherwise contemplated by the Merger Agreement: Hechinger shall (i) conduct its business in the ordinary course in all material respects; (ii) discharge accounts payable and other current liabilities and obligations of Hechinger in accordance with past practice; (iii) purchase and maintain inventory in an amount consistent with normal seasonal requirements of Hechinger and intended to facilitate the sound operation of Hechinger's business; (iv) discharge on a timely basis any and all liabilities as and to the extent such liabilities or any portion thereof become due prior to the Closing; provided, however, that Hechinger shall not prepay, redeem or repurchase any indebtedness or other obligations that are not due and payable prior to the Closing other than pursuant to its existing revolving credit facility in the ordinary course of business; (v) use commercially reasonable efforts to preserve the business organization of Hechinger intact, and to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist. The Merger Agreement also provides that Hechinger shall not (i) borrow any money, incur any indebtedness or guarantee any indebtedness or obligation of any Person, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than pursuant to its existing revolving credit facility in the ordinary course of business; (ii) issue, sell or dispose of any capital stock or other equity interest in Hechinger or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of Hechinger; (iii) cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in Hechinger or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities; (iv) declare or pay any dividend or make any other distribution, or transfer any assets, to any Stockholder or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business; (v) enter into any contracts or agreements (written or oral) that provide for aggregate payments by any party in excess of $500,000 per contract and that are not terminable upon 90 days (or less) notice by Hechinger without penalty or obligation to make payments related to such termination and, to the extent Hechinger is a party to any such contract or agreement as of the date hereof, subject to limited exceptions, Hechinger shall not amend or waive any rights under any such contract; (vi) purchase all or any substantial part of the properties or assets of, or otherwise acquire any Person (or division thereof); (vii) sell, lease, transfer, assign or otherwise dispose of any properties or assets, except for (a) sales of inventory in the ordinary course of business consistent with past practice, and (b) sales in connection with any transaction to which Hechinger is contractually obligated prior to the date of the Merger Agreement; (viii) except as set forth on
Schedule 7.1.11 to the Merger Agreement, sell, lease, transfer, assign or otherwise dispose of any owned real estate or leased real estate, and shall not permit any lease or sublease of leased real estate to terminate or expire, in each case except as otherwise provided in the Merger Agreement; (ix) except as set forth on Schedule 7.1.12 to the Merger Agreement, purchase, lease or otherwise acquire any material properties or assets except for (a) purchases of inventory in the ordinary course of business, and (b) purchases other than in the ordinary course of business not exceeding $100,000 individually and $500,000 in the aggregate; (x) except as may be required by law or under any existing agreements, increase the compensation or fringe benefits payable or to become payable by Hechinger to any of the officers or salaried employees of Hechinger, other than routine or customary increases made in the ordinary course of business and consistent with past practice (xi) except as set forth on Schedule
7.1.14 to the Merger Agreement, close, shut down or otherwise eliminate any of its stores or make any other material change in the character of its business, properties or assets other than in the ordinary course of business consistent with past practice. The Merger Agreement further provides that Hechinger (i) shall maintain in all material respects its existing advertising programs and policies without material modification except for any changes made in the ordinary course of business; (ii) shall not intentionally materially reduce the personnel headcount of Hechinger; (iii) shall use commercially reasonable efforts (but not requiring the expenditure of funds) to keep available the services of the present employees of Hechinger. The Merger Agreement further provides that Hechinger shall not, (i) except as required by GAAP, change its material accounting principles, methods or practices, including any material change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories; (ii) other than in the ordinary course, shall not make any representation or proposal to, or engage in substantive discussions with, any of the holders (or their representatives) of any indebtedness, or to or with any party which has issued a letter of credit which benefits Hechinger, without prior consultation with and approval of Acquisition (which shall not be unreasonably withheld). The Merger Agreement further provides that Hechinger shall (i) use commercially reasonable efforts to maintain its existing Permits and Approvals in all material respects; (ii) not violate any Law; (iii) use commercially reasonable efforts to maintain in full force and effect all policies of insurance now in effect and give all notices and present all claims under all such policies in a timely fashion; and (iv) shall not enter into any agreement or take or commit to take any action which would, if taken on or before the Closing, result in a breach of any of the foregoing covenants described in this paragraph or of any representation or warranty of Hechinger contained in the Merger Agreement.

COMPLIANCE WITH ANTITRUST LAWS

     In the Merger Agreement Hechinger, BSQ Acquisition and Acquisition have agreed to file, or cause to be filed, with the FTC and the Antitrust Division pursuant to the HSR Act, the notification and documentary material required in connection with the transactions contemplated by the Merger Agreement, as soon as practicable (but no later than five (5) business days) after the execution of the Merger Agreement.

     In connection with the foregoing, Hechinger, BSQ Acquisition, and Acquisition have also agreed in the Merger Agreement to promptly file any additional information requested as soon as practicable after receipt of a request for additional information. In connection therewith, Hechinger, BSQ Acquisition, and Acquisition have also agreed to use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act and to coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

     Under the Merger Agreement, Hechinger has also agreed that, in order to comply with the HSR Act in connection with the transactions contemplated by the Merger Agreement, Acquisition and BSQ Acquisition shall be entitled, in their sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity, provided that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger. On August 13, 1997, the waiting period applicable to the Merger was terminated. See "Regulatory Considerations."

FINANCING

     In the Merger Agreement, BSQ Acquisition has agreed to use its commercially reasonable efforts to obtain, on terms satisfactory to BSQ Acquisition in its sole discretion, all of the financing necessary in connection with the consummation of the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement. BSQ Acquisition has further agreed to notify Hechinger promptly of any significant adverse developments with respect to such financing.

EFFECT ON HECHINGER'S STOCK OPTIONS; EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each holder of options issued under the Options Plans (the "Options") with respect to which agreements and Consents (as defined below) were theretofore executed and delivered and which have exercise prices of less than $2.375 per share In the Money Options an amount equal to the difference between (i) the product of (a) $2.375 multiplied by (b) the aggregate number of shares of Common Stock issuable upon exercise of all In the Money Options held by such holder and (ii) the aggregate exercise price payable upon such exercise. No payment shall be made with respect to any Option having a per share exercise price equal to or greater than $2.375. The specific procedures for such payments shall be as agreed to by the parties hereto and specified in the Consent.

     With respect to the foregoing, Hechinger has agreed to use its reasonable best efforts to obtain, prior to the Closing, agreements and consents (the "Consents") of the holders of all Options then outstanding providing for the Consent of each such holder to the termination, without payment other than as provided in the immediately preceding paragraph, of all Options held by such holder and the agreement of such holder not to exercise any such Options.

     The Merger Agreement provides that, effective from and after the Effective Time, the Surviving Corporation and its subsidiaries will provide to the persons listed on Schedule 7.15 to the Merger

Agreement the severance and other benefits set forth in Schedule 7.15. Such schedule will provide for the amount and timing of all such payments.

NO SOLICITATION OF TRANSACTIONS

     In the Merger Agreement, Hechinger has agreed that neither it nor any of its officers and directors shall, and Hechinger shall direct and use its best efforts to cause its employees and Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) with respect to a merger, consolidation or similar transaction, other than pursuant to the Merger Agreement, involving, or any purchase of all or any significant portion of the properties and assets or any equity securities of, Hechinger (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Hechinger has also agreed in the Merger Agreement that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. Furthermore, in the Merger Agreement, Hechinger has also agreed that it will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this paragraph of the obligations described in this paragraph. Furthermore, Hechinger has also agreed that it will notify Acquisition and BSQ Acquisition immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Hechinger. Notwithstanding the foregoing, in the event Hechinger receives an Unsolicited Proposal which did not result from a breach of the obligations described in this paragraph, Hechinger may in response provide confidential information or data (subject to the execution of a customary confidentiality agreement) to, or engage in discussions or negotiation with, a Person duly authorized by a proposed acquiror in connection with the transaction(s) contemplated by the Unsolicited Proposal but only if (i) the Unsolicited Proposal includes sufficient information from which the Hechinger Board can reasonably conclude that (a) all Stockholders will receive Superior Consideration, (b) the proposed acquiror has the financial and other resources and has the legal ability (including, without limitation, under antitrust laws) to complete such transaction(s) on a timely basis, and (c) such transactions will not be subject to a financing contingency (although the Merger Agreement contains a financing contingency) and will otherwise be subject to no more contingencies than those contained in the Merger Agreement, and (ii) Hechinger receives a written opinion of counsel that the Hechinger Board is legally required, in the discharge of its fiduciary duties, to provide such information or data or engage in such discussions or negotiations concerning the transactions contemplated by the Unsolicited Proposal.

INDEMNIFICATION

     The Merger Agreement provides that the Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date of the Merger Agreement, a director or officer of Hechinger or its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the certificate or by-laws of Hechinger, or any agreement with Hechinger in each case as in effect immediately prior to the execution of the Merger Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the Securities

Act of 1933, as amended, the Exchange Act, or state law. The Merger Agreement further provides that the Surviving Corporation will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Hechinger on the date of the Merger Agreement (provided that BSQ Acquisition may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid Hechinger for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights described in this paragraph are in addition to any rights that an Indemnified Party may have under the certificate, by-laws, other similar organizational documents of Hechinger or the DGCL, and are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

SPECIAL MEETING

     In the Merger Agreement, Hechinger has agreed that it shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene the Special Meeting as promptly as practicable, but in no event more than 45 days after a definitive proxy statement has been filed with the Commission, for the purpose of approving the Merger Agreement and the Merger. The Merger Agreement further provides that the Hechinger Board shall recommend at such Special Meeting that the Merger be approved by the Stockholders. The Merger Agreement also provides that if, as a result of actions taken in compliance with Section 7.5 thereof (relating to an Unsolicited Proposal), Hechinger receives a formal Unsolicited Proposal concerning a transaction in which all the Stockholders will receive Superior Consideration, the Hechinger Board may withdraw or modify such recommendation prior to the Special Meeting; provided, however, that Hechinger shall have received the written opinion of counsel that the Hechinger Board is legally required to do so in the discharge of its fiduciary duties; and provided, further, that Hechinger shall give BSQ Acquisition five (5) Business Days' prior notice of such withdrawal or modification, specifying the material terms of such Unsolicited Proposal. The Merger Agreement also provides that if the Hechinger Board withdraws or modifies its recommendation of the Merger or if the Company intentionally breaches the Merger Agreement, Hechinger shall pay a fee to BSQ Acquisition of up to $11,000,000. There are no circumstances in which the Hechinger Board could withdraw or modify its recommendation without subjecting the Company to termination fee liability, other than a breach by BSQ Acquisition or Acquisition of the terms of the Merger Agreement. See "-- Termination Fees and Expenses."

ADDITIONAL COVENANTS

     Pursuant to the Merger Agreement, and subject to certain conditions and limitations described therein, Hechinger has agreed (i) to permit BSQ Acquisition, Acquisition and their representatives to have reasonable access to information and personnel; (ii) to prepare and file a proxy statement with the SEC; (iii) to deliver monthly financial statements no later than 25 days from the last day of each fiscal month between the date of the Merger Agreement and the Closing Date; (iv) to deliver to Acquisition all material existing environmental reports that are in Hechinger's possession and that have been prepared within the last ten years with respect to any of the owned real estate or the leased real estate and to permit Acquisition to continue to conduct, at Acquisition's expense, such additional environmental investigations of properties as it may reasonably request; and (v) that the Hechinger Board will take such actions and grant such approvals to eliminate the effect any Takeover Statute may have on the transactions contemplated by the Merger Agreement and by the Stockholder Agreement.

     Pursuant to the Merger Agreement, and subject to certain conditions and limitations described herein, Hechinger, BSQ Acquisitions and Acquisitions have also agreed (i) to use reasonable efforts to obtain all Permits and Approvals necessary for the consummation of the transactions contemplated in the Merger Agreement; (ii) to promptly notify the other of any action, suit, proceeding, claim or investigation which is threatened or commenced that materially relates to or materially affects Hechinger, its business, its properties or assets, the Merger Agreement or the transactions contemplated thereby; (iii) to use reasonable best efforts to ensure that the conditions precedent to Hechinger, BSQ Acquisition and Acquisition's obligation to close the transactions contemplated by the Merger Agreement are satisfied, insofar as such matters are within the control of such party including, but not limited to, providing the other party with information supplied by such party to any Governmental Entity and secure waivers and/or consents to consummate the transactions contemplated by the Merger Agreement; and (iv) in the event that, at any time prior to the Closing, Hechinger, Acquisition or BSQ Acquisition becomes aware of any matter which, if existing or known as of the date of the Merger Agreement, would have been required to be set forth or described in the schedules thereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party.

     In addition, Hechinger has also agreed that it shall promptly provide written notice of any events occurring after the date of the Merger Agreement which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect on Hechinger.

TERMINATION; FEES AND EXPENSES

     The Merger may be terminated at any time on or prior to the Closing Date:
(i) by mutual written consent of Hechinger, BSQ Acquisition and Acquisition;
(ii) by Acquisition or BSQ Acquisition, if any of the conditions set forth in
Section 8.1 of the Merger Agreement (relating to conditions to each party's obligation to effect the Merger) or 8.3 of the Merger Agreement (relating to conditions to BSQ Acquisition's and Acquisition's obligations to effect the Merger) shall have become incapable of fulfillment or if the Hechinger Board withdraws or modifies its recommendation of the Merger, whether or not in compliance with Section 7.10 of the Merger Agreement (relating to the Special Meeting); (iii) by Hechinger, if any of the conditions set forth in Section 8.1 of the Merger Agreement (relating to conditions to each party's obligation to effect the merger) or 8.2 of the Merger Agreement (relating to conditions to Hechinger's obligation to effect the Merger) shall have become incapable of fulfillment; (iv) by Hechinger, BSQ Acquisition or Acquisition, if the transactions contemplated by the Merger Agreement are not consummated on or before the date which is the business day after the fiscal month end closest to October 31, 1997 or such later date as may be reasonably necessary in order to consummate such transactions as promptly as practicable upon obtaining Approvals of Governmental Entities but in any event not later than December 31, 1997, and if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination; (v) by Hechinger, BSQ Acquisition or Acquisition, if the other party shall be in material breach of any of its covenants contained in the Merger Agreement and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate; provided, however, that the party seeking such termination shall not also then be in material breach of the Merger Agreement; provided further, that any breach of the provisions of Section 7.5 (relating to other Acquisition Proposals) shall entitle BSQ Acquisition and Acquisition to an immediate right of termination without any notice or cure requirement; (vi) by Hechinger, BSQ Acquisition or Acquisition, if the other party shall be in breach of any of its representations or warranties contained in the Merger, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect, and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate, provided that the party seeking such termination shall not also then be in material breach of the Merger Agreement.

     Under the Merger Agreement, if either party terminates the Merger Agreement under clauses (ii), (iii) or (iv) of the immediately preceding paragraph due to
(a) failure of the condition specified in Section 8.1.4 of the Merger Agreement (relating to the approval of the Merger Agreement and the Merger by the Stockholders) to be satisfied or (b) the withdrawal or modification of Hechinger Board's recommendation of the Merger (and at such time Hechinger does not have the right to terminate the Merger Agreement under 9.1.5 of the Merger Agreement (relating to a breach of covenant contained in the Merger Agreement) or 9.1.6 of the Merger Agreement (relating to a breach of representations and warranties contained in the Merger Agreement)), or Acquisition or BSQ Acquisition terminates the Merger Agreement under Section 9.1.5 of the Merger Agreement (relating to a breach of covenant contained in the Merger Agreement) or 9.1.6 of the Merger Agreement (relating to a breach of representations and warranties contained in the Merger Agreement) as a result of an intentional breach of this Agreement by Hechinger, Hechinger shall pay to BSQ Acquisition a termination fee in the amount of $5,000,000 (the "Termination Fee") plus all Expenses (as defined) (an aggregate maximum of up to $11,000,000), including in the event that the Hechinger Board exercises its fiduciary duties and withdraws or modifies its recommendation of the Merger. In the event that Acquisition or BSQ Acquisition terminates the Merger Agreement under Section 9.1.5 of the Merger Agreement (relating to a breach of covenants contained in the Merger Agreement) or 9.1.6 of the Merger Agreement (relating to a breach of representations and warranties contained in the Merger Agreement) as a result of an unintentional breach of the Merger Agreement by Hechinger, Hechinger shall pay to BSQ Acquisition all Expenses. "Expenses" is defined in the Merger Agreement as all fees and expenses (including those of counsel, accountants and other advisors and in connection with financing commitments) incurred by any of Acquisition, BSQ Acquisition and their respective affiliates (without any deduction on account of or other allocation of such expenses to the transactions contemplated by the proposed transaction involving Builders Square) in connection with the transactions contemplated by the Merger Agreement or with respect to the proposed transactions involving Builders Square, up to an aggregate maximum of $6,000,000 (the "Expenses"). As a condition to entering into the Merger Agreement, GEI required that Hechinger agree, in connection with the calculation of the aggregate maximum fees and expenses referenced above, to pay to BSQ Acquisition all fees and expenses incurred by any of Acquisition, BSQ Acquisition and their respective affiliates in connection with the proposed transactions with Builders Square because of the importance to GEI of acquiring both businesses simultaneously. Hechinger has been informed by BSQ Acquisition that such aggregate fees and expenses are approximately $6 million as of the date of this Proxy Statement.

AMENDMENT AND WAIVER

     The Merger Agreement provides that it may be amended, modified or supplemented only by an instrument in writing signed by all parties thereto, and that no waiver by any party to the Merger Agreement of any provisions thereto shall be effective unless set forth in writing and executed by the party so waiving.

EFFECTS OF THE MERGER

     If the Merger is consummated, Stockholders will be entitled to receive $2.375 in cash, without interest, for each share of Common Stock owned by them. Effectively, the Merger will result in the purchase of all outstanding shares of Common Stock by Acquisition. After consummation of the Merger, Hechinger will become a wholly owned subsidiary of Acquisition and former holders of shares of Common Stock will no longer possess any interest in, or rights as Stockholders, other than the right to receive $2.375 in cash per share. Appraisal rights will be available to any Stockholder who complies with the provisions of Section 262 of the DGCL regarding appraisal rights attached hereto as Annex E. See "Description of Appraisal Rights."

     After the Effective Time, the Common Stock will be delisted from the NNM and Hechinger will no longer be subject to the reporting requirements of the Exchange Act. Certain outstanding, publicly traded indebtedness of Hechinger will remain outstanding obligations of the Company after the Effective Time and, accordingly, Hechinger will continue to file reports under the Exchange Act after the Merger. Hechinger anticipates that, if its Stockholders approve the principal terms of the Merger Agreement and the Merger, there will be no further public trading market for the Common Stock. See "Available Information" for information concerning the reporting requirements that are currently applicable to Hechinger. For a discussion of certain publicly traded indebtedness of Hechinger held by DLJ, see "The Merger -- Opinion of Financial Advisor."

                           THE STOCKHOLDERS AGREEMENT

     The Significant Stockholders, who control approximately 64.9% of the voting power of the outstanding Common Stock, entered into a Stockholders Agreement with Acquisition and BSQ Acquisition on July 17, 1997. Pursuant to the Voting Agreement, the Significant Stockholders (i) agreed to vote 861,064 shares or 2.6% of the Class A Common Stock and 8,180,813 shares or 86.5% of the Class B Common Stock held by certain members of the Hechinger and England families and certain affiliates controlled by them representing in the aggregate approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval and adoption of the Merger Agreement and the Merger and (ii) granted to BSQ Acquisition an irrevocable proxy with respect to all of such shares to vote in favor of approval and adoption of the Merger Agreement and the Merger. The proxy terminates upon the Merger Termination Date (as defined). See "Principal Stockholders" and "The Special Meeting -- Vote Required."

     The following is a description of the material terms of the Stockholders Agreement. Such description does not, however, purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached hereto as Annex B and incorporated herein by reference. Stockholders are urged to read the Stockholders Agreement in its entirety.

     For purposes of this summary, "Shares" shall mean the shares of Common Stock so controlled by the Significant Stockholders and the "Owned Shares" shall mean the shares of Common Stock owned by the Significant Stockholders.

VOTING OF SHARES

     The Significant Stockholders have agreed, until the earlier of (a) the Effective Time or (b) the date on which the Merger Agreement is terminated (the earlier thereof being hereinafter referred to as the "Merger Termination Date"), to vote the Shares at any meeting of the Stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (i) for adoption and approval of the Merger Agreement and the Merger and otherwise in favor of the Merger and any other transaction contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal.

PROXY

     The Significant Stockholders have also agreed in accordance with the provisions of Section 212(e) of the DGCL, to execute and deliver to BSQ Acquisition, an irrevocable proxy, and to irrevocably appoint BSQ Acquisition or its designees, with full power of substitution, as their attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares in respect of any of the matters set forth in, and in accordance with the provisions of the immediately preceding paragraph. Each Significant Stockholder has acknowledged that the proxy executed and delivered by them shall be coupled with an interest, shall constitute, among other things, an inducement for BSQ Acquisition and Acquisition to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of any of such Significant Stockholders. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Merger Termination Date.

CERTAIN PAYMENTS

     The Stockholders Agreement provides that in the event that during the Termination Payment Period (as defined), (i) Hechinger enters into a definitive agreement to engage in or consummates a merger, a sale of substantially all of its assets, a business combination or other similar transaction with a third party, or (ii) any Significant Stockholder otherwise sells, transfers, assigns, tenders or otherwise disposes of any of his Owned Shares, or enters into any arrangement to do any of the foregoing, and pursuant to any transaction described in clauses (i) or (ii) of this paragraph any Significant Stockholder receives or will receive, directly or indirectly, aggregate consideration (including any non-cash consideration, which shall be valued at fair market value) in respect of its Owned Shares included in such transaction in excess of the aggregate consideration he would have received under the Merger Agreement for such Owned Shares (after giving effect to the adjustment provided for in the Stockholders Agreement), then such Significant Stockholder shall pay BSQ Acquisition, in cash (or in cash and non-cash consideration, in the same proportion as received by the Significant Stockholders, together with any rights or other agreements (including without limitation registration rights) with respect to the non-cash consideration received by the Significant Stockholders), within three business days following the consummation of such transaction, the amount of such excess. The term "Termination Payment Period" is defined in the Stockholders Agreement as the period (a) commencing upon termination of the Merger Agreement under the circumstances entitling BSQ Acquisition to payment of the termination fee and/or expense under the Merger Agreement, and (b) expiring on the date which is the later of six months after the date of such termination of the Merger Agreement and 12 months after the date of the Stockholders Agreement. In connection with the execution and delivery of the Amendment, the Significant Stockholders acknowledged in writing that the amount of payment, if any, under these provisions would be based on the new per share price of $2.375.

COVENANTS

     Each Significant Stockholder has covenanted and agreed for the benefit of BSQ Acquisition that, until the Merger Termination Date, he will not: (i) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Owned Shares or any interest therein;
(ii) other than as expressly contemplated by the Stockholders Agreement, grant any powers of attorney or proxies or consents in respect of any of the Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder's Shares or otherwise restrict or take any action adversely effecting the ability of such Stockholder to freely exercise all voting rights with respect thereto; (iii) directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and such Significant Stockholders shall (a) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted before the date of the Stockholders Agreement with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this clause (iii), and (b) notify BSQ Acquisition immediately if any such inquires or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them; (iv) convert any shares of Class B Common Stock included in such

Stockholder's Shares into shares of Class A Common Stock; (v) permit or cause, or take any action or fail to take any action which in either case would have the effect of permitting or causing, any other owner of any of such Stockholder's Shares to do or engage in any of the actions prohibited by clauses
(i) through (iv) to the extent such Shares are covered by the Stockholders Agreement, dated as of August 23, 1989, by and between members of the Hechinger family, members of the England family and Hechinger (the "Hechinger Stockholders Agreement") and the Voting Agreement, by and among the Voters referred to therein and the persons listed on Exhibits A and B thereto; and (vi) terminate, amend or modify, or grant any waivers under, either the Hechinger Stockholders Agreement or the Voting Agreement.

     BSQ Acquisition has covenanted and agreed for the benefit of the Significant Stockholders that (i) immediately upon execution of the Stockholders Agreement, BSQ Acquisition shall enter into the Merger Agreement, and (ii) until the Merger Termination Date, shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by the Stockholders Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in Section 4 (relating to covenants of BSQ Acquisition described in this paragraph), Section 13 (relating to further assurances by the parties to the Stockholders Agreement), or any other provision of the Stockholders Agreement is intended, nor shall it be construed, to limit or in any way restrict BSQ Acquisition's or Acquisition's right or ability to exercise any of its rights under the Merger Agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Stockholders Agreement contains various representations and warranties of the parties thereto. These include representations by the Significant Stockholders with respect to (i) non-contravention; (ii) right, power and authority to deliver the Stockholders Agreement; (iii) due execution and delivery; (iv) ownership and voting right with respect to such Stockholder's Shares; (v) good and valid title to Such Stockholder's Owned Shares; (vi) due authorization, execution, delivery and validity of the Hechinger Stockholders Agreement and the Voting Agreement; and (vii) due authorization, execution, delivery and validity of leases between Hechinger and Enterprises to which a Significant Stockholder is a party. The representations and warranties contained in the Stockholders Agreement are made as of the date of the Stockholders Agreement and as of the date of the Closing.

                            FINANCING OF THE MERGER

     As a condition to the obligations of Acquisition and BSQ Acquisition to consummate the Merger, financing must be obtained in amounts sufficient to enable BSQ Acquisition (i) to pay the Aggregate Consideration payable in the Merger and the cash portion of the consideration under the BSQ Acquisition Agreement and (ii) to continue the operation of the businesses of New Builders Square and Hechinger. It is expected that the aggregate amount of financing necessary for such purposes will be approximately $600 million in addition to amounts heretofore committed by GEI. GEI has obtained, through one of its affiliates, the Commitment Letter from the Agents with respect to the borrowing by BSQ Acquisition and/or its subsidiaries of up to $600 million under the Senior Facilities, subject to, among other things, the execution and delivery of all definitive agreements and the Agents' satisfaction with the results of their ongoing due diligence investigation with respect to the assets, business, properties, conditions (financial and otherwise), results of operations, prospects and material agreements of GEI, BSQ Acquisition, Hechinger and Builders Square. The availability of borrowings under the Senior Facilities, including initial borrowings of amounts necessary to pay the Aggregate Consideration, is expected to be subject to various conditions customary for financings of the type contemplated thereby, to be set forth in the definitive loan documentation. There can be no assurance that the conditions under the Commitment Letter will be waived or satisfied prior to or at the Closing. If such conditions are not satisfied prior to or at the

Closing, BSQ Acquisition will have no obligation to consummate the Merger and may terminate the Merger without penalty.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following describes the material federal income tax consequences of the Merger to the Stockholders, without consideration of the particular facts and circumstances of each Stockholder's situation. In particular, it does not discuss the consequences that might be relevant to Stockholders who acquired their shares of Common Stock through the exercise of employee stock options or otherwise as compensation. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM OR HER OF THE MERGER OR THE EXERCISE OF APPRAISAL RIGHTS. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE AS TO ANY OF THE TAX EFFECTS OF THE TRANSACTIONS DISCUSSED IN THIS PROXY STATEMENT AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE RENDERED WITH RESPECT TO ANY OF THE TAX EFFECTS TO THE STOCKHOLDERS OF THE MERGER.

     The receipt of cash for shares of Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes to the Stockholders receiving such cash. Each Stockholder will recognize gain or loss measured by the difference between such Stockholder's adjusted tax basis for the Common Stock owned by such Stockholder at the Effective Time or at the time appraisal rights are satisfied, as the case may be, and the amount of cash received therefor.

     Provided that the shares of Common Stock are held as capital assets, the gain or loss recognized in connection with the exchange of such shares of Common Stock for cash contemplated by the Merger will be capital in nature. If such shares of Common Stock have been held for more than twelve months, the gain or loss will be long-term capital gain or loss for federal income tax purposes.

     In order to avoid backup federal income tax withholding on payments made with respect to shares exchanged for cash pursuant to the Merger, certain Stockholders must provide the Exchange Agent with their correct taxpayer identification numbers by completing the Substitute Form W-9 to be included with the Letter of Transmittal.

                                APPRAISAL RIGHTS

     Stockholders will be entitled to appraisal rights under Section 262 of the DGCL as to shares owned by them. Section 262 is reprinted in its entirety as Annex E to this Proxy Statement.

     This discussion is not a complete statement of the law and is qualified in its entirety by reference to Annex E. THIS DISCUSSION AND ANNEX E SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     A Stockholder of Record who makes the demand described herein with respect to such shares, who continuously is the record holder of such shares through the Effective Time, and who neither votes in favor of the Merger nor consents hereto in writing, will be entitled to seek an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Common Stock. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the record holder may have.

     Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, a constituent corporation must notify each of the record holders of its stock who were such as of the record date and for whom appraisal rights are available, not less than 20 days prior to such meeting, of the availability of such appraisal rights and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the Stockholders of Record.

     STOCKHOLDERS WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER. EACH STOCKHOLDER ELECTING TO DEMAND THE APPRAISAL OF HIS OR HER SHARES OF COMMON STOCK MUST DELIVER TO HECHINGER, BEFORE THE TAKING OF THE VOTE ON THE MERGER AT THE SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES OF COMMON STOCK. ANY SUCH STOCKHOLDER MUST MAIL OR DELIVER HIS OR HER WRITTEN DEMAND TO THE SECRETARY OF HECHINGER AT HECHINGER COMPANY, 1801 MCCORMICK DRIVE, LARGO, MARYLAND 20774. Such demand for appraisal will be sufficient if it reasonably informs Hechinger of the Stockholder's identity and that the Stockholder intends to thereby demand appraisal of his or her shares of Common Stock. Appraisal rights will not be available under Section 262 if the Stockholder does not continuously hold through the Effective Time the shares of Common Stock with respect to which appraisal is being demanded. Within ten days after the Effective Time, Hechinger must provide notice of the Effective Time to all Stockholders who have therefore complied with Section 262.

     A demand for appraisal must be executed by, or by another as agent for, the Stockholder of record, fully and correctly, as such Stockholder's name appears on Hechinger's list of Stockholders. Beneficial owners who are not record owners and who desire their corresponding record holder to exercise appraisal rights should instruct the record holder to comply strictly with the statutory requirements with respect to the exercise of appraisal rights BEFORE the taking of the vote on the Merger at the Special Meeting. If the shares of Common Stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary or by an agent on his behalf. If the shares of Common Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record holder. If a Stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder.

     A record holder, such as a broker, who holds shares of Common Stock as nominee for others, may exercise appraisal rights with respect to the shares of Common Stock held for all or less than all beneficial owners of shares of Common Stock as to which such person is the record holder. In such case, the written demand must set forth the number of shares of Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record holder.

     Within 120 days after the Effective Time, either Hechinger, as the Surviving Corporation in the Merger, or any Stockholder who previously has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and will appraise the shares of Common Stock owned by such Stockholders, determining the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment of expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP Inc., decided February 1, 1983, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., decided October 21, 1996, the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the Merger.

     Stockholders considering seeking appraisal should have in mind that the "fair value" of their shares of Common Stock determined under Section 262 could be more than, the same as or less than the market value of such securities or the consideration to be reviewed in the Merger. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

     Within 120 days after the Effective Time, any Stockholder who has previously complied with the requirements for exercise of appraisal rights as discussed above is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed to the Stockholders within 10 days after the written request therefor has been received by the Surviving Corporation.

     Any Stockholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the shares of Common Stock subject to such demand or to receive payment of dividends or other distribution on such shares of Common Stock, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, the Stockholder may withdraw his or her demand for appraisal only with the consent of Hechinger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Stockholders' rights to appraisal shall cease. Inasmuch as Hechinger will have no obligation to file such a petition, and has no present intention to do so, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Any holder of Common Stock who effectively withdraws his or her demand for appraisal, or whose right to an appraisal shall cease, shall be deemed to have lost such holder's appraisal rights.

      CERTAIN INFORMATION CONCERNING BSQ ACQUISITION, ACQUISITION AND GEI

     BSQ Acquisition, Inc. and its wholly owned subsidiary, Hechinger Acquisition, Inc. are Delaware corporations recently formed specifically for the purpose of entering into the transactions contemplated by the Merger Agreement and the BSQ Acquisition Agreement and, in the case of BSQ Acquisition, to serve as an intermediate holding company for the businesses of Hechinger and New Builders Square. Neither has conducted any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement and, in the case of BSQ Acquisition, the BSQ Acquisition Agreement. Acquisition and BSQ Acquisition are each indirect wholly owned subsidiaries of Green Equity Investors II, L.P., a Delaware limited partnership and an affiliate of Leonard Green. GEI is an investment partnership which from time to time makes investments in various business enterprises.

     The principal executive offices of each of Acquisition, BSQ Acquisition and GEI are located at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025. See "The Merger -- Background of the Merger" for information concerning past negotiations between Hechinger and affiliates of GEI concerning a possible merger or other acquisition involving Hechinger.

                 CERTAIN INFORMATION CONCERNING BUILDERS SQUARE

     Builders Square is a Delaware corporation and a wholly owned subsidiary of Kmart. Builders Square operates 162 home improvement stores in the midwest and Texas.

             CERTAIN INFORMATION CONCERNING THE RELATED TRANSACTION

     Concurrently with the execution of the Original Merger Agreement, BSQ Acquisition also entered into the BSQ Acquisition Agreement pursuant to which BSQ Acquisition will purchase all of the outstanding capital stock of New Builders Square. It is a condition to the Closing of the Merger Agreement that the transaction contemplated by the BSQ Acquisition Agreement shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated by the Merger Agreement and vice versa.

     The consummation of the transactions contemplated by the BSQ Acquisition Agreement is subject to certain additional conditions, including the receipt of all necessary regulatory and third party approvals, satisfactory financing for the transactions as described under "Financing of the Merger," delivery of various documents required thereunder and other customary conditions similar to those contained in the Merger Agreement.

                           REGULATORY CONSIDERATIONS

ANTITRUST LAWS

     Under the HSR Act and the Rules by the FTC, certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act and the Rules.

     Pursuant to the requirements of the HSR Act, GEI, in its capacity as the ultimate parent entity (as defined under the Rules) of Acquisition and BSQ Acquisition, filed Notification and Report Forms with respect to the Merger with the Antitrust Division and the FTC on July 12, 1997. Hechinger also filed a Notification and Report Form with respect to the Merger on such date. The waiting period applicable to the Merger was terminated on August 13, 1997.

     At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking certain divestitures following consummation of the Merger. Private parties (including individual states) may also bring legal actions under the antitrust laws. Neither Hechinger nor BSQ Acquisition believes that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Merger
Agreement -- Compliance with Antitrust Laws."

                          MARKET PRICES AND DIVIDENDS

     The Class A Common Stock and Class B Common Stock are each listed and principally traded on NNM (symbols: HECHA and HECHB). The following table sets forth the high and low sales prices per share of Common Stock on the NNM and the cash dividends per share of Common Stock paid, for each quarterly period for the two most recent fiscal years and through the third quarter of the 1997 fiscal year.

                                                      CLASS A COMMON STOCK           CLASS B COMMON STOCK
                                                   --------------------------     --------------------------
                                                   HIGH     LOW     DIVIDENDS     HIGH     LOW     DIVIDENDS
                                                   ----     ---     ---------     ----     ---     ---------
1995
First Quarter..................................    $13 1/2  $9 5/8    $ .04       $13 1/2  $9 3/4    $.016
Second Quarter.................................      9 7/8   6 1/4      .04        10       6 1/4     .016
Third Quarter..................................      7 1/8   3 3/8      .04         7 1/4   3 7/8     .016
Fourth Quarter.................................      6 1/8   4          .04         6 1/8   4 1/8     .016
1996
First Quarter..................................      6       3 1/2       --         6 1/4   3 3/4       --
Second Quarter.................................      5 1/4   3 1/4       --         7       5 1/4       --
Third Quarter..................................      4 1/4   3 1/8       --         5 3/4   4 1/2       --
Fourth Quarter.................................      3 5/16  1 15/16     --         4 3/4   3 1/2       --
1997
First Quarter..................................      2 1/16  1 3/8       --         3 9/16  3           --
Second Quarter.................................      2 23/32 1 3/16      --         3 5/8   2 3/4       --
Third Quarter through September 4, 1997........      2 7/8   2           --         3 1/4   2           --

     Historically, the shares of Class B Common Stock have traded at all times above $2.375 per share. On June 16, 1997, the last full day of trading prior to the public announcement by Hechinger that it was in discussions in connection with a possible transaction in which the Stockholders would receive $3.00 in cash for each share of Common Stock, the reported closing price on the NNM was $2 1/16 per share of Class A Common Stock and $3 1/2 per share of Class B Common Stock. For the 30-day period ending June 16, 1997, the average reported closing price on the NNM was $2 per share of Class A Common Stock and $3.22 per share of Class B Common Stock. On July 16, 1997, the last full day of trading prior to the public announcement of the execution of the Original Merger Agreement, the reported closing price on the NNM was $2 1/8 per share of Class A Common Stock and $3 per share of Class B Common Stock. On August 26, 1997, the last trading day prior to Hechinger's announcement of the execution of the Merger Agreement, the reported closing price on the NNM was $2 5/8 per share of Class A Common Stock and $2 13/16 per share of Class B Common Stock. On September 4, 1997, the last day prior to the mailing of this Proxy Statement, the reported closing price on the NNM was $2 1/8 per share of Class A Common Stock and $2 3/8 per share of Class B Common Stock.

                              RECENT DEVELOPMENTS

     The Company announced on August 28, 1997 a net loss for the second quarter ended August 2, 1997 of $40.6 million or $.96 per share compared with net earnings of $12.2 million or $.28 per share last year and that the Company entered into the Amendment pursuant to which the cash purchase price per share of Common Stock was reduced to $2.375 and the Company Adverse Change Condition was eliminated. Specifically, as to the Company's results, the Company announced that the loss for this year's second quarter includes a charge of $31.8 million related to previously announced store closings in Michigan. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $15.7 million compared with $36.4 million for the second quarter last year. Sales for the second quarter were $591.6 million compared with $665.9 million last year, a decrease of 11.2%. Comparable store sales were down 10.3% for the quarter.

     For the first half of fiscal 1997, including the store closing charge, the Company reported a net loss of $54.1 million or $1.28 per share compared with net earnings of $6.2 million or $.15 per share last year. EBITDA was $27.2 million as compared with $54.6 million last year. Sales for the first half of fiscal 1997 were $1.1 billion compared with $1.2 billion last year, a decrease of 10.4%. Comparable store sales were down 9.9% for the first half of fiscal 1997.

     The loss for the second quarter and for the first half of the current fiscal year included a store closing charge of $31.8 million or $.75 per share for the closing of seven Michigan stores. The charge consists of $27.9 million in non-cash asset write-downs and $3.9 million in cash for severance and operating costs during the inventory liquidation period. The Company has entered into an agreement to sell up to seven of its Home Quarters stores to Costco Companies, Inc., subject to various conditions including receipt of regulatory and other third party approvals. Proceeds from this transaction, including inventory liquidation, could amount to approximately $60 million. In addition, operating results for the second quarter were adversely impacted by higher than anticipated inventory shrinkage. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Merger -- Background of the Merger."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following summary financial information for the past five fiscal year periods has been derived from the consolidated financial statements of Hechinger and its subsidiaries, audited by Ernst & Young LLP, independent public accountants (including the related notes thereto, the "Hechinger Financial Statements"). This summary financial information should be read in conjunction with the Hechinger Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Proxy Statement.

                       HECHINGER COMPANY AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                                      TWENTY-SIX WEEKS ENDED
                                                         FISCAL YEAR ENDED                                  (UNAUDITED)
                                -------------------------------------------------------------------   -----------------------
                                FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,   JANUARY 29,   JANUARY 30,   AUGUST 2,    AUGUST 3,
                                   1997          1996          1995          1994          1993          1997         1996
                                -----------   -----------   -----------   -----------   -----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net Sales...................... $ 2,199,067   $ 2,252,780   $ 2,449,554   $ 2,094,968   $ 1,869,349   $1,099,607   $1,227,219
Gross Profit...................     455,208       455,932       540,680       462,266       437,009      216,506      255,408
Interest Expense...............      40,194        31,341        29,793        23,063        14,121       21,478       19,555
Income tax (benefit) expense...          --        (3,000)       (5,545)       10,611       (15,429)          --           --
Net (loss) earnings............     (25,076)      (77,636)       (9,911)       24,760       (26,272)     (54,111)      (6,225)
Net (loss) earnings per common
  share........................        (.59)        (1.84)         (.24)          .59          (.63)       (1.28)        (.15)

DIVIDENDS PER SHARE:
Class A Common Stock...........          --          $.16          $.16          $.16          $.16           --           --
Class B Common Stock...........          --          $.06          $.06          $.06          $.06           --           --
BOOK VALUE PER SHARE:                 $8.87         $9.44        $11.38        $11.75        $11.25        $7.59        $9.60

BALANCE SHEET DATA:
Total assets................... $ 1,105,103   $ 1,150,421   $ 1,261,229   $ 1,229,242   $ 1,075,749   $1,059,025   $1,235,163
Current portion of long-term
  debt and capital lease
  obligations..................       3,657         3,806         3,453         3,068         1,544        3,308        4,181
Long-term debt and capital
  lease obligations............     394,478       399,530       403,377       407,873       305,974      393,047      397,822
Total stockholders' equity.....     374,256       399,039       481,273       493,867       473,924      320,272      405,403

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

TWENTY-SIX WEEKS ENDED AUGUST 2, 1997 AS COMPARED TO TWENTY-SIX WEEKS ENDED AUGUST 3, 1996

The following table sets forth the sales reported by Hechinger (in millions):

                                                                                         COMPARABLE
                                                                                           STORE
                                   TOTAL SALES        TOTAL SALES       TOTAL SALES        SALES
            PERIOD                AUGUST 2, 1997     AUGUST 3, 1996       % CHANGE        % CHANGE
- ------------------------------    --------------     --------------     ------------     ----------
Thirteen weeks                       $  591.6           $  655.9             (11%)           (10%)
Twenty-six weeks                     $1,099.6           $1,227.2             (10%)           (10%)

     For the thirteen and twenty-six weeks ended August 2, 1997, the decreases in total sales and comparable store sales were due primarily to increased competition, unseasonable weather, customer confusion relating to the Merger and the distraction related to the amount of time and personnel required in connection with the negotiation, execution and consummation of the Merger Agreement. As of August 2, 1997, the Company operates 117 stores.

     For the thirteen weeks ended August 2, 1997, cost of sales was 80.8% of sales compared with 79.0% of sales for the corresponding period last year. For the twenty-six weeks ended August 2, 1997, cost of sales was 80.3% of sales compared with 79.2% of sales for the corresponding period last year. Distribution, buying and occupancy expenses are included in cost of sales and are comprised substantially of fixed costs. As a percent of sales, the increases in cost of sales is due primarily to higher than anticipated inventory shrinkage this year compared with last year and less leverage of distribution, buying and occupancy expenses as a result of lower sales this year compared with last year.

     For the thirteen weeks ended August 2, 1997, selling, general and administrative expenses were 18.9% of sales compared with 17.8% of sales for the corresponding period last year. For the twenty-six weeks ended August 2, 1997, selling, general and administrative expenses were 19.8% of sales compared with 18.8% of sales for the corresponding period last year. As a percent of sales, the increases in selling, general and administrative expenses were due primarily to less leverage of selling, general and administrative expenses as a result of lower sales this year compared with last year.

     For the thirteen weeks ended August 2, 1997, interest expense was $10.9 million, 1.8% of sales, compared with $9.8 million, 1.5% of sales, for the corresponding period last year. For the twenty-six weeks ended August 2, 1997, interest expense was $21.5 million, 2.0% of sales, compared with 19.6% million, 1.6% of sales, for the corresponding period last year. The increases were due primarily to higher borrowings under the Company's revolving credit facility this year compared with last year.

     For the thirteen and twenty-six weeks ended August 2, 1997 and the corresponding periods last year, the effective tax rate was 0%. No tax benefits have been recorded as all potential benefits have been recorded in prior periods.

     For the thirteen weeks ended August 2, 1997, the net loss was $40.6 million, $0.96 per share, compared with net earnings of $12.2 million, $0.28 per share, for the corresponding period last year. For the twenty-six weeks ended August 2, 1997, the net loss was $54.1 million, $1.28 per share, compared with a net earnings of $6.2 million, $0.15 per share, for the corresponding period last year. The losses for the thirteen and twenty-six weeks ended August 2, 1997 include a store closing charge of $31.8 million or $0.75 per share for the closing of seven Michigan stores (see below for further discussion).

     In July 1997, the Company announced that a definite agreement had been reached to sell 100% of its outstanding Common Stock at a cash price of $3.00 per share to Leonard Green. In August 1997, the Company announced that due to operating results coming in below expectations, it had agreed to accept a revised cash price of $2.375 per share. The Company estimates that consummation of the Merger will take place in the third quarter of 1997.

     In July 1997, the Company entered into an agreement to sell up to seven Home Quarters Warehouse stores in the Michigan market, subject to various conditions including receipt of regulatory and other third party approvals. The estimated proceeds from this transaction, including inventory liquidation, is approximately $60 million.

     In the thirteen weeks ended August 2, 1997, the Company recorded a charge of $31.8 million related to the Company's decision to close and sell its seven stores in the Michigan market. The main components of this charge are:

          1. estimated write-down to net realizable value of real estate (approximately $13.6 million), furniture, fixtures, equipment and other assets (approximately $14.3 million) to be disposed of approximately $27.9 million. As of August 2, 1997, all assets to be disposed have been written-down to the net realizable values; and

          2. estimated cash expenditures for operating costs of the stores during the inventory liquidation period and for employee termination costs of approximately $3.9 million.

     Management anticipates that all stores will be closed by the end of November 1997. The duration of the closing process for each store is expected to be approximately three months.

     For the thirteen weeks ended August 2, 1997, expenditures for employee termination costs associated with the merger reserve recorded in 1995 totaled $0.2 million. The remaining balance of $1.4 million has been recorded as a current liability as of August 2, 1997.

     For the thirteen weeks ended August 2, 1997, expenditures for carrying costs of closed stores associated with the store closing reserve recorded in 1994 totaled $2.5 million. The remaining balance of $4.3 million has been recorded as a current liability as of August 2, 1997.

     The Company believes that the balances remaining in the store closing reserves and the merger reserve are adequate to cover future expenses related to the employee termination costs, operating costs during inventory liquidation periods and the carrying costs of the closed stores resulting from the store closings and the merger of its Hechinger and Home Quarters operations.

     As of August 2, 1997, the Company had outstanding loans of $87.2 million under its revolving credit facility. In addition, the Company had issued and outstanding letters of credit of $40.9 million under this facility.

     As of August 2, 1997, the Company has approximately $50 million in real estate and other assets that are currently not being used in its retail operations; including approximately $9 million of real estate that has been previously written down to their estimated net realizable values as a part of the charge recorded in fiscal year 1995 for the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Company is actively pursuing the disposition of these assets and does not anticipate that such disposal will have a material adverse effect on the Company's consolidated financial position or results of operations.

     Cash and cash equivalents were $41.1 million as of August 2, 1997 compared with $36.7 million as of February 1, 1997. The increases in merchandise inventories and accounts payable and accrued expenses from year-end were due primarily to normal spring selling seasonal increases in addition to lower than expected sales. Expenditures for property, furniture and equipment and other assets were $8.5 million for the twenty-six weeks ended August 2, 1997. These expenditures are related primarily to the Company's store remodeling programs.

     Management of Hechinger believes that neither the Company's vendor consolidation program nor "Customer First" will have a material effect on the Company's future operating results.

     Hechinger is a party to legal proceedings and claims arising in the ordinary course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, management believes that the outcome of such proceedings and claims will not have a material adverse effect on Hechinger's consolidated financial position, results of operations or liquidity.

     On July 23, 1997, a purported class action complaint was filed in the Delaware Chancery Court on behalf of all holders of the Common Stock against Hechinger, Kenneth J. Cort, John W. Hechinger, John W. Hechinger, Jr., Ross Hechinger, Ann D. Jordan, W. Clark McClelland, Robert S. Parker and Melvin A. Wilmore. The plaintiff has alleged that the officers and directors of Hechinger breached their fiduciary duties to holders of the Common Stock by, among other things, failing to take all reasonable steps to assure the maximization of stockholder value including the implementation of a bidding mechanism to foster a fair auction of Hechinger and by entering into an agreement with Leonard Green under which the consideration offered by Leonard Green to holders of the Common Stock is "unfair and grossly inadequate." The plaintiff seeks various remedies, including an injunction to prevent consummation of the Merger. The Company believes that the plaintiff's claims are without merit and intends vigorously to defend such action.

YEAR ENDED FEBRUARY 1, 1997 AS COMPARED TO YEAR ENDED FEBRUARY 3, 1996, AND YEAR ENDED JANUARY 28, 1995

OPERATIONS

     The following table sets forth the sales reported by Hechinger (in billions):

                       YEAR ENDED                      FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
    ------------------------------------------------   ------------    ------------    -------------
    Net sales.......................................      $ 2.20          $ 2.25           $2.45
    Net sales (decrease) increase...................         (2%)            (8%)            17%
    Comparable store sales
      (decrease) increase...........................         (3%)            (8%)             2%

     The sales decrease for 1996 compared with 1995 was due primarily to increased competition during 1996 and fewer stores open during 1996 compared with 1995. Additionally, the year ended February 1, 1997 was a 52-week year compared with the previous year which was a 53-week year. The sales decrease for 1995 compared with 1994 was due to 22 stores closed as a part of the store closing plan announced in 1994 as well as increased competition, unseasonable weather and weak sales of existing homes. Competition is expected to continue to expand into Hechinger's markets and could have an adverse impact on sales.

     The following table sets forth the number of stores operated by Hechinger:

                       YEAR ENDED                      FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
    ------------------------------------------------   ------------    ------------    -------------
    At beginning of year............................        118             133             125
    Openings........................................          2              10              12
    Closings........................................         (3)            (25)             (4)
                                                          -----           -----           -----
    At end of year..................................        117             118             133
                                                          =====           =====           =====

     Other income, which consists primarily of interest income, was $2.8 million, $2.9 million and $4.4 million in 1996, 1995 and 1994, respectively. The decreases in 1996 and 1995 were due primarily to decreases in funds available for investment.

     Cost of sales was 79.3% of sales for 1996 compared with 79.8% and 77.9% of sales for 1995 and 1994, respectively. Distribution, buying and occupancy expenses, which are primarily fixed costs, are included in cost of sales. As a percent of sales, the decrease in 1996 was due primarily to improvement in the merchandise margin resulting from Hechinger's vendor consolidation program and an improvement of 16 basis points resulting from a last in, first out method ("LIFO") credit in 1996 of $1.0 million versus a LIFO charge in 1995 of $2.6 million, offset by the impact of competitive pricing in certain markets. In 1995, as a percent of sales, over one-half of the increase in 1995 was due primarily to less leverage of distribution, buying and occupancy expenses as a result of lower sales in 1995 compared with 1994. The remaining amount of the increase in 1995 is attributable to the impact of competitive pricing in certain markets, among other factors.

     In 1994, Hechinger changed its method of calculating LIFO inventories to provide for a better matching of costs and revenues, to more closely conform the LIFO methods used to the method used for the majority of its inventories, to provide for a LIFO adjustment more representative of Hechinger's actual inflation on its inventories and to reduce the likelihood of LIFO layer liquidations during periods of overall growth in inventories. The cumulative effect of the change in method and the pro forma effects of the change on prior years' results of operations was not determinable. The effect of the change on results of operations for 1994 was to reduce the net loss by $6.2 million or $.15 per share. Cost of sales included a LIFO credit of $1.0 million in 1996 compared with LIFO charges of $2.6 million and $1.9 million in 1995 and 1994, respectively. LIFO, inventory acquisition costs and other inventory adjustments decreased fourth quarter cost of sales by $1.7 million, $2.0 million and $2.4 million in 1996, 1995 and 1994, respectively.

     Selling, general and administrative expenses were 20.1 % of sales for both 1996 and 1995, compared with 19.1% of sales for 1994. Pre-opening expenses of $1.9 million, $7.6 million and $8.9 million are included in selling, general and administrative expenses for 1996, 1995 and 1994, respectively.

     Excluding pre-opening expenses, as a percent of sales, the increase in selling, general and administrative expenses in 1996 was due primarily to higher store payroll and other expenses to support Hechinger's customer service programs. This was partially offset by general and administrative expense savings from the combination of Hechinger and Home Quarters operations under one management team. The increase in 1995 was due primarily to less leverage of selling, general and administrative expenses as a result of lower sales in 1995 compared with 1994. In addition, approximately $6 million was recorded in 1995 for costs related to the combination of Hechinger and Home Quarters operations, including relocation and professional service fees.

     Interest expense, net of capitalized interest, was $40.2 million, $31.3 million and $29.8 million for 1996, 1995 and 1994, respectively. The increase in 1996 was due primarily to the utilization of Hechinger's revolving credit facility. The increase in 1995 was due primarily to less interest capitalized on construction-in-progress compared with last year. Capitalized interest amounted to $.3 million, $2.4 million and $3.6 million for the years 1996, 1995 and 1994, respectively.

     In 1995, Hechinger recorded a charge of $25 million related primarily to Hechinger's decision to combine its Hechinger and Home Quarters operations under one management team. By merging the management, purchasing and administrative functions of its two operating subsidiaries, Hechinger believes it is in a better competitive position as it operates a more efficient organization and has increased purchasing power with its vendors. In 1996, Hechinger reduced its general and administrative costs by approximately $16 million primarily from the elimination of duplicate information systems and management and administrative functions. See the Notes to the Consolidated Financial Statements under the caption "Unusual Charges" for more detail.

     In 1994, Hechinger recorded a charge of $61.9 million primarily related to Hechinger's decision to close 22 stores in certain markets. The specific actions included: closing 14 Home Quarters stores, primarily in North and South Carolina; and closing eight Hechinger stores, including four in Columbus, OH, two in Rochester, NY and one each in Roanoke, VA and Ft. Washington, MD.

     As a group, these 22 stores were older, smaller units and had not been updated to reflect elements of newer or remodeled stores. In addition, competition had intensified in these markets which adversely affected the performance of these stores. Based on the recent performance and limited potential for long term profitability of these stores, management decided to close them. The last store was closed in 1995.

     For 1995 and 1994, these 22 stores generated revenue of $15 million and $257 million, respectively, while generating operating losses of $0 and $14 million, respectively.

     The main components of this store closing charge were:

        1. estimated write-down of inventories in these stores to its net realizable value, including estimated costs to liquidate the inventories, of approximately $19 million;

        2. estimated write-down to net realizable value of furniture, fixtures, equipment and other assets to be disposed of approximately $19 million;

        3. estimated cash expenditures for carrying costs of the stores vacated, including estimated rents, utilities and other expenses subsequent to the stores being closed, until estimated disposition of approximately $20 million; and

        4. estimated cash expenditures for employee termination costs of approximately $4 million, including severance pay and related benefits. Approximately 1,400 employees were terminated in 1995 as a result of these decisions. Substantially all of these employees were based in the affected stores.

          See the Notes to the Consolidated Financial Statements under the caption "Unusual Charges" for more detail.

     The effective income tax benefit rates were 0%, 37% and 35.9% of the losses before income taxes for 1996, 1995 and 1994, respectively. The effective tax rate for 1996 differs from the statutory rate as a result of an increase in a valuation reserve on the net deferred tax asset resulting from the current year's loss. The effective tax rate for 1995 differed from the statutory rate as a result of the effect of a valuation allowance established on Hechinger's net deferred tax asset generated from unusual charges recorded in 1995. The effective tax rate for 1994 differed from the statutory rate due primarily to tax-free earnings on funds available for investment and various tax credits. At February 1, 1997, Hechinger had a net deferred tax asset of $42.8 million. Due to uncertainties of the amount of the deferred tax asset to be realized in future periods, a valuation allowance of $27.9 million established in 1995 has been increased to $39.2 million in 1996. Hechinger's fully reserved tax operating loss carryforward of $52.3 million and fully reserved general business credit carryforward of $7.6 million will begin to expire in 2008 and 2011, respectively.

     The net losses were 1.1 %, 3.4% and 4% of sales for 1996, 1995 and 1994, respectively.

     Certain accruals and estimates considered necessary for fair statement of the results of operations are made for interim periods. In some cases, the determination of actual expenses can be made only at the end of each year. Accordingly, adjustments to these accruals and estimates occur in and flow through the fourth quarter. See discussion of cost of sales and income taxes above.

IMPAIRMENT OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued in 1995. The statement requires companies to review long-lived assets and certain intangible assets in certain circumstances, and if the value of the assets is impaired, to record an impairment loss. In 1995, Hechinger adopted this statement and recorded a non-cash charge of $30.3 million described as follows:

        1. Hechinger has a number of real estate properties which were acquired for future store expansion. As a result of Hechinger's decision to slow down its expansion plans and not to pursue development of these properties, Hechinger plans to dispose of these properties. These properties had a carrying value of $24 million and had an estimated sales value, net of related costs to sell, of approximately $9 million. Accordingly, Hechinger recorded an impairment loss of approximately $15 million; and

        2. Hechinger reviewed its property, furniture, fixtures and equipment and evaluated how these assets will continue to be used in its operations. Based on this evaluation, Hechinger determined that certain assets with a carrying value of $33 million were impaired and had fair values totaling approximately $18 million. Fair values were based on estimated market values. Accordingly, Hechinger recorded an impairment loss of approximately $15 million.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" was issued in 1995. The statement relates to the measurement of compensation of stock options issued to employees and requires either expense recognition based on the fair value method or the continued application of APB 25. "Accounting for Stock Issued to Employees" and disclose pro forma net income as if the recognition and measure merit provisions of SFAS 123 had been adopted.

     Hechinger currently accounts for its stock compensation arrangements under the provisions of APB 25 and intends to continue to do so. See the Notes to the Consolidated Financial Statements under the caption "Stock Compensation Plans" for more detail.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operations was $59.1 million in 1996 compared with net cash flows from operations of $47.1 million and $3.5 million in 1995 and 1994, respectively. The decrease between 1996 and 1995 was due primarily to a decrease in accounts payable and accrued expenses. This decrease was offset by an increase in borrowings under Hechinger's revolving credit facility of $84.8 million. The increase between 1995 and 1994 was due primarily to a decrease in inventory levels due primarily to the closing of 22 stores. Cash and cash equivalents and marketable securities were $36.7 million, $35.8 million and $95.2 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively. Expenditures for property, furniture and equipment and other assets were $41.0 million, $107.2 million and $175.6 million in 1996, 1995 and 1994, respectively. These expenditures are related primarily to Hechinger's store expansion, relocation and remodeling programs.

     Hechinger has entered into several financing and other transactions over the past three years in order to generate funds for its seasonal working capital requirements, store expansion and remodeling programs.

     In February 1996, Hechinger's operating subsidiaries entered into a senior secured revolving credit facility which permits borrowings of up to $200 million, with preauthorization from the lender to utilize the last $25 million. This facility replaced a $50 million revolving credit facility and all letter of credit facilities. This facility is secured by merchandise inventories and expires in February 1999. Borrowings under this facility bear interest at prime plus 1% or LIBOR plus 2.75% at the option of management. As of February 1, 1997, Hechinger had outstanding loans of $84.8 million and had issued and outstanding letters of credit of $46.7 million under this facility.

     In August 1994, Hechinger sold 13 stores for $99.3 million, net of expenses, and concurrently leased the properties back for an initial term of 25 years. The lease is renewable at Hechinger's option for nine additional terms of five years each and Hechinger has a right of first refusal to repurchase the properties.

     Hechinger anticipates that capital expenditures for fiscal 1997 will be approximately $30 million. Management believes that cash and cash equivalents, cash generated from operations and its available credit facility are adequate to meet Hechinger's working capital needs and planned capital expenditures for fiscal 1997.

IMPACT OF INFLATION AND CHANGING PRICES

     Hechinger does not measure precisely the effect of inflation on its operations; however, it does not believe inflation has had a material effect on sales or results of operations.

                      BUSINESS AND OPERATIONS OF HECHINGER

BUSINESS

     Hechinger is the successor to a business started in 1911 by Sidney L. Hechinger. Hechinger is a leading specialty retailer providing products and services for the care, repair, remodeling and maintenance of the home and garden. Hechinger operates 117 stores under the Hechinger, Home Quarters and Better Spaces names. The 64 Hechinger stores are primarily located in the Mid-Atlantic region; the 53 Home Quarters stores are primarily located in the Southeastern, Northeastern and Midwestern parts of the United States; the one Better Spaces store is located in Albany, New York.

     The following table sets forth the number of stores operated by Hechinger and the aggregate amount of square feet of store space under roof for the specified periods:

                                                                                    STORE
                                                                    NUMBER      SQUARE FOOTAGE
                                                                   OF STORES    (IN THOUSANDS)
                                                                   ---------    --------------
    As of January 29, 1994......................................      125            9,640
    1994 openings...............................................       12            1,497
    1994 closings...............................................       (4)            (295)

    As of January 28, 1995......................................      133           10,842
    1995 openings...............................................       10            1,134
    1995 closings...............................................      (25)          (2,081)

    As of February 3, 1996......................................      118            9,895
    1996 openings...............................................        2              185
    1996 closings...............................................       (3)            (190)

    As of February 2, 1997......................................      117            9,890
    1997 openings...............................................        0                0
    1997 closings...............................................        0                0

    As of July 1, 1997..........................................      117            9,890

     In 1996, Hechinger relocated two of its stores to new, larger facilities and sold and closed one store owned by it. Subsequent to year-end, Hechinger reopened its Home Quarters store located in Albany, New York under the name, "Better Spaces." See "-- Marketing" and the "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of store closures.

PRODUCTS

     All of Hechinger's stores offer for sale a large selection of lumber, building materials, hardware and tools, paint, garden supplies, electrical and plumbing supplies and other items related to the home improvement market.

     The following table sets forth the percentage of sales accounted for by merchandise category:

                   FISCAL YEAR ENDED                   FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
    ------------------------------------------------   ------------    ------------    -------------
    Lumber and building materials...................         29%             28%             27%
    Garden supplies and furniture...................         20              19              18
    Hardware and tools..............................         12              13              12
    Electrical supplies and small appliances........          7              10              11
    Plumbing supplies...............................         18              16              16
    Paint...........................................          8               8               9
    Home decor and housewares.......................          6               6               7
                                                          -----           -----           -----
         Total......................................        100%            100%            100%
                                                          =====           =====           =====

     Many of the items sold in Hechinger's stores are nationally advertised, brand name products. Hechinger also offers some private label items such as garden equipment, supplies and paint. Hechinger may add private label items to its merchandise in other areas where there are no major national brands or where management deems it an effective way to meet price competition in a particular product line.

     In 1995, Hechinger decided to combine its Hechinger and Home Quarters operations under one management team. By merging the merchandise acquisition function of Hechinger and Home Quarters, Hechinger believes it has increased its purchasing power with its vendors. Hechinger also believes it has good relationships with its suppliers and does not consider itself dependent upon any single source for its merchandise. See "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING

     The majority of Hechinger's sales are to individuals. Employees are trained to help the do-it-yourself customer make his or her purchases and solve technical problems related to home repair, maintenance and improvement work. Hechinger offers its customers a liberal return policy.

     In 1996, as a part of the vendor consolidation program, Hechinger completed over 150 resets of merchandise assortment, including major remodeling of the Kitchen and Bath and Flooring departments. Additionally, in the fall of 1996, Hechinger initiated its new customer program, "Customer First" in one market. This program guarantees the store will be in-stock on 37,000 items and guarantees fast check out. The program also promotes Hechinger's "no hassle" return policy and its frequent buyer "Project Rewards" program. Hechinger plans to expand this program to approximately 50% of its stores in 1997.

     In February 1997, Hechinger reopened its Home Quarters store located in Albany, New York under the name "Better Spaces." This store has been designed for customers interested in refurbishing, enhancing, organizing, modernizing, and maintaining their home, both inside and outside. Further expansion of "Better Spaces" to other markets is pending the results of this pilot store.

     Hechinger employs a multi-media marketing strategy using television, radio, newspaper, direct mail and a "databook," which is compact enough to carry along as a shopping reference and serves as an "idea" book. Hechinger's advertisements focus on the stores' wide selection and values, featuring recognizable brand names and emphasizing Hechinger's commitment to meeting or beating competitors' prices. Hechinger's use of recognizable brand names enables it to share advertising costs cooperatively with its suppliers.

     Hechinger hosts how-to clinics throughout the year at various stores. At these clinics, trained employees, manufacturers' representatives and, at times, nationally recognized experts, demonstrate products and conduct classes on major home improvement projects.

     Hechinger offers a private label credit card program pursuant to which credit is extended to its customers by a third-party financial institution. Hechinger also accepts Visa, MasterCard, Discover and American Express in all of its stores. For the fiscal year ended February 1, 1997 credit card sales accounted for 49% of Hechinger's total sales.

COMPETITION

     The business of Hechinger is highly competitive. Hechinger competes in each of its market areas with numerous other national and regional home center chains, national chains of general merchandise stores and local hardware stores, some of which have greater financial resources than Hechinger or have been operating longer in particular geographic areas than Hechinger.

     The extent of Hechinger's competition varies by geographic area. Competitors have entered several of Hechinger's existing markets and established competitors are expanding in certain of these markets, which may, in each case, adversely affect Hechinger's sales. In addition, Hechinger's strategy to maintain competitive pricing in each of its markets may result in lower gross margins as competition intensifies. There can be no assurance that Hechinger's financial results will not be impacted negatively by existing competition, by the further expansion of competitors into Hechinger's markets or by Hechinger's expansion into competitors' markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of store closings in certain markets.

     Management believes that the principal methods of competition in Hechinger's industry are the quality of the trained personnel, merchandise selection, pricing, advertising and store size, location and condition. Hechinger believes that it faces significant competition in each of these areas in the majority of its established market areas. However, Hechinger's competitive position varies from market to market.

SEASONALITY

     Hechinger's business is seasonal and its annual results of operations depends to a significant extent on the results of operations for the second quarter of the fiscal year. Hechinger generated 30% of its sales in the second quarter of 1996.

EMPLOYEES

     Hechinger currently has approximately 16,000 employees, approximately half of whom are employed on a part-time basis. Hechinger conducts comprehensive employee training programs which have enabled Hechinger to promote from within many current store managers and merchants. In addition, Hechinger supplements its work force by recruiting from outside sources. Hechinger believes its employee relations are satisfactory.

PROPERTIES

     The Home Quarters stores currently average approximately 101,000 square feet under roof and an additional 33,000 square feet of outdoor selling and storage space. Hechinger stores currently average approximately 71,000 square feet under roof and an additional 23,000 square feet of outdoor selling and storage space.

     Hechinger currently owns 22 stores and leases the remaining stores. Hechinger believes that all of its facilities, both owned and leased, are in good condition and well maintained. Expiration dates of the leases range from 1999 to 2023. Almost all leases contain renewal clauses or continue on a year-to-year basis after their respective expiration dates. Nine of the store sites are leased from an affiliate.

     Hechinger's stores are serviced, in part, from Hechinger's modern warehouse and distribution facility in Landover, Maryland, which has approximately 640,000 square feet under roof. In addition,

Hechinger has approximately 177,000 square feet of office space in Largo, Maryland and has approximately 71,000 square feet of office space in Virginia Beach, Virginia.

LEGAL PROCEEDINGS

     Hechinger and its subsidiaries are parties to legal proceedings and claims arising in the ordinary course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, based upon evaluation by legal counsel, management believes that the outcome of such proceedings and claims will not have a material adverse effect on Hechinger's consolidated financial position, results of operations or liquidity.

     On July 23, 1997, a purported class action complaint was filed in the Delaware Chancery Court on behalf of all holders of the Common Stock against Hechinger, Kenneth J. Cort, John W. Hechinger, John W. Hechinger, Jr., Ross Hechinger, Ann D. Jordan, W. Clark McClelland, Robert S. Parker and Melvin A. Wilmore. The plaintiff has alleged that the officers and directors of Hechinger breached their fiduciary duties to holders of the Common Stock by, among other things, failing to take all reasonable steps to assure the maximization of stockholder value including the implementation of a bidding mechanism to foster a fair auction of Hechinger and by entering into an agreement with Leonard Green under which the consideration offered by Leonard Green to holders of the Common Stock is "unfair and grossly inadequate." The plaintiff seeks various remedies, including an injunction to prevent consummation of the Merger. The Company believes that the plaintiff's claims are without merit and intends vigorously to defend such action.

                             PRINCIPAL STOCKHOLDERS

     The following table provides information as to the only Stockholders of record known to management of Hechinger to own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock as of August 27, 1997. The share totals and percentages set forth below reflect duplicative counting of shares in certain instances where the beneficial ownership is attributable to more than one Stockholder in accordance with the definition of "beneficial ownership" set forth in the rules and regulations applicable to proxy statement disclosure. For example, John W. Hechinger, John W. Hechinger, Jr., and S. Ross Hechinger are deemed to each have beneficial ownership of 8,180,813 shares of Class B Common Stock for which they together hold a proxy to vote pursuant to the Voting Agreement, as described below. Pursuant to the terms of the Stockholders Agreement, the Significant Stockholders have (i) agreed upon the terms set forth therein to vote 861,064 shares or 2.6% of the Class A Common Stock and 8,180,813 shares or 86.5% of the Class B Common Stock held by certain members of the Hechinger and England families and certain affiliates controlled by them, representing in the aggregate approximately 64.9% of the total voting power of the outstanding Common Stock in favor of approval at adoption of the Merger Agreement and the Merger and (ii) granted to BSQ Acquisition an irrevocable proxy with respect to all of such shares to vote in favor of approval and adoption of the Merger Agreement and the Merger. The proxy terminates upon the Merger Termination Date.

                                         CLASS A SHARES                  CLASS B SHARES
                                          BENEFICIALLY     PERCENT OF     BENEFICIALLY          PERCENT OF
           NAME AND ADDRESS                  OWNED          CLASS A          OWNED               CLASS B
- --------------------------------------   --------------    ----------    --------------         ----------
Charles B. Johnson(1)                       3,871,776        11.8%            --                  --
Rupert H. Johnson, Jr.(1)                   3,871,776        11.8%            --                  --
Franklin Resources, Incorporated(1)         3,871,776        11.8%            --                  --
Templeton Investment, Incorporated(2)       2,125,000         6.5%            --                  --
Catherine S. England(3)                       144,226         *               541,002(7)           5.7%
Richard England, Jr.(3)                        50,000         *               848,983(8)           9.0%
John W. Hechinger(3)(4)                       861,064         2.6%          8,180,813(9)(11)      86.5%
John W. Hechinger, Jr.(3)(4)                  861,064         2.6%          8,180,813(10)(11)     86.5%
June R. Hechinger(3)                          136,695         *             2,502,869(12)         26.5%
S. Ross Hechinger(3)(4)                       861,064         2.6%          8,180,813(11)(13)     86.5%
Nancy Hechinger Lowe(3)                       111,889         *               901,043(14)          9.5%
Sally Hechinger Rudoy(3)                      121,889         *               831,042(15)          8.8%
June Limited Partnership(3)(5)                 26,557         *             2,601,229             27.5%
Lois Associates Limited
  Partnership(3)(6)                                 0            0          1,386,455             14.7%

- ---------------

  *  Less than 1%

 (1) The address for these individuals and entity is 777 Mariners Island Boulevard, San Mateo, California 94404.

 (2) The address for this entity is 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394.

 (3) The address for these individuals and entities is 1801 McCormick Drive, Largo, Maryland 20774.

 (4) Members of the Hechinger and England families beneficially own a total of 861,064 shares (2.6%) of the outstanding Class A Common Stock. Pursuant to the Voting Agreement with members of the Hechinger and England families and entities controlled by them, John W. Hechinger, John W. Hechinger, Jr. and
     S. Ross Hechinger together hold a proxy to vote their 861,064 shares of Class A Common Stock held by certain members of the Hechinger and England families and entities controlled by them.

 (5) June Limited Partnership is a partnership consisting of members of the family of John W. Hechinger. John W. Hechinger, Jr., S. Ross Hechinger, Sally Hechinger Rudoy and Nancy Hechinger Lowe are the general partners of June Limited Partnership and John W. Hechinger and June R. Hechinger are the limited partners of June Limited Partnership.

 (6) Lois Associates Limited Partnership is a partnership consisting of members of the family of Richard England. Catherine England, Richard England, Jr. and Joan England Akman are the general partners of Lois Associates Limited Partnership.

 (7) Represents 59,160 shares held directly by Ms. England, 467,262 shares held indirectly by Ms. England by virtue of her holdings in family partnerships, 6,715 shares held directly by Ms. England's former spouse and 7,865 shares held indirectly by Ms. England as custodian for her minor children.

 (8) Represents 381,722 shares held directly by Mr. England, 467,261 shares held indirectly by Mr. England by virtue of her holdings in a family partnership.

 (9) Includes 1,009,336 shares held directly by Mr. Hechinger, 669,824 shares held indirectly by Mr. Hechinger by virtue of his holdings in a family partnership and a family trust, 489,917 shares held directly by Mr. Hechinger's spouse and 333,792 shares held indirectly by Mr. Hechinger's spouse by virtue of her ownership interest in a family partnership.

(10) Includes 376,566 shares held directly by Mr. Hechinger, Jr., 628,383 shares held indirectly by Mr. Hechinger, Jr. by virtue of his holdings in family partnerships and his children's trusts, 5,827 shares held directly by Mr. Hechinger, Jr.'s spouse, 4,614 shares held indirectly by Mr. Hechinger, Jr.'s spouse as custodian for her minor children and 23,481 shares held indirectly by Mr. Hechinger, Jr. as custodian for his minor children.

(11) Members of the Hechinger and England families beneficially own a total of 8,180,813 shares (86.5%) of the outstanding Class B Common Stock. Pursuant to the Voting Agreement with members of the Hechinger and England families and entities controlled by them, John W. Hechinger, John W. Hechinger, Jr., and S. Ross Hechinger together hold a proxy to vote these 8,180,813 shares of Class B Common Stock held by certain members of the Hechinger and England families and entities controlled by them.

(12) Represents 489,917 shares held directly by Mrs. Hechinger, 333,792 shares held indirectly by Mrs. Hechinger by virtue of her holdings in a family partnership, 1,009,336 shares held directly by Mrs. Hechinger's spouse and 669,824 shares held indirectly by Mrs. Hechinger's spouse by virtue of his ownership interest in a family partnership and a family trust.

(13) Includes 471,180 shares held directly by Mr. Hechinger, 538,383 shares held indirectly by Mr. Hechinger by virtue of his holdings in family partnerships, 5,827 shares held directly by Mr. Hechinger's spouse and 23,481 shares held indirectly by Mr. Hechinger as custodian for his minor children.

(14) Represents 323,404 shares held directly by Mrs. Lowe through a revocable trust, 556,158 shares held indirectly by Mrs. Lowe by virtue of her holdings in family partnerships and her children's trusts, 5,827 shares held directly by Mrs. Lowe's spouse and 15,654 shares held indirectly by Mrs. Lowe as custodian for her children.

(15) Represents 271,180 shares held directly by Mrs. Rudoy, 538,381 shares held indirectly by Mrs. Rudoy by virtue of her holdings in family partnerships, 5,827 shares held directly by Mrs. Rudoy's spouse and 15,654 shares held indirectly by Mrs. Rudoy as custodian for her minor children.

              SECURITY OWNERSHIP OF CERTAIN DIRECTORS AND OFFICERS

     The following table sets forth the beneficial ownership of Common Stock by each of the directors each Named Executive Officer, and all of Hechinger's directors and executive officers as a group as of August 27, 1997.

                              CLASS A SHARES                           CLASS B SHARES
                            BENEFICIALLY OWNED                       BENEFICIALLY OWNED
          NAME               AUGUST 27, 1997          % OF CLASS      AUGUST 27, 1997       % OF CLASS
- -------------------------   ------------------       -------------   ------------------    -------------
John W. Hechinger                         (1)(3)          (1)                    (1)            (1)
Kenneth J. Cort                    118,372(3)        less than 1%                --             --
John W. Hechinger, Jr.                    (2)(3)          (2)                    (2)            (2)
S. Ross Hechinger                         (2)(3)          (2)                    (2)            (2)
Ann D. Jordan                       16,300(3)        less than 1%                --             --
W. Clark McClelland                159,145(3)        less than 1%             1,592        less than 1%
Robert S. Parker                         0(3)             --                     --             --
Melvin A. Wilmore                        0(3)             --                     --             --
Alan J. Zakon                       16,000(3)        less than 1%             2,000        less than 1%
All Directors and
  Executive Officers as a
  group (9 persons)              1,926,426               5.7%             8,184,405            86.5%

- ---------------

(1) By virtue of their direct holdings of Hechinger's shares, their ownership interests in a family partnership and a family trust, and stock option grants which are currently exercisable into Class A Common Stock, Mr. and Mrs. John W. Hechinger own 79,360 shares (.2%), and 67,335 shares (.2%) respectively, of Class A Common Stock and 1,679,160 shares (17.8%) and 823,709 shares (8.7%), respectively, of Class B Common Stock. Pursuant to the Voting Agreement with members of the Hechinger and England families and entities controlled by them, John W. Hechinger, together with John W. Hechinger, Jr. and S. Ross Hechinger, holds a proxy to vote a total of 861,064 shares (2.6%) of Class A Common Stock and 8,180,813 shares (86.5%) of Class B Common Stock held by certain members of the Hechinger and England families and certain family partnerships.

(2) John W. Hechinger, Jr., and S. Ross Hechinger are the adult sons of John W. Hechinger. By virtue of their direct holdings of Hechinger's shares, their spouses' holdings, their holdings as custodians for their minor children, their interests in family partnerships and their children's trusts, and stock option grants which are currently exercisable into Class A Common Stock, John W. Hechinger, Jr. owns 804,705 shares (2.5%) of Class A Common Stock and 1,038,871 shares (11.0%) of Class B Common Stock and S. Ross Hechinger owns 219,071 shares (2.5%) of Class A Common Stock and 1,038,871 shares (11.0%) of Class B Common Stock. Pursuant to the Voting Agreement with members of the Hechinger and England families and entities controlled by them, John W. Hechinger, Jr., S. Ross Hechinger, together with John W. Hechinger, hold proxies to vote a total of 861,064 shares (2.6%) of Class A Common Stock and 8,180,813 shares (86.5%) of Class B Common Stock held by certain members of the Hechinger and England families and entities controlled by them.

(3) The number and percentage of shares of Class A Common Stock represented in the table as beneficially owned by John W. Hechinger, Kenneth J. Cort, John
    W. Hechinger, Jr., S. Ross Hechinger, Ann D. Jordan, W. Clark McClelland, Robert S. Parker, Melvin A. Wilmore and Alan J. Zakon include 10,000; 92,872; 671,304, 74,241; 16,000; 107,014; 0; 0; and 16,000, respectively, of stock option grants which are currently exercisable into Class A Common
    Stock.

     Section 16(a) of the Exchange Act requires Hechinger's directors, executive officers, and persons who own more than 10% of a registered class of Hechinger's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of shares of Hechinger's common stock and other equity securities of Hechinger. Executive officers, directors and beneficial owners of greater than 10% of the Common Stock are required by Commission regulation to furnish Hechinger with copies of all Section 16(a) forms they file.

     To Hechinger's knowledge, based on review of the copies of such reports furnished to Hechinger and representations from certain persons that no other reports or forms were required for such persons, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the last fiscal year.

                                    EXPERTS

     The consolidated financial statements of Hechinger included in this Proxy Statement have been audited by Ernst & Young LLP, independent public accountants, as set forth in their report. The consolidated financial statements referred to above have been incorporated herein by reference in reliance upon the authority of that firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

     Hechinger will hold its Annual Meeting in 1998 only if the Merger is not consummated. In the event of such a meeting, any Stockholder proposals intended to be presented must be received by Hechinger at its principal executive offices no later than January 12, 1998 in order to be eligible for inclusion in the proxy statement and form of proxy in connection with such meeting.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF HECHINGER

Report of Independent Auditors.......................................................   F-2
Consolidated Balance Sheet as of February 1, 1997 and February 3, 1996...............   F-3
Consolidated Statements of Operations as of February 1, 1997, February 3, 1996 and
  January 28, 1995...................................................................   F-4
Consolidated Statements of Cash Flows as of February 1, 1997, February 3, 1996 and
  January 28, 1995...................................................................   F-5
Consolidated Statements of Stockholders' Equity......................................   F-6
Notes to Consolidated Financial Statements for the years ended February 1, 1997,
  February 3, 1996 and January 28, 1995..............................................   F-7
Unaudited Consolidated Statements of Operations as of August 2, 1997 and August 3,
  1996...............................................................................   F-19
Unaudited Consolidated Balance Sheets as of August 2, 1997 and Audited Consolidated
  Balance Sheets as of February 1, 1997..............................................   F-20
Unaudited Consolidated Statements of Cash Flows as of August 2, 1997 and August 3,
  1996...............................................................................   F-21
Consolidated Statements of Stockholders' Equity......................................   F-22
Notes to Consolidated Financial Statements for the thirteen and twenty-six weeks
  ended August 2, 1997...............................................................   F-23

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of Hechinger Company

We have audited the accompanying consolidated balance sheets of Hechinger Company and subsidiaries as of February 1, 1997 and February 3, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hechinger Company and subsidiaries at February 1, 1997 and February 3, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, in the fiscal year ended February 3, 1996, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and in the fiscal year ended January 28, 1995, the Company changed its method of calculating LIFO inventories.

/s/ Ernst & Young LLP

Ernst & Young LLP

Washington, DC
February 27, 1997

                               HECHINGER COMPANY

                           CONSOLIDATED BALANCE SHEET


                                                                      FEB. 1, 1997    FEB. 3, 1996
                                                                      ------------    -----------
                                                                         (IN THOUSANDS EXCEPT
                                                                              SHARE DATA)
                                             ASSETS
CURRENT ASSETS
     Cash and cash equivalents.....................................    $    36,727    $    35,785
     Merchandise inventories.......................................        414,980        414,974
     Other current assets..........................................         66,637         79,533
                                                                        ----------     ----------
          Total current assets.....................................        518,344        530,292
PROPERTY, FURNITURE AND EQUIPMENT, net.............................        461,752        497,577
COST IN EXCESS OF NET ASSETS ACQUIRED, net.........................         52,066         53,743
LEASEHOLD ACQUISITION COSTS, net...................................         46,876         49,128
OTHER ASSETS.......................................................         26,065         19,681
                                                                        ----------     ----------
          Total assets.............................................    $ 1,105,103    $ 1,150,421
                                                                        ==========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Revolving credit facility.....................................    $    84,814    $        --
     Accounts payable and accrued expenses.........................        220,296        313,067
     Current portion of long-term debt and capital lease
      obligations..................................................          3,657          3,806
                                                                        ----------     ----------
          Total current liabilities................................        308,767        316,873
LONG-TERM DEBT.....................................................        380,868        383,709
CAPITAL LEASE OBLIGATIONS..........................................         13,610         15,821
DEFERRED RENT......................................................         27,602         26,779
OTHER LONG-TERM LIABILITIES........................................             --          8,200
STOCKHOLDERS' EQUITY
     Class A common stock, $.10 par value; authorized 50,000,000
      shares; issued 32,608,139 and 30,892,581.....................          3,261          3,089
     Class B common stock, $.10 par value; authorized 30,000,000
      shares; issued 9,716,371 and 11,431,929......................            971          1,143
     Additional paid-in capital....................................        238,248        238,248
     Retained earnings.............................................        132,914        157,990
     Unearned compensation.........................................           (253)          (759)
     Less treasury stock at cost, 97,265 and 39,325 Class A common
      shares and 14,497 Class B common shares......................           (885)          (672)
                                                                        ----------     ----------
          Total stockholders' equity...............................        374,256        399,039
                                                                        ----------     ----------
          Total liabilities and stockholders' equity...............    $ 1,105,103    $ 1,150,421
                                                                        ==========     ==========

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED
                                                         ---------------------------------------------
                                                         FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
                                                         ------------    ------------    -------------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES
     Net sales........................................    $ 2,199,067     $ 2,252,780     $ 2,449,554
     Other (principally interest).....................          2,757           2,869           4,405
                                                           ----------      ----------      ----------
          Total Revenues..............................      2,201,824       2,255,649       2,453,959
COSTS AND EXPENSES
     Cost of sales....................................      1,743,859       1,796,848       1,908,874
     Selling, general and administrative expenses.....        442,847         452,796         468,898
     Interest expense.................................         40,194          31,341          29,793
     Unusual charges..................................             --          25,000          61,850
     Impairment of long-lived assets..................             --          30,300              --
                                                           ----------      ----------      ----------
          Total Costs and Expenses....................      2,226,900       2,336,285       2,469,415
                                                           ----------      ----------      ----------
LOSS BEFORE INCOME TAXES..............................        (25,076)        (80,636)        (15,456)
INCOME TAX BENEFIT....................................             --          (3,000)         (5,545)
NET LOSS..............................................    $   (25,076)    $   (77,636)    $    (9,911)
                                                           ==========      ==========      ==========
NET LOSS PER COMMON SHARE.............................    $      (.59)    $     (1.84)    $      (.24)
                                                           ==========      ==========      ==========

All years presented were 52 weeks except for the year ended February 3, 1996, which was 53 weeks.

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                           -------------------------------------------
                                                           FEB. 1, 1997   FEB. 3, 1996   JAN. 28, 1995
                                                           ------------   ------------   -------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
     Net loss............................................   $   (25,076)   $   (77,636)    $  (9,911)
     Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Unusual charges................................       (28,507)        24,700        55,871
          Depreciation and amortization..................        56,898         58,535        53,268
          Deferred income taxes..........................         5,444         10,249       (24,085)
          Deferred rent..................................           823           (559)       (1,122)
     Changes in operating assets and liabilities:
          Merchandise inventories........................          (943)        38,170       (53,817)
          Other current assets...........................        (5,314)         2,363       (17,006)
          Accounts payable and accrued expenses..........       (71,526)         7,875       (10,678)
          Income taxes payable...........................         9,132        (16,570)       10,957
                                                               --------       --------      --------
               NET CASH FLOWS (USED IN)/FROM
                 OPERATIONS..............................       (59,069)        47,127         3,477
                                                               --------       --------      --------
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
     Property, furniture, equipment and other assets:
          Additions......................................       (41,002)      (107,185)     (175,577)
          Disposals......................................        21,107          8,577         4,549
     Marketable securities:
          Purchases......................................            --       (192,101)     (206,870)
          Proceeds from sales............................            --        261,012       288,948
                                                               --------       --------      --------
NET CASH FLOWS/(USED IN) INVESTING ACTIVITIES............       (19,895)       (29,697)      (88,950)
                                                               --------       --------      --------
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
     Proceeds from revolving credit facility.............       467,441             --            --
     Payments to revolving credit facility...............      (382,627)            --            --
     Net proceeds from sale and leaseback transactions...            --             --        99,295
     Dividends paid to stockholders......................            --         (5,664)       (5,635)
     Other...............................................        (4,908)        (2,233)       (1,610)
                                                               --------       --------      --------
NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES.......        79,906         (7,897)       92,050
                                                               --------       --------      --------
INCREASE IN CASH AND CASH EQUIVALENTS....................           942          9,533         6,577
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........        35,785         26,252        19,675
                                                               --------       --------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................   $    36,727    $    35,785     $  26,252
                                                               ========       ========      ========
SUPPLEMENTAL INFORMATION
     Cash payments for income taxes......................   $     1,629    $     3,428     $   8,814
     Cash payments for interest, net of amount
       capitalized.......................................   $    37,566    $    30,949     $  29,005

All years presented were 52 weeks except for the year ended February 3, 1996, which was 53 weeks.

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               CLASS     CLASS
                                 A         B       ADDITIONAL
                               COMMON    COMMON     PAID-IN      RETAINED      UNEARNED      TREASURY
                               STOCK     STOCK      CAPITAL      EARNINGS    COMPENSATION     STOCK       TOTAL
                               ------    ------    ----------    --------    ------------    --------    --------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE, Jan. 29, 1994......   $2,881    $1,331     $236,543     $256,836      $ (2,201)     $(1,523)    $493,867
Restricted stock awards
  earned....................      --        --            --          --            648           --          648
Performance stock awards
  earned and issued.........       5        --           577          --             --           --          582
Exercise of stock options
  including income tax
  benefit...................      15        --         1,037          --             --        1,260        2,312
Conversions from Class B to
  Class A common stock......     179      (179)           --          --             --           --           --
Conversion of 5 1/2%
  Convertible Subordinated
  Debentures into shares of
  Class A common stock......      --        --            25          --             --           --           25
Purchase of treasury
  stock.....................      --        --            --          --             --         (244)        (244)
Adjustment to fair value of
  marketable securities.....      --        --            --        (371)            --           --         (371)
Cash dividends on common
  stock:
Class A -- $.16 per share...      --        --            --      (4,883)            --           --       (4,883)
Class B -- $.06 per share...      --        --            --        (752)            --           --         (752)
Net loss....................      --        --            --      (9,911)            --           --       (9,911)
                               -----     -----      --------     -------       --------      --------    --------
BALANCE, Jan. 28, 1995......   3,080     1,152       238,182     240,919         (1,553)        (507)     481,273
Restricted stock awards
  earned....................      --        --            --          --            794           --          794
Exercise of stock options
  including income tax
  benefit...................      --        --            66          --             --           66          132
Conversions from Class B to
  Class A common stock......       9        (9)           --          --             --           --           --
Purchase of treasury
  stock.....................      --        --            --          --             --         (231)        (231)
Adjustment to fair value of
  marketable securities.....      --        --            --         371             --           --          371
Cash dividends on common
  stock:
Class A -- $.16 per share...      --        --            --      (4,931)            --           --       (4,931)
Class B -- $.06 per share...      --        --            --        (733)            --           --         (733)
Net loss....................      --        --            --     (77,636)            --           --      (77,636)
                               -----     -----      --------     -------       --------      -------     --------
BALANCE, Feb. 3, 1996.......   3,089     1,143       238,248     157,990           (759)        (672)     399,039
Restricted Stock Awards
  Earned....................      --        --            --          --            506           --          506
Conversions From Class B To
  Class A common stock......     172      (172)           --          --             --           --           --
Purchase of treasury
  stock.....................      --        --            --          --             --         (213)        (213)
Net loss....................      --        --            --     (25,076)            --           --      (25,076)
                               -----     -----      --------     --------      --------      -------     --------
BALANCE, Feb. 1, 1997.......  $3,261     $ 971      $238,248     $132,914      $   (253)     $  (885)    $374,256
                               =====     =====      ========     ========      ========      =======     ========

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996 AND JANUARY 28, 1995.

BASIS OF PRESENTATION.

     Hechinger operates a chain of specialty retail home center stores under the Hechinger ("Hechinger") and Home Quarters Warehouse ("Home Quarters") names principally in the Mid-Atlantic, Southern, Northeastern and Midwestern regions of the United States. The consolidated financial statements include the accounts of Hechinger and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

     Hechinger's business is seasonal and its annual results of operations depend to a significant extent on the results of operations for the second quarter of the fiscal year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FISCAL YEAR.

     Hechinger's fiscal year ends on the Saturday closest to January 31. The fiscal year ended February 1, 1997 ("1996") and January 28, 1995 ("1994") were 52 weeks each compared with the fiscal year ended February 3, 1996 ("1995") which was 53 weeks.

MERCHANDISE INVENTORIES.

     Inventories are stated at the lower of cost, last-in, first-out method ("LIFO"), or market. If inventories were valued under the FIFO method, which approximates replacement cost, inventories would have been $20.5 million and $21.5 million higher than reported at February 1, 1997 and February 3, 1996, respectively. Distribution, buying and occupancy expenses are included in cost of sales.

CHANGES IN ACCOUNTING PRINCIPLES.

     As further described under the caption, "Impairment of Long-Lived Assets," in 1995 Hechinger adopted Statement of Financial Accounting Standards No. 121. In 1994, Hechinger changed its method of calculating LIFO inventories to provide for a better matching of costs and revenues, more closely conform the LIFO methods used to the method used for the majority of its inventories, provide for a LIFO adjustment more representative of Hechinger's actual inflation on its inventories and reduce the likelihood of LIFO layer liquidations during periods of overall growth in inventories. The change in method consisted of adopting consolidated cost-based inflation indices applied to inventories grouped into two pools on a consolidated basis. Prior to 1994, Hechinger calculated its LIFO inventories using a combination of retail and cost-based indices applied to inventories grouped into six pools. The underlying methods of computing FIFO inventory values have not changed, only the method of adjusting inventories for the impact of inflation. The cumulative effect of the change in method and the pro forma effects of the change on prior years' results of operations was not determinable. The effect of the change on results of operations for 1994 was to reduce the net loss by $6.2 million or $.15 per share.

PROPERTY, FURNITURE AND EQUIPMENT.

     Depreciation is computed using the straight-line method over the estimated useful lives of various classes of assets. Capital leases for stores are amortized on a straight-line basis over the terms of the respective leases. Property, furniture and equipment are stated at cost plus capitalized

                               HECHINGER COMPANY
interest. Capitalized interest amounted to $.3 million, $2.4 million and $3.6 million for the years 1996, 1995 and 1994, respectively.

CASH EQUIVALENTS.

     Hechinger considers all investments with a maturity of three months or less when purchased to be cash equivalents.

DEFERRED RENT.

     Deferred rent represents the difference between amounts paid and amounts expensed for operating leases.

PRE-OPENING EXPENSES.

     Costs related to new store openings are expensed as incurred and are included in selling, general and administrative expenses. Pre-opening expenses amounted to $1.9 million, $7.6 million and $8.9 million for the years 1996, 1995 and 1994, respectively.

ADVERTISING EXPENSES.

     Advertising costs are expensed as incurred. Advertising expenses amounted to $38.0 million, $39.7 million and $40.2 million for the years 1996, 1995 and 1994, respectively.

NET LOSS PER COMMON SHARE.

     Net loss per common share is calculated by dividing the net loss, as adjusted where appropriate, by the weighted average shares outstanding and equivalent shares from Convertible Subordinated Debentures, performance shares, restricted stocks and stock options, except when antidilutive. Fully diluted net loss per share is not presented as additional dilution is less than 3% of the primary net loss per share or is antidilutive in the three years presented.

     The number of shares used to compute net loss per common share was 42.2 million for the years 1996 and 1995 and 42.0 million for 1994.

AMORTIZATION.

     Cost in excess of net assets acquired relates principally to the purchase of Home Quarters. This cost is being amortized using the straight-line method over a period of 40 years. Accumulated amortization related to cost in excess of net assets acquired was $15.1 million and $13.4 million as of February 1, 1997 and February 3, 1996, respectively.

     Leasehold acquisition costs relate to the purchase of lease rights to certain stores. The costs for these leases are being amortized using the straight-line method over the lives of the various leases, ranging up to 30 years. Accumulated amortization related to leasehold acquisition costs was $16.3 million and $14.0 million as of February 1, 1997 and February 3, 1996, respectively.

UNUSUAL CHARGES.

     Repositioning, exit and related costs have been recognized in accordance with Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.

                               HECHINGER COMPANY

     In 1995, Hechinger recorded a charge of $25 million related primarily to Hechinger's decision to combine its Hechinger and Home Quarters operations under one management team. The main components of this charge were:

        1. estimated cash expenditures for employee termination costs of approximately $13.6 million, including severance pay and related benefits. Approximately 300 employees were terminated as a result of this decision. Substantially all of these employees were based in Hechinger's administrative offices;

        2. estimated cash expenditures of approximately $7.7 million for costs primarily related to terminating Hechinger's defined benefit pension plan as of December 31, 1995 to conform the retirement plans of Hechinger and Home Quarters and costs related to eliminating various computer systems; and

        3. estimated write-down to net realizable value of equipment and other assets to be disposed of approximately $3.7 million.

     The following table reflects the activity recorded for the charge in 1996:

                                                 FEB. 3, 1996    UTILIZED IN 1996       CHANGE IN      FEB. 1, 1997
                                                    AMOUNT       -----------------      ESTIMATE          AMOUNT
                                                  REMAINING      CASH     NON-CASH    DECR. (INCR.)     REMAINING
                                                 ------------    -----    --------    -------------    ------------
                                                                           (IN MILLIONS)
    Employee termination costs................      $ 11.0       $ 8.8      $ --          $ (.2)           $2.4
    Pension termination and other.............         7.1         7.3        --            (.2)             --
    Disposal of furniture, fixtures and
      equipment and other assets..............         2.0          --       1.6             .4              --
                                                    ------       -----       ---            ---             ---
        Total.................................      $ 20.1       $16.1      $1.6          $  --            $2.4
                                                    ======       =====      ====          =====            ====

     As of February 1, 1997, all components of the charge have been completed except for employee termination costs. Hechinger believes that the remaining balance of $2.4 million is adequate to cover future costs and has been recorded as a current liability as of February 1, 1997.

     In 1994, Hechinger recorded a charge of $61.9 million primarily related to Hechinger's decision to close 22 stores in certain markets. The main components of this charge were costs related to the write-down of inventories and furniture, fixtures, equipment and other assets to be disposed of, carrying costs of the closed stores and employee termination costs. All components of the charge have been completed except for the carrying costs of the closed stores. During 1996, Hechinger incurred approximately $11.7 million of carrying costs for these stores, including rents, utilities and other expenses, which have been recorded in the reserve. As of February 1, 1997, the remaining balance of $10.4 million has been recorded as a current liability.

     Disposition of the closed stores is accomplished by subleasing or assigning the property to a new occupant or reverting possession back to the landlord. It is currently expected that Hechinger will dispose of the remaining stores by January 1999. Hechinger believes that the balance remaining in the reserve is adequate to cover future liabilities related to the carrying costs of the closed stores. The merger charge and store closing charge are based on certain estimates and as a result, the actual amounts could vary from these estimates.

IMPAIRMENT OF LONG-LIVED ASSETS.

     Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued and adopted by Hechinger in 1995.

                               HECHINGER COMPANY

     Management reviews long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount, including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. In 1995, based on its review, Hechinger recorded a non-cash charge of $30.3 million described as follows:

        1. Hechinger has a number of real estate properties which were acquired for future store expansion. As a result of Hechinger's decision to slow down its expansion plans and not to pursue development of these properties, Hechinger plans to dispose of these properties. These properties had a carrying value of $24 million and have an estimated sales value, net of related costs to sell, of approximately $9 million. Accordingly, Hechinger recorded an impairment loss of approximately $15 million; and

        2. Hechinger reviewed its property, furniture, fixtures and equipment and evaluated how these assets will continue to be used in its operations. Based on this evaluation, Hechinger determined that certain assets with a carrying value of $33 million were impaired and had fair values totaling approximately $18 million. Fair values were based on estimated market values. Accordingly, Hechinger recorded an impairment loss of approximately $15 million.

PROPERTY, FURNITURE AND EQUIPMENT.

     Hechinger's investments in property, furniture and equipment consist of the following:

                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    Land........................................................     $ 99,091        $ 99,982
    Buildings...................................................      197,151         191,338
    Leasehold improvements......................................      120,944         115,937
    Furniture, fixtures and equipment...........................      245,061         232,776
    Capital leases..............................................       24,762          24,875
    Construction-in-progress....................................           --          11,719
                                                                     --------        --------
                                                                      687,009         676,627
    Less accumulated depreciation and amortization..............     (225,257)       (179,050)
                                                                     --------        --------
         Total:.................................................     $461,752        $497,577
                                                                     ========        ========

     Accumulated amortization on capital leases was $16.1 million and $14.2 million as of February 1, 1997 and February 3, 1996, respectively.

                               HECHINGER COMPANY

ACCOUNTS PAYABLE AND ACCRUED EXPENSES.

     Accounts payable and accrued expenses consist of the following:

                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)

    Accounts payable............................................     $111,851        $176,643
    Accrued expenses and other..................................       77,113         109,820
    Accrued compensation and benefits...........................       31,332          26,604
                                                                   ----------      ----------
         Total:.................................................     $220,296        $313,067
                                                                   ==========      ==========

     Accrued expenses and other at February 1, 1997 includes $2.4 million and $10.4 million for the remaining balances of the merger reserve and store closing reserve, respectively. Accrued expenses and other at February 3, 1996 includes $20.1 million and $13.9 million for the current portions of the merger reserve and store closing reserve, respectively.

LONG-TERM DEBT AND OTHER CREDIT ARRANGEMENTS.

     Long-term debt consists of the following:

                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    6.95% Senior Notes, due 2003................................     $100,000        $100,000
    9.45% Senior Debentures, due 2012...........................      100,000         100,000
    5 1/2% Convertible Subordinated Debentures..................      123,050         123,050
    Mortgage loans..............................................       43,206          43,637
    Other long-term debt........................................       15,953          18,252
                                                                   ----------      ----------
                                                                      382,209         384,939
    Less current portion........................................       (1,341)         (1,230)
                                                                   ----------      ----------
         Total:.................................................     $380,868        $383,709
                                                                   ==========      ==========

     Under the terms of the 6.95% Senior Notes and 9.45% Senior Debentures, Hechinger is restricted, in certain circumstances, from pledging certain assets owned by Hechinger and entering into sale and leaseback transactions. The 5 1/2% Convertible Subordinated Debentures are convertible into Class A common stock of Hechinger by the holders at any time at a conversion price of $27.84 per share, subject to adjustments in certain events. The Convertible Subordinated Debentures are redeemable by Hechinger at any time. Mandatory sinking fund payments of $6.6 million, or 5% of the $132 million aggregate principal amount of Convertible Subordinated Debentures issued, are to be made annually commencing April 1, 1998, to and including April 1, 2011. Convertible Subordinated Debentures purchased by Hechinger in prior years are sufficient to fulfill the mandatory sinking fund payment scheduled for April 1, 1998 and partially fulfill the scheduled payment for April 1, 1999.

     The mortgage loans bear interest rates, on average, of approximately 10 % and are due in varying monthly and semi-annual installments of principal and interest through 2016. These mortgages are collateralized by properties with a total net book value of $39.9 million.

     Other long-term debt consists primarily of a sale and leaseback transaction that has been recorded as a financing transaction rather than as a sale.

                               HECHINGER COMPANY

     Aggregate principal maturities of all long-term debt are as follows:

                                 FISCAL YEAR                             (IN THOUSANDS)
        --------------------------------------------------------------   --------------
        1997..........................................................      $  1,341
        1998..........................................................         1,459
        1999..........................................................         5,934
        2000..........................................................         8,572
        2001..........................................................         8,801
        Remainder.....................................................       356,102
                                                                            --------
             Total:...................................................      $382,209
                                                                            ========

     In February 1996, Hechinger's operating subsidiaries entered into a senior secured revolving credit facility which permits borrowings of up to $200 million, with preauthorization from the lender to utilize the last $25 million. This facility replaced a $50 million revolving credit facility and all letter of credit facilities. This facility is secured by merchandise inventories and expires in February 1999. Borrowings under this facility bear interest at prime plus 1% or LIBOR plus 2.75% at the option of management. As of February 1, 1997, Hechinger had outstanding loans of $84.8 million and had issued and outstanding letters of credit of $46.7 million under this facility.

FAIR VALUES OF FINANCIAL INSTRUMENTS.

     The following methods and assumptions were used by Hechinger in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximated its fair value.

          Long-term debt: The fair values of Hechinger's long-term debt that is traded publicly are based on quoted and third party estimates of market prices. The fair values of the privately held debt are estimated using a discounted cash flow analysis, based on Hechinger's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of Hechinger's financial instruments are as follows:

                                                   FEB. 1, 1997            FEB. 3, 1996
                                               --------------------    --------------------
                                               CARRYING     MARKET     CARRYING     MARKET
                                                VALUES      VALUES      VALUES      VALUES
                                               --------    --------    --------    --------
                                                              (IN THOUSANDS)
    Cash and cash equivalents...............   $ 36,727    $ 36,727    $ 35,785    $ 35,785
    Long-term debt:
         Publicly traded debt...............    323,050     164,452     323,050     197,141
         Privately held debt................     57,818      35,984      60,659      42,863
                                               --------    --------    --------    --------
    Total long-term debt....................   $380,868    $200,436    $383,709    $240,004
                                               ========    ========    ========    ========

                               HECHINGER COMPANY

INCOME TAXES.

     The income tax benefits are summarized as follows:

                                                                        YEAR ENDED
                                                       ---------------------------------------------
                                                       FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
                                                       ------------    ------------    -------------
                                                                      (IN THOUSANDS)
    Current.........................................     $ (5,444)       $(13,249)        $18,540
    Deferred........................................        5,444          10,249         (24,085)
                                                         --------      ----------       ---------
         Total:.....................................     $     --        $ (3,000)        $(5,545)
                                                         ========      ==========        ========

     Significant components of Hechinger's deferred tax liabilities and assets are as follows:

                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    Deferred tax liabilities:
         Depreciation and amortization..........................     $     --        $  4,103
         Inventories............................................        9,816          12,078
         Other..................................................        3,342           2,575
                                                                      -------         -------
              Total deferred tax liabilities....................       13,158          18,756
                                                                      -------         -------
    Deferred tax assets:
         Accrued expenses for unusual charges...................       10,168          23,363
         Depreciation and amortization..........................        2,742              --
         Alternative minimum tax and other tax credit
           carryforwards........................................       11,292          15,419
         Accrued compensation and benefits......................        8,230           5,515
         Net operating loss carryforward........................       18,303           7,086
         Other..................................................        5,230           4,310
                                                                      -------         -------
              Total deferred tax assets.........................       55,965          55,693
         Valuation allowance....................................       39,174          27,860
                                                                      -------         -------
              Net deferred tax assets...........................       16,791          27,833
                                                                      -------         -------
    Net deferred tax assets.....................................     $  3,633        $  9,077
                                                                      =======         =======

     Reconciliations of the Federal statutory rate to Hechinger's effective tax rate are summarized as follows:

                                                                      YEAR ENDED
                                                    -----------------------------------------------
                                                    FEB. 1, 1997     FEB. 3, 1996     JAN. 28, 1995
                                                    ------------     ------------     -------------
    Statutory rate...............................       (35.0)%          (35.0)%          (35.0)%
    Effect of asset reserve......................        39.5             34.6               --
    Federal tax credits..........................        (7.2)              --             (5.3)
    Federal tax-exempt investment income.........          --             (1.0)            (4.7)
    Amortization of goodwill.....................         3.3               .7              4.9
    Other........................................         (.6)            (3.0)             4.2
                                                        -----            -----            -----
         Total:..................................          --%            (3.7)%          (35.9)%
                                                        =====            =====            =====

                               HECHINGER COMPANY

LEASES AND OTHER COMMITMENTS.

     Hechinger leases certain stores and equipment from an affiliated entity controlled by the Hechinger and England families, and nonaffiliated entities. Certain leases require excess rentals based on a percentage of sales, certain increments in real estate taxes and rent increases as determined by formulas set forth in the leases. In addition, Hechinger pays all other ownership and operating costs related to the leased properties. Most of the leases provide for renewals for various periods up to 30 years.

     In August 1994, Hechinger sold 13 stores for $99.3 million, net of expenses, and concurrently leased the properties back for an initial term of 25 years. The lease is renewable at Hechinger's option for nine additional terms of five years each. Hechinger has recorded the transaction as an operating lease.

     Under the terms of the sale and leaseback transactions completed in 1992, Hechinger is restricted from taking certain actions that would result in its net worth falling below $200 million. Under the terms of the sale and leaseback transaction completed in 1990, Hechinger is restricted from taking certain actions that would result in its net worth, less goodwill, falling below $175 million. Under the 1994, 1992 and 1990 sale and leaseback transactions, Hechinger has a right of first refusal to repurchase the properties.

     At February 1, 1997, the minimum fixed rental commitments related to all noncancelable leases together with the present value of the net minimum lease payments for capital leases were as follows:

                                OPERATING LEASES

                       FISCAL YEAR                        TOTAL       AFFILIATED    NONAFFILIATED
    -------------------------------------------------   ----------    ----------    -------------
                                                                     (IN THOUSANDS)
    1997.............................................   $   76,124     $   1,360     $     74,764
    1998.............................................       76,667         1,360           75,307
    1999.............................................       76,938         1,360           75,578
    2000.............................................       77,134         1,374           75,760
    2001.............................................       75,458         1,027           74,431
    Remainder........................................      900,667         6,060          894,607
                                                        ----------    ----------    -------------
    Total minimum lease payments.....................    1,282,988        12,541        1,270,447
    Minimum sublease rentals due to Hechinger........     (161,817)           --         (161,817)
                                                        ----------    ----------    -------------
    Total minimum lease payments, net................   $1,121,171     $  12,541     $  1,108,630
                                                        ==========      ========       ==========

                               HECHINGER COMPANY

                                 CAPITAL LEASES

                        FISCAL YEAR                         TOTAL      AFFILIATED    NONAFFILIATED
    ----------------------------------------------------   --------    ----------    ------------
                                                                       (IN THOUSANDS)
    1997................................................   $  4,030     $   1,091      $  2,939
    1998................................................      3,328         1,091         2,237
    1999................................................      2,856         1,091         1,765
    2000................................................      2,670         1,048         1,622
    2001................................................      2,399           962         1,437
    Remainder...........................................     12,528         2,793         9,735
                                                           --------     ---------      --------
    Total minimum lease payments........................     27,811         8,076        19,735
    Less imputed interest...............................    (11,885)       (2,533)       (9,352)
                                                           --------     ---------      --------
    Present value of net minimum lease payments
      (including current portion of $2,316).............   $ 15,926     $   5,543      $ 10,383
                                                           ========     =========      ========

     Capital lease obligations bear imputed interest at rates ranging from 7.0% to 17.3%. Amortization of assets recorded under capital lease obligations is included in depreciation and amortization expense.

     Net rent expense charged to operations was as follows:

                                                                        YEAR ENDED
                                                       ---------------------------------------------
                                                       FEB. 1, 1997    FEB. 3, 1996    JAN. 28, 1995
                                                       ------------    ------------    -------------
                                                                      (IN THOUSANDS)
    Minimum operating lease rentals.................     $ 70,535        $ 66,174        $  62,794
    Excess rentals:
         Capital leases.............................        1,047           1,238            1,352
         Operating leases...........................          487             676              591
                                                       ----------      ----------        ---------
                                                           72,069          68,088           64,737
    Less sublease income............................      (20,552)        (16,623)         (13,192)
                                                       ----------      ----------        ---------
    Net rent expense................................     $ 51,517        $ 51,465        $  51,545
                                                       ==========      ==========        =========
    Net rent expense paid to affiliates.............     $  3,329        $  3,811        $   3,840
                                                       ==========      ==========        =========

     The net rent expense charged to operations does not include approximately $6.1 million, $5.7 million and $.6 million charged to the store closing reserve for 1996, 1995 and 1994, respectively.

CONTINGENCIES.

     Hechinger and its subsidiaries are parties to legal proceedings and claims arising in the ordinary course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, based upon evaluation by legal counsel, management believes that the outcome of such proceedings and claims will not have a material adverse effect on Hechinger's consolidated financial position, results of operations or liquidity.

STOCKHOLDERS' EQUITY.

     Hechinger has two classes of common stock, designated as Class A and Class
B. Hechinger also has authorized 20 million shares of $1.00 par value preferred stock, none of which has been issued.

                               HECHINGER COMPANY

     Class A and B shares are identical in all respects except that (1) when dividends are paid, Class A stockholders receive preference as to cash dividends; and (2) Class A stockholders have one vote per share, whereas Class B stockholders have ten votes per share. Class B shares are convertible to Class A shares on a share-for-share basis at any time at no cost to the stockholder.

     In 1996, Hechinger suspended dividends on its Class A and Class B common shares.

     Class A and Class B common and treasury shares outstanding and related changes for the three years ended February 1, 1997 were as follows:

                                                       ISSUED                  TREASURY
                                              ------------------------    ------------------
                                               CLASS A       CLASS B      CLASS A    CLASS B
                                              ----------    ----------    -------    -------
    Balance, Jan. 29, 1994.................   28,812,090    13,312,356    (92,769)   (14,497)
    Performance stock awards earned........       45,157            --         --         --
    Exercise of stock options..............      145,741            --     92,670         --
    Conversions from Class B to Class A....    1,793,627    (1,793,627)        --         --
    Conversion of 5 1/2% Convertible
      Subordinated Debentures..............          897            --         --         --
    Purchase of treasury...................           --            --    (17,114)        --
                                              ----------    ----------    -------    -------
    Balance, Jan. 28, 1995.................   30,797,512    11,518,729    (17,213)   (14,497)
    Exercise of stock options..............        8,269            --      5,279         --
    Conversions from Class B to Class A....       86,800       (86,800)        --         --
    Purchase of treasury...................           --            --    (27,391)        --
                                              ----------    ----------    -------    -------
    Balance, Feb. 3, 1996..................   30,892,581    11,431,929    (39,325)   (14,497)
    Conversions from Class B Common Stock
      to Class A Common Stock..............    1,715,558    (1,715,558)        --         --
    Purchase of treasury...................           --            --    (57,940)        --
                                              ----------    ----------    -------    -------
    Balance, Feb. 1, 1997..................   32,608,139     9,716,371    (97,265)   (14,497)
                                              ==========    ==========    =======    =======

EMPLOYEE BENEFIT PLANS AND RETIREMENT AGREEMENTS.

     As of December 31, 1995, Hechinger terminated its defined benefit pension plan. In 1996, Hechinger completed distribution of the plan assets to all qualified participants. The cost of the pension curtailment and benefit settlement was accrued as a component of the 1995 merger reserve. See discussion of Unusual Charges above.

     Hechinger maintains a 401(k) plan and a profit sharing plan for all qualified employees. The 401(k) plan allows for employee contributions of up to 16% of the employee's salary and a matching contribution of 50% from Hechinger on employee pretax contributions of up to 6%. The profit sharing plan allows for discretionary annual contributions as determined by the Board of Directors.

     Hechinger also has a nonqualified supplemental retirement plan which covers certain key employees and pays benefits, which supplement any benefits paid under the above plans. The projected benefit obligation under this plan was $1.6 million and $3.9 million at February 1, 1997 and February 3, 1996, respectively.

     Total expenses related to all of the above plans amounted to $4.0 million, $3.8 million and $6.3 million, for the years 1996, 1995 and 1994, respectively.

                               HECHINGER COMPANY

STOCK COMPENSATION PLANS.

     In 1991, stockholders approved the Hechinger 1991 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the issuance of Class A common stock as incentive and nonqualified stock options and as restricted stock to eligible employees of Hechinger. Such grants can be made at any time through June 2001. In 1995, stockholders approved an amendment to the Incentive Plan authorizing an increase in the number of shares of Hechinger's stock authorized for issuance upon exercise of options. At February 1, 1997, 3.3 million shares were available for future grants.

     Incentive stock options granted must be at the fair market value on the date of the grant. Nonqualified stock options may be granted at a price not less than 40% of the fair market value at the date of the grant. Generally, options granted under the plan are exercisable beginning two years after the date of the grant and over the succeeding eight years, after which time they expire. In each of the last three fiscal years ended February 1, 1997, nonqualified options were granted. At February 1, 1997, options to purchase 2.4 million shares were exercisable under the Incentive Plan and its predecessor, The 1982 Stock Option Plan.

     A summary of stock options is as follows:

                                                 FEB. 1, 1997                  FEB. 3, 1996
                                          --------------------------    --------------------------
                                                    WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                          SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                          ------    ----------------    ------    ----------------
                                                           (SHARES IN THOUSANDS)
                                                           ---------------------
    Beginning balance..................   4,618          $10.01         3,314          $12.30
    Granted............................     779            3.88         1,948            7.00
    Canceled...........................    (348)          13.41          (635)          12.75
    Exercised..........................      --              --            (9)           8.86
                                          -----         -------         -----         -------
    Ending balance.....................   5,049          $ 8.83         4,618          $10.01
                                          =====         =======         =====         =======
    Weighted average fair value of
      options granted during the
      year.............................                  $ 1.97                        $ 2.73
                                                        =======                       =======

     The exercise prices for options outstanding as of February 1, 1997, ranged from $3 7/8 to $22. The weighted average remaining contractual life of those options is 6.9 years.

     In 1995, Hechinger awarded rights to earn 260,000 shares of Class A common stock to certain key executives of Hechinger if certain performance goals are met. Under the terms of the award, once the rights are earned, the stock will vest over a two-year period.

     In 1990, Hechinger established a performance share plan to award officers and key employees of Hechinger rights to earn shares of Class A common stock at no cost if certain performance goals are met. In 1996, no shares were reserved for distribution under the plan. At February 1, 1997, 711,000 shares were available for future awards.

     Total charges to earnings for these plans amounted to $.5 million, $.8 million and $1.0 million for the years 1996, 1995 and 1994, respectively.

     Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" was issued in 1995. The statement relates to the measurement of compensation of stock options issued to employees and requires either the expense recognition based on the fair value method or the continued application of APB 25, "Accounting for

                               HECHINGER COMPANY

Stock Issued to Employees" and discloses pro forma net income/loss as if the recognition and measurement provisions of SFAS 123 had been adopted.

     Hechinger currently accounts for its stock compensation arrangements under the provisions of APB 25 and intends to continue to do so. The pro forma information regarding net loss and net loss per share has been determined as if Hechinger had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                            YEAR ENDED
                                                                   ----------------------------
                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
    Risk-free interest rates....................................        6.1%            6.4%
    Dividend yields.............................................        0.0%            2.7%
    Volatility factors of the expected market price of common
      stock.....................................................        .50             .43
    Expected life of the option in years........................          5               5

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because Hechinger's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of two years.

     Hechinger's pro forma information is as follows:

                                                                            YEAR ENDED
                                                                   ----------------------------
                                                                   FEB. 1, 1997    FEB. 3, 1996
                                                                   ------------    ------------
    Pro forma net loss ($ in millions)..........................      $(27.1)         $(78.9)
    Pro forma net loss per share................................      $ (.64)         $(1.87)

                               HECHINGER COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     13 WEEKS ENDED                  26 WEEKS ENDED
                                              ----------------------------    ----------------------------
                                              AUG. 2, 1997    AUG. 3, 1996    AUG. 2, 1997    AUG. 3, 1996
                                              ------------    ------------    ------------    ------------
REVENUES
     Net sales.............................     $591,626        $665,902       $ 1,099,607     $ 1,227,219
     Other (principally interest)..........          239             845               239           1,361
                                              ----------      ----------      ------------    ------------
     Total Revenues........................      591,865         666,747         1,099,846       1,228,580
COSTS AND EXPENSES
     Cost of sales.........................      477,771         526,338           883,101         971,811
     Selling, general and administrative
       expenses............................      111,975         118,394           217,578         230,989
     Interest expense......................       10,888           9,800            21,478          19,555
     Store closing charge..................       31,800              --            31,800              --
                                              ----------      ----------      ------------    ------------
          Total Costs and Expenses.........      632,432         654,532         1,153,957       1,222,355
                                              ----------      ----------      ------------    ------------
LOSS BEFORE INCOME TAXES...................      (40,567)         12,215           (54,111)          6,225
INCOME TAX EXPENSE.........................           --              --                --              --
                                              ----------      ----------      ------------    ------------
NET LOSS...................................     $(40,567)       $ 12,215       $   (54,111)    $     6,225
                                              ==========      ==========      ============    ============
PRIMARY AND FULLY DILUTED LOSS PER COMMON
  SHARE....................................     $  (0.96)       $   0.28       $     (1.28)    $      0.15
                                              ==========      ==========      ============    ============
AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
     Primary...............................       42,187          46,723            42,187          42,264
     Fully diluted.........................       42,187          46,723            42,187          42,322
DIVIDENDS PER SHARE:
     Class A common stock..................     $   0.00        $   0.00       $      0.00     $      0.00
     Class B common stock..................     $   0.00        $   0.00       $      0.00     $      0.00

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                        AUG. 2,
                                                                         1997        FEB. 1, 1997
                                                                      -----------    ------------
                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
     Cash and cash equivalents.....................................   $    41,081     $    36,727
     Merchandise inventories.......................................       429,204         414,980
     Other current assets..........................................        45,478          66,637
                                                                      -----------    ------------
          Total current assets.....................................       515,763         518,344
PROPERTY, FURNITURE and EQUIPMENT, net.............................       423,889         461,752
COST IN EXCESS OF NET ASSETS ACQUIRED, net.........................        51,225          52,066
LEASEHOLD ACQUISITION COSTS, net...................................        45,762          46,876
OTHER ASSETS.......................................................        22,566          26,065
                                                                      -----------    ------------
          Total assets.............................................   $ 1,059,205     $ 1,105,103
                                                                      ===========    ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Revolving credit facility.....................................   $    87,208     $    84,814
     Accounts payable and accrued expenses.........................       224,102         220,296
     Current portion of long-term debt and capital lease
      obligations..................................................         3,308           3,657
     Store closing reserve.........................................         3,870              --
                                                                      -----------    ------------
          Total current liabilities................................       318,488         308,767
LONG-TERM DEBT.....................................................       380,284         380,868
CAPITAL LEASE OBLIGATIONS..........................................        12,763          13,610
DEFERRED RENT......................................................        27,398          27,602
STOCKHOLDERS' EQUITY
     Class A common stock, $.10 par value; authorized 50,000,000
      shares; issued 32,751,639 and 32,608,139.....................         3,285           3,261
     Class B common stock, $.10 par value, authorized 30,000,000
      shares; issued 9,572,871 and 9,716,371.......................           947             971
     Additional paid-in capital....................................       238,248         238,248
     Retained earnings.............................................        78,803         132,914
     Unearned compensation.........................................          (126)           (253)
     Less treasury stock at cost, 97,265 Class A common shares and
      14,497 Class B common shares.................................          (885)           (885)
                                                                      -----------    ------------
          Total stockholders' equity...............................       320,272         374,256
                                                                      -----------    ------------
          Total liabilities and stockholders' equity...............   $ 1,059,205     $ 1,105,103
                                                                      ===========    ============

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             13 WEEKS ENDED
                                                                       --------------------------
                                                                       AUG 2, 1997    AUG 3, 1996
                                                                       -----------    -----------
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
     Net loss.......................................................    $  (54,111)    $    6,225
     Adjustments to reconcile earnings to net cash provided by
      operating activities:
     Unusual charges................................................        26,532        (17,705)
     Depreciation and amortization..................................        28,007         28,866
     Deferred rent expense..........................................          (204)          (636)
CHANGES IN OPERATING ASSETS AND LIABILITIES
     Merchandise inventories........................................       (18,724)       (45,936)
     Other current assets...........................................        16,145        (11,698)
     Accounts payable and accrued expenses..........................        10,151         31,840
     Income taxes payable...........................................         3,737         11,302
                                                                       -----------    -----------
NET CASH FLOWS FROM OPERATING ACTIVITIES............................        11,533          2,258
                                                                       -----------    -----------
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
     Property, furniture, equipment and other assets:
     Additions......................................................        (8,506)       (29,990)
     Disposals......................................................           586         16,737
                                                                       -----------    -----------
NET CASH FLOWS FROM/(USED IN) IN INVESTING ACTIVITIES...............        (7,920)       (13,253)
                                                                       -----------    -----------
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
     Proceeds from revolving credit facility........................       245,973        268,355
     Payments to revolving credit facility..........................      (243,579)      (202,143)
     Other..........................................................        (1,653)        (1,194)
                                                                       -----------    -----------
NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES..................           741         65,018
                                                                       -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS...............................         4,354         54,023
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................        36,727         35,785
                                                                       -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................    $   41,081     $   89,808
                                                                       ===========    ===========
SUPPLEMENTAL INFORMATION
     Cash payments for income taxes.................................    $       --     $       --
     Cash payments for interest, net of amount capitalized..........    $   21,367     $   20,132

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                  CLASS     CLASS
                                                                    A         B       ADDITIONAL
                                                                  COMMON    COMMON     PAID-IN      RETAINED
                                                                  STOCK     STOCK      CAPITAL      EARNINGS
                                                                  ------    ------    ----------    --------
BALANCE, Feb. 3, 1996..........................................   $3,089    $1,143     $238,248     $157,990
    Restricted stock awards earned.............................      --        --            --           --
    Conversions from Class B to Class A common stock (1,715,558
      Class A common shares)...................................     172      (172)           --           --
    Purchase of treasury stock (57,940 Class A common shares)..      --        --            --           --
    Net loss...................................................      --        --            --      (25,076)
                                                                  ------    ------     --------     --------
BALANCE, Feb. 1, 1997..........................................   3,261       971       238,248      132,914
    Restricted stock awards earned.............................      --        --            --           --
    Conversions from Class B to Class A common stock (243,500
      Class A common shares)...................................      24       (24)           --           --
    Net loss...................................................      --        --            --      (54,111)
                                                                  ------    ------     --------     --------
BALANCE, May 3, 1997 (unaudited)...............................   $3,285    $ 947      $238,248     $ 78,803
                                                                  ======    ======     ========     ========

                                                                           UNEARNED      TREASURY
                                                                         COMPENSATION     STOCK       TOTAL
                                                                         ------------    --------    --------
BALANCE, Feb. 3, 1996.................................................      $ (759)       $ (672)    $399,039
    Restricted stock awards earned....................................         506            --          506
    Conversions from Class B to Class A common stock (1,715,558 Class
      A common shares)................................................          --            --           --
    Purchase of treasury stock (57,940 Class A common shares).........          --          (213)        (213)
    Net loss..........................................................          --            --      (25,076)
                                                                             -----         -----     --------
BALANCE, Feb. 1, 1997.................................................        (253)         (885)     374,256
    Restricted stock awards earned....................................         127            --          127
    Conversions from Class B to Class A common stock (243,500 Class A
      common shares)..................................................          --            --           --
    Net loss..........................................................          --            --      (54,111)
                                                                             -----         -----     --------
BALANCE, Aug. 2, 1997 (unaudited).....................................      $ (126)       $ (885)    $320,272
                                                                             =====         =====     ========

                See notes to consolidated financial statements.

                               HECHINGER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED AUGUST 2, 1997
                                  (UNAUDITED)

A. BASIS OF PRESENTATION

     In the opinion of the management of Hechinger, the accompanying unaudited consolidated financial statements include all adjustments (which consist of normal recurring accruals) considered necessary for a fair statement of the results for the interim periods presented. The operating results for the thirteen and twenty-six weeks ended August 2, 1997 are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 1998.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements presented herein should be read in conjunction with the financial statements incorporated by reference in the Hechinger Annual Report on Form 10-K for the year ended February 1, 1997.

B. MERCHANDISE INVENTORY

     An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs. Interim results are subject to the final year-end LIFO inventory valuation.

     All inventories reported at August 2, 1997 and February 1, 1997 were valued using the LIFO inventory valuation method. If all inventories had been valued under the FIFO method, which approximates replacement cost, inventories would have been $21.4 million and $20.5 million higher than reported at August 2, 1997 and February 1, 1997, respectively.

C. TAXES ON INCOME

     For the thirteen and twenty-six weeks ended August 2, 1997 and the corresponding periods last year, the effective tax rate was 0%. No tax benefits have been recorded as all potential benefits have been recorded in prior periods.

D. EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share" was issued in February 1997. The statement is required to be adopted by the Company for the periods ending January 31, 1998. Early adoption of SFAS 128 is not permitted. The statement requires companies to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. Adoption of SFAS 128 is not expected to have a material impact in either the primary or fully diluted earnings per share of the Company. If the Company had adopted SFAS 128 as of the second quarter of 1997, the impact on earnings per share would not have been material.

E. REVOLVING CREDIT FACILITY

     As of August 2, 1997, the Company had outstanding loans of $87.2 million under its revolving credit facility. In addition, the Company had issued and outstanding letters of credit of $40.9 million under this facility.

                               HECHINGER COMPANY

F. CONTINGENCIES

     The Company is a party to legal proceedings and claims arising in the ordinary course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, management believes that the outcome of such proceedings and claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     On July 23, 1997, a purported class action complaint was filed in the Delaware Chancery Court on behalf of all holders of the Common Stock against Hechinger, Kenneth J. Cort, John W. Hechinger, John W. Hechinger, Jr., Ross Hechinger, Ann D. Jordan, W. Clark McClelland, Robert S. Parker and Melvin A. Wilmore. The plaintiff has alleged that the officers and directors of Hechinger breached their fiduciary duties to holders of the Common Stock by, among other things, failing to take all reasonable steps to assure the maximization of stockholder value including the implementation of a bidding mechanism to foster a fair auction of Hechinger and by entering into an agreement with Leonard Green under which the consideration offered by Leonard Green to holders of the Common Stock is "unfair and grossly inadequate." The plaintiff seeks various remedies, including an injunction to prevent consummation of the Merger. The Company believes that the plaintiff's claims are without merit and intends vigorously to defend such action.

                                                                         ANNEX A

   AGREEMENT AND PLAN OF MERGER BY AND AMONG HECHINGER ACQUISITION, INC., A DELAWARE CORPORATION AND BSQ ACQUISITION, INC., A DELAWARE CORPORATION AND
     HECHINGER COMPANY, A DELAWARE CORPORATION, DATED AS OF JULY 17, 1997

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is entered into as of July 17, 1997, by and among Hechinger Acquisition, Inc., a Delaware corporation, BSQ Acquisition, Inc., a Delaware corporation and the sole stockholder of Hechinger Acquisition, Inc., and Hechinger Company, a Delaware corporation, with respect to the following facts and circumstances:

          A. The Boards of Directors of Hechinger Acquisition, Inc., BSQ Acquisition, Inc. and Hechinger Company have each determined that it is in the best interests of its respective stockholders for BSQ Acquisition, Inc. to acquire Hechinger Company through a merger of Hechinger Acquisition, Inc. with and into Hechinger Company upon the terms and subject to the conditions set forth herein.

          B. In order to induce Hechinger Acquisition, Inc. and BSQ Acquisition, Inc. to enter into this Agreement and Plan of Merger, certain stockholders of Hechinger Company will enter into a Stockholders Agreement with BSQ Acquisition, Inc., the form of which is attached hereto as Exhibit A, pursuant to which, among other things, such stockholders will agree to vote their shares in favor of the merger contemplated hereby and will grant to BSQ Acquisition, Inc. an option to purchase shares of Common Stock of Hechinger Company held by such stockholders pursuant to the terms and conditions set forth therein.

          C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the merger contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Certain Terms. For all purposes of this Agreement, except as otherwise expressly provided:

          1.1.1 the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

          1.1.2 all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          1.1.3 all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

          1.1.4 pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          1.1.5 the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation";

          1.1.6 the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          1.1.7 the term "party" or "parties" when used herein refer to Acquisition and BSQ Acquisition, on the one hand, and the Company on the other.

     1.2 Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

          1.2.1 "Acquisition" means Hechinger Acquisition, Inc., a Delaware corporation, and, unless the context otherwise requires, its Subsidiaries.

          1.2.2 "Acquisition Proposal" has the meaning set forth in Section 7.5 hereof.

          1.2.3 "Action" means any action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          1.2.4 "Agreement" means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference, in each case as amended or supplemented.

          1.2.5 "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          1.2.6 "Balance Sheet" has the meaning set forth in Section 5.13 hereof.

          1.2.7 "BSQ" means Builders Square, Inc., a Delaware corporation.

          1.2.8 "BSQ Acquisition" means BSQ Acquisition, Inc., a Delaware corporation and the sole stockholder of Acquisition, and, unless the context otherwise requires, its Subsidiaries.

          1.2.9 "BSQ Acquisition Agreement" means the Purchase and Sale Agreement of even date herewith among Kmart, BSQ and BSQ Acquisition.

          1.2.10 "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

          1.2.11 "CAA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.12 "CERCLA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.13 "Certificate" has the meaning set forth in Section 3.1 hereof.

          1.2.14 "Class A Common Stock" means the Company's Class A common stock, par value $.10 per share.

          1.2.15 "Class B Common Stock" means the Company's Class B common stock, par value $.10 per share.

          1.2.16 "Closing" has the meaning set forth in Section 2.2 hereof.

          1.2.17 "Closing Date" means the date and time of the Closing.

          1.2.18 "Code" means the Internal Revenue Code of 1986, as amended.

          1.2.19 "Company" means Hechinger Company, a Delaware corporation, and, unless the context otherwise requires, its Subsidiaries.

          1.2.20 "Company Board" has the meaning set forth in Section 5.23 hereof.

          1.2.21 "Consents" has the meaning set forth in Section 7.13 hereof.

          1.2.22 "CWA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.23 "Delaware Certificate of Merger" has the meaning set forth in
     Section 2.3 hereof.

          1.2.24 "DGCL" has the meaning set forth in Section 2.1 hereof.

          1.2.25 "Dissenting Stockholders" has the meaning set forth in Section 4.1(a) hereof.

          1.2.26 "Encumbrance" means any charge, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        1.2.27 "Environmental Laws or Orders" has the meaning set forth in
     Section 5.9.2(a) hereof.

          1.2.28 "EPCRA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.29 "ERISA" has the meaning set forth in Section 5.16.1 hereof.

          1.2.30 "ERISA Affiliate" has the meaning set forth in Section 5.16.1 hereof.

          1.2.31 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.2.32 "Expenses" has the meaning set forth in Section 9.3 hereof.

          1.2.33 "Fiscal 1996 Form 10-K" has the meaning set forth in Section
     5.7 hereof.

          1.2.34 "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          1.2.35 "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          1.2.36 "Hazardous Substances" has the meaning set forth in Section
     5.9.3 hereof.

          1.2.37 "H-S-R Act" has the meaning set forth in Section 7.6 hereof.

          1.2.38 "In the Money Options" has the meaning set forth in Section 4.4 hereof.

          1.2.39 "Income Tax" means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. sec.1.1502-6 or comparable provisions of any Taxing Authority in respect of a Consolidated Return.

          1.2.40 "Indebtedness" means all obligations for borrowed money and accounts payable, however evidenced, including principal and interest.

          1.2.41 "Kmart" means Kmart Corporation, a Michigan corporation.

          1.2.42 "Knowledge" or any similar term or phrase (including the words "known" and "aware" even though not capitalized) referring to "knowledge" means, as to any entity, the knowledge, after due inquiry, of the officers of such entity (and, in the case of the Company, means the knowledge, after due inquiry, of John W. Hechinger, Jr., Kenneth J. Cort, S. Ross Hechinger,
     W. Clark McClelland and Mark R. Adams, the Company's Chief Executive Officer, President and Chief Operating Officer, Senior Vice
     President -- Administration, Executive Vice President and Chief Financial Officer and Senior Vice President, Treasurer and Secretary, respectively.). For this purpose, "due inquiry" means inquiry of and consultation with the entity's directors, officers and advisors, including legal counsel and outside auditors, who in each case are the principal persons responsible for such matters as of the date hereof.

          1.2.43 "Law" means any statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

          1.2.44 "Leased Real Estate" has the meaning set forth in Section
     5.12.2 hereof.

          1.2.45 "Material Adverse Effect" means a material adverse effect on
     (i) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or (ii) the condition (financial or otherwise), results of operations, assets, liabilities, prospects (except insofar as they relate generally to the industry of which the Company is a part) or business of the subject Person and its Subsidiaries taken as a whole.

          1.2.46 "Merger" has the meaning set forth in Section 2.1 of this Agreement.

          1.2.47 "Merger Consideration" has the meaning set forth in Section 4.1(a) hereof.

          1.2.48 "Monthly Financial Statements" has the meaning set forth in
     Section 7.7 hereof.

          1.2.49 "1982 Options" has the meaning set forth in Section 5.3 hereof.

          1.2.50 "1982 Plan" has the meaning set forth in Section 5.3 hereof.

          1.2.51 "1991 Options" has the meaning set forth in Section 5.3 hereof.

          1.2.52 "1991 Plan" has the meaning set forth in Section 5.3 hereof.

          1.2.53 "Options" has the meaning set forth in Section 5.3 hereof.

          1.2.54 "Order" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ.

          1.2.55 "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

          1.2.56 "Owned Real Estate" has the meaning set forth in Section 5.12.1 hereof.

          1.2.57 "Paying Agent" has the meaning set forth in Section 4.2 hereof.

          1.2.58 "Permit" means any license, permit, franchise or authorization.

          1.2.59 "Permitted Encumbrances" means (i) Encumbrances disclosed on
     Schedule 1.2.59 hereto, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, and which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

          1.2.60 "Person" means an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

          1.2.61 "Plans" has the meaning set forth in Section 5.16.1 hereof.

          1.2.62 "Preferred Stock" has the meaning set forth in Section 5.3 hereof.

          1.2.63 "RCRA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.64 "Record Date" means the date established by the Company Board for purposes of determining the holders of the Class A Common Stock and Class B Common Stock entitled to vote at the Special Meeting.

          1.2.65 "Reports" has the meaning set forth in Section 5.7 hereof.

          1.2.66 "Representatives" means Persons acting on behalf of another Person, including their respective officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

          1.2.67 "SEC" means the United States Securities and Exchange
     Commission.

          1.2.68 "SEC Documents" means any reports, schedules, forms, statements or other documents filed by the Company with the SEC.

          1.2.69 "Securities Act" means the Securities Act of 1933, as amended.

          1.2.70 "Service" means the Internal Revenue Service or any successor entity.

          1.2.71 "Shares" has the meaning set forth in Section 4.1(a) hereof.

          1.2.72 "Special Meeting" has the meaning set forth in Section 7.10 hereof.

          1.2.73 "Stock Plans" shall have the meaning set forth in Section 5.3 hereof.

          1.2.74 "Stockholders Agreement" means the Stockholders Agreement to be entered into by the stockholders of the Company listed on Schedule 1.2.74 hereto, in substantially the form attached hereto as Exhibit A.

          1.2.75 "Subsidiary" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%.

          1.2.76 "Superior Consideration" has the meaning set forth in Section
     7.5 hereof.

          1.2.77 "Surviving Corporation" has the meaning set forth in Section
     2.1 hereof.

          1.2.78 "Takeover Statute" has the meaning set forth in Section 7.17 hereof.

          1.2.79 "Tax" means Income Taxes and Other Taxes as the context requires.

          1.2.80 "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          1.2.81 "Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

          1.2.82 "Taxing Authority" means any federal, state, local or foreign governmental authority responsible for the imposition of any Tax.

          1.2.83 "Termination Fee" shall have the meaning set forth in Section
     9.3 hereof.

          1.2.84 "TSCA" has the meaning set forth in Section 5.9.3 hereof.

                                   ARTICLE 2

                      THE MERGER; CLOSING; EFFECTIVE TIME

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Acquisition shall be merged with and into the Company and the separate corporate existence of Acquisition shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     2.2 Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Irell & Manella LLP, 333 South Hope Street, Los Angeles, California at 9:00 A.M. (Los Angeles time) on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company, Acquisition and BSQ Acquisition may agree.

     2.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article 9 hereof, the Company, Acquisition and BSQ Acquisition will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other time as is agreed to by the parties hereto and specified in the Delaware Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                                   ARTICLE 3

                   CERTIFICATE OF INCORPORATION AND BY-LAWS;
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1 The Certificate of Incorporation. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that Article Fourth of the Company's Certificate shall be amended to read in its entirety as follows:

          "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

     3.2 The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     3.3 Officers and Directors. The directors of Acquisition and the officers of Acquisition at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE 4

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     4.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the stock of the Company and Acquisition in the Merger shall be as follows:

          (a) At the Effective Time, each share (collectively, the "Shares") of the Class A Common Stock and the Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares owned by Acquisition or BSQ Acquisition and Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $3.00. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by Acquisition or BSQ Acquisition, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) At the Effective Time, each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition or BSQ Acquisition, be converted into one share of the Surviving Corporation's Common Stock, par value $.01 per share.

     4.2 Payment for Shares. At or prior to the Effective Time, BSQ Acquisition shall make available or cause to be made available to the paying agent appointed by BSQ Acquisition with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments (a) pursuant to Section 4.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time and (b) pursuant to Section 4.4 hereof to holders of Options outstanding immediately prior to the Effective Time. Not later than 15 days prior to the date fixed for the Special Meeting pursuant to Section 7.10 hereof, the Company shall cause to be mailed to each person who was, as of the Record Date, a holder of record (other than Acquisition or BSQ Acquisition) of issued and outstanding Shares a form (mutually agreed to by Acquisition and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represent any of such Shares in exchange for payment therefor. The Company and, following the Effective Time, the Surviving Corporation shall each use its best efforts to mail the letter of transmittal to all persons who become holders of Shares during the period between the Record Date and the close of business on the business day prior to the Effective Time. At any time after the Effective Time, upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One year following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and BSQ Acquisition shall reimburse the Surviving Corporation for such charges and expenses.

     4.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Acquisition and BSQ Acquisition notice thereof and each shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of BSQ Acquisition, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1.

     4.4 Payment for Options. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each holder of Options with respect to which Consents were theretofore executed and delivered and which have exercise prices of less than $3.00 per share ("In the Money Options") an amount equal to the difference between (i) the product of (A) $3.00 multiplied by (B) the aggregate number of Shares issuable upon exercise of all In the Money Options held by such holder and (ii) the aggregate exercise price payable upon such exercise. No payment shall be made with respect to any Option having a per Share exercise price equal to or greater than $3.00. The specific procedures for such payments shall be as agreed to by the parties hereto and specified in the Consent.

     4.5 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquisition and BSQ Acquisition as follows:

     5.1 Organization and Good Standing. Each of the Company and the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the corporate power and authority to carry on its business as the same is now being conducted and to own all its properties and assets. Each of the Company and the Company's Subsidiaries is duly qualified to transact business as a foreign corporation in each of the jurisdictions in which the nature of its business as the same is now being conducted or the ownership of its properties and assets require it to be qualified, which jurisdictions are listed in Schedule 5.1 hereto, except for those jurisdictions in which failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.2 Corporate Records. The Company has made available to Acquisition a complete and correct copy of the certificate of incorporation and by-laws, each as amended to date, of each of the Company and the Company's Subsidiaries. Each of the certificates of incorporation and by-laws so delivered are in full force and effect. The corporate records and minute books of the Company and the Company's Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' Boards of Directors or any committees thereof and at any stockholders' meetings thereof.

     5.3 Authorized Capital; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, of which 32,754,374 Shares (which includes 25,500 Restricted Shares and does not include 97,265 Shares of Class A Common Stock held in the treasury of the Company) were outstanding and 260,000 additional shares were issued as Performance Restricted Shares (all of which will be fully vested as of the Closing) on July 10, 1997, 30,000,000 shares of Class B Common Stock, of which 9,458,374 Shares were outstanding (not including 14,497 Shares of Class B Common Stock held in the treasury of the Company) on July 10, 1997, and 20,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which no shares were outstanding on July 10, 1997. All of the outstanding shares have been duly

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

authorized and are validly issued, fully paid and nonassessable. The Company has no shares of its capital stock reserved for issuance, except that, as of July 10, 1997, there were no shares reserved for issuance pursuant to options (the "1982 Options") issued under the Company's 1982 Stock Option Plan (the "1982 Plan") and 2,485,578 shares reserved for issuance pursuant to options (the "1991 Options", and collectively with the 1982 Options, the "Options") issued under the Company's 1991 Stock Incentive Plan (the "1991 Plan" and collectively with the 1982 Plan, the "Stock Plans"), which Options have exercise prices as set forth in Schedule 5.3(a), and all of which Options will be terminated on or before the Closing Date (subject to payment as provided in Section 4.4), and 4,419,899 shares subject to issuance pursuant to the Company's 5 1/2% Debentures due 2012 (the "Debentures"). Except as set forth in Schedule 5.3(b), each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all Encumbrances. Except as set forth in Schedule 5.3(a), there are no shares of capital stock of the Company authorized, issued or outstanding, and except as set forth in
Schedule 5.3(a) and as provided in the Stockholders Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company's Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of the Company's capital stock or capital stock of the Surviving Corporation pursuant to any Plan (as defined in Section 5.16.1) or otherwise. To the Company's knowledge, there are no voting trust agreements, proxies or other contracts or arrangements restricting or relating to voting or dividend rights or the transferability of the Company's capital stock (other than as provided in this Agreement or the Stockholders Agreement, and except as set forth in
Schedule 5.3(c)). The Company has no Subsidiaries or other equity interests other than the Company's Subsidiaries set forth on Schedule 5.3(d).

     5.4 Corporate Authority. The Company has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority in vote of the outstanding Shares, voting together as a single class, to consummate the transactions contemplated hereby. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration to be received by the holders of the Shares is fair to such holders from a financial point of view, and the Company has provided a true and complete copy of such opinion to Acquisition. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     5.5 Absence of Conflict. Except as set forth in Schedule 5.5, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) conflict with or result in any breach of the terms, conditions, or provisions of the respective charter and bylaws of the Company and each of the Company's Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to the Company, except for any such violations of Law or Order which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       5.6 Approvals.

          5.6.1 Schedule 5.6.1 contains a list of all significant categories of Approvals of Governmental Entities which, to the Knowledge of the Company, are required to be given or obtained by the Company from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          5.6.2 Schedule 5.6.2 contains a list of all non-governmental Approvals which, to the Knowledge of the Company, are required to be given or obtained by the Company from any and all third parties in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to give or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     5.7 SEC Filings; Financial Statements. The Company has heretofore delivered or made available to Acquisition a complete and correct copy of each registration statement, offering circular relating to the offering of securities, report, proxy statement or information statement prepared by it since January 28, 1995, including, without limitation, (A) its Annual Report on Form 10-K (the "Fiscal 1996 Form 10-K") for the year ended February 1, 1997, and
(B) its Quarterly Report on Form 10-Q for the period ended May 3, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC or other available exemption from registration under the Securities Act (collectively, the "Reports"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company's Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company's consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied through the periods indicated.

     5.8 Accounts Payable and Inventory; Conduct of Business.

          5.8.1 Accounts Payable and Inventory. Except as disclosed in Schedule 5.8.1, since February 1, 1997 to the date hereof the Company has (i) discharged its accounts payable and other current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount consistent with normal seasonal requirements of the Company's business and intended to facilitate the sound operation of the Company's business.

          5.8.2 Conduct of Business. Except as disclosed in the SEC Documents, in Schedule 5.8.2 or as contemplated by this Agreement, since February 1, 1997 to the date hereof, the Company's business has been conducted in the ordinary course, and there has not been any:

             (a) adverse and material change in the condition (financial or otherwise), results of operations, assets, liabilities, prospects (except insofar as they relate generally to the industry of which the Company is a part) or business of the Company;

             (b) amendment to the Company's or any of the Company's Subsidiaries' charter or by-laws;

             (c) sale, assignment, disposition, transfer, pledge, mortgage or lease of any asset primarily used or held for use in the Company's business, other than sales of inventory in the ordinary course of business consistent with past practice;

             (d) incurrence of any Indebtedness, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than under the existing revolving credit facility in the ordinary course of business;

             (e) sale, assignment, disposition, transfer, pledge, mortgage or lease of any Owned Real Estate or Leased Real Estate;

             (f) increase in the compensation or fringe benefits payable or to become payable to any officers or salaried employees of the Company, other than routine increases made in the ordinary course of business and consistent with past practice or as required by Law or under any existing agreements;

             (g) issuance, sale or disposition of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or any other change in the issued and outstanding capitalization of the Company;

             (h) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities;

             (i) declaration or payment of any dividend or other distribution, or the transfer of any assets, by the Company to any stockholders of the Company, or any redemption, repurchase or other acquisition by the Company of its capital stock, except in the ordinary course of business;

             (j) change by the Company in any of its material accounting principles, methods or practices, including any material change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories;

             (k) material adverse changes in the business organization of the Company, the Company's relationships with employees or the Company's relationships with the suppliers listed on Schedule 5.20, (or any material adverse changes in relationships with other customers and suppliers that are material to the Company);

             (l) except in the ordinary course of business, consistent with past practice, or as necessary to consummate the transactions contemplated hereby, entering into or amending of any Contract identified in Schedules under Sections 5.11, 5.12, 5.16 or 5.19;

             (m) closure, shut down or other elimination of any of the Company's stores or any other material change in the character of its business, properties or assets, except in the ordinary course of business, consistent with past practice;

             (n) damage, destruction or loss with respect to any of the properties or assets of the Company which would have a Material Adverse Effect; or

             (o) agreement to do, cause or suffer any of the foregoing.

     5.9 Compliance with Law.

          5.9.1 Except as set forth in Schedule 5.9.1, the Company has conducted its business in all material respects in compliance with and does not in any material respect violate any applicable

     Laws or Orders (including any Laws or Orders relating to employment discrimination, occupational safety, manufacture, warehousing, conservation or corrupt practices, but excluding matters subject to the remainder of this Section 5.9), and the Company has not received any notice alleging any such violation that remains pending or unsatisfied.

          5.9.2 Except as set forth in Schedule 5.9.2 and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

             (a) all of the Company's assets (including assets and properties that are owned, leased or operated) and their existing and, to the knowledge of the Company, prior uses complied and comply with, and the Company is not in violation of and has not violated, in connection with the ownership, use, maintenance or operation of any such assets or properties or the conduct of the Company's business, any applicable Law or Order of any Governmental Entity relating to the handling, manufacturing, treatment, storage, disposal, discharge, use or transportation of Hazardous Substances, environmental pollution, pollution control or other environmental or non-occupational health and safety matters (collectively, "Environmental Laws or Orders");

             (b) there are no conditions or circumstances that may reasonably be expected to trigger or result in an obligation by the Company pursuant to any Environmental Laws or Orders to conduct or to make any investigation, work, repairs, construction, remediation or capital expenditures with respect to any parcel of Owned Real Estate, Leased Real Estate or other property or asset (real or personal) of the Company or used in the Company's business, nor has the Company received any notice of any claim regarding any Environmental Law or Order with respect to any such property or asset;

             (c) there is no liability relating to the Company's business to which the Company will or reasonably could be expected to be subject, whether absolute, accrued, contingent or otherwise, arising out of or related to, directly or indirectly, any Environmental Laws or Orders;

             (d) there has been no release of Hazardous Substances on, under or affecting (i) any parcel of Owned Real Estate or Leased Real Estate (real or personal); (ii) any other current property or asset of the Company or used in the Company's business (real or personal); or (iii) any former property or asset of the Company or used in the Company's business (real or personal) during the time that any such former property or asset was owned, leased, subleased by the Company or used in the Company's business, and the Company is not, nor could it reasonably be expected to be, liable for any potential investigation or cleanup of any property or facility as the result of disposing, transporting or arranging for the disposal of Hazardous Substances from any Owned Real Estate or Leased Real Estate occurring prior to the Closing Date.

          5.9.3 For purposes of this Agreement, "Hazardous Substances" shall mean all substances, materials, chemicals, compounds or wastes regulated by, under or pursuant to any applicable Environmental Laws or Orders, including the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Clean Water Act ("CWA"), 33 U.S.C. Sections 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRA"), Title III of Public Law 99-499, the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code Sections 25249.5 et seq., any and all state or local counterparts thereto or other similar state or local Laws and Orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability. The term "Release" shall have the meaning accorded such term under CERCLA.

     5.10 Permits. Except as set forth in Schedule 5.10, the Company has and is in material compliance with, or has a valid exemption from the requirement to obtain, all Permits and Approvals from Governmental Entities necessary to conduct its business and own its properties and assets in all material respects in the manner it is currently being conducted.

     5.11 Contracts.

          5.11.1 Schedule 5.11.1 lists (a) all contracts and agreements (written or oral) existing as of the date hereof of the Company that provide for aggregate payments by any party in excess of $500,000 per contract and that are not terminable upon 90 days (or less) notice by the Company without penalty or obligation to make payments related to such termination, (b) all agreements containing covenants that, as of the Closing, would limit in any material respect the freedom of the Company to compete with any person in any line of business or in any area or territory, (c) all documents evidencing any Indebtedness of the Company, (d) all supplier agreements of the Company pertaining to discounts, rebates or other allowances or other non-ordinary course arrangements and (e) all license agreements pertaining to intellectual or intangible property rights of the Company; provided that
     Schedule 5.11.1 shall not include (i) contracts and agreements that are set forth on a Schedule identified under Sections 5.12, 5.16 and 5.19 hereof,
     (ii) purchase orders for inventory and merchandise held for sale to customers entered into in the ordinary course of business in a manner consistent with past practice and that accounted for less than 2% of total inventory and merchandise purchases of the Company during the most recently completed fiscal year or are expected to account for less than 2% of total inventory and merchandise purchases of the Company during the current fiscal year, and (iii) any leases for tangible personal property requiring monthly payments of less than $25,000. Copies of all of the agreements, contracts and arrangements referred to in this Section have been heretofore made available to Acquisition.

          5.11.2 Except as set forth in Schedule 5.11.1, (i) the Company is not, and to the Knowledge of the Company no other party to any contract listed on said Schedule is, in material violation thereof or in material default with respect thereto; (ii) each contract listed on said Schedule is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to be material; and (iii) none of the contracts listed on said schedule contains provisions adverse to the Company upon a change in control thereof.

          5.11.3 Except as set forth on Schedule 5.11.3, no officer or director of the Company, no shareholder of the Company related to any such officer or director, and no "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any material contract or agreement (including all leases of real property) of, or other business arrangement with, the Company, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company.

     5.12 Real Property and Leaseholds.

          5.12.1 Schedule 5.12.1 lists and identifies all parcels of real property currently owned in fee by the Company (the "Owned Real Estate"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

          5.12.2 Schedule 5.12.2(a) lists and identifies all parcels of real property leased or subleased to the Company (collectively, the "Leased Real Estate"). Except as set forth on Schedule 5.12.2(b), the Company holds valid and subsisting leasehold interests to each of the leaseholds constituting Leased Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

          5.12.3 With respect to each lease, master lease or sublease of any real estate described in Schedule 5.12.2, except as set forth in Schedule 5.12.3, the Company is not and, to the Knowledge of the Company no other party thereto is, in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder, except in each such case for such defaults as would not reasonably be expected to result in (i) a material payment being made by the Company to the landlord, (ii) termination of the lease, or (iii) any other material adverse consequence, individually or in the aggregate, to the Company.

          5.12.4 Except as set forth on Schedule 5.12.4(a), all the real property leases relating to the Leased Real Estate are in full force and effect (including those that have expired original terms and are continuing on a month-to-month or similar basis) and the Company is entitled to all the rights of a tenant thereunder, taking into account the consummation of the transactions contemplated by this Agreement. Except as set forth on
     Schedule 5.12.4(b), none of such real property leases contains any requirements for notice or consent with respect to, or otherwise provides restrictions against, a change in control of the Company. Except as set forth on Schedule 5.12.4(c), no Action against the Company is pending or, to the Knowledge of the Company, threatened in connection with any such real property leases, except for any Action (not involving the failure to pay rent) which is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

     5.13 Absence of Undisclosed Liabilities. Except as accrued on the balance sheet of the Company at February 1, 1997 included in the fiscal 1996 Form 10-K (the "Balance Sheet") or set forth in the notes thereto, and except as set forth in Schedule 5.13, the Company does not have any liability (whether absolute, accrued, contingent, or otherwise, matured or unmatured, and whether due or to become due), which liability is required (or would be required had such liabilities existed at February 1, 1997) to be reflected on the Balance Sheet or the notes thereto in accordance with GAAP, except for liabilities and obligations incurred since February 1, 1997 in the ordinary course of business and consistent with past practice or those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.14 Litigation.

          5.14.1 Except as set forth in Schedule 5.14, there are no Actions pending or, to the Knowledge of the Company, claims threatened against the Company, at law, in equity or in any arbitral proceeding, and there is no investigation or proceeding pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity nor is there any currently effective Order against the Company, except for any such Actions, claims, investigations, proceedings or Orders which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Schedule 5.14 accurately identifies those pending or, to the Knowledge of the Company, threatened claims listed therein which are material and (i) may not be covered by third party insurance or (ii) with respect to which the insurance carrier has denied coverage or has advised the Company that it is defending such claim under reservation of rights or (iii) for which the Company is self-insured.

     5.15 Tax Matters.

          5.15.1 Except as set forth in Schedule 5.15.1, the Company (i) has (or by the Closing Date will have) timely filed all material Tax Returns required to be filed by it as of the Closing Date, (ii) has used its commercially reasonable efforts to maintain all required records with respect to any liability for Taxes for taxable years with respect to which the statute of limitations has not yet expired, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement and (iii) has timely paid, or has made appropriate provision on its balance sheet (in accordance with GAAP) for, all Taxes shown to be due on or with respect to Tax Returns referred to in clause (i) above or claimed to be due from it by any Taxing Authority with respect to any liability for Taxes. Except as set forth in Schedule 5.15.1, all Tax Returns described in clause (i) are true, correct and complete in all material respects. Except as set forth in Schedule 5.15.1, with respect to periods commencing on or after February 1, 1997, the Company has not incurred any material liability for Taxes other than as reflected on the Balance Sheet. Except as set forth in
     Schedule 5.15.1, there are no material Encumbrances with respect to Taxes upon any of the Company's properties or assets, except for current Taxes not yet due.

          5.15.2 The appropriate Tax Returns of the Company have been examined by the Service for all periods up to and including January 31, 1994. Except to the extent reserved for in the Balance Sheet or as shown in Schedule 5.15.2, no material issue has been raised by a Taxing Authority in any such examination which reasonably could be expected to result in a proposed deficiency, penalty or interest for any other period.

          5.15.3 Except as set forth in Schedule 5.15.3, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any U.S. federal Tax Returns required to be filed by, or which include or are treated as including, the Company.

          5.15.4 Except as set forth in Schedule 5.15.4, the Company is not involved in or subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal, state, local or foreign income tax purposes.

          5.15.5 All material elections with respect to Income Taxes affecting the Company as of the date hereof are set forth in Schedule 5.15.5.

          5.15.6 Except as set forth in Schedule 5.15.6, there are no tax sharing agreements or similar arrangements with respect to or involving the Company.

          5.15.7 The Company was not included and is not includible in any consolidated or unitary Tax Return with any corporation other than such a return of which the Company is the common parent corporation.

          5.15.8 Except as set forth on Schedule 5.15.8, the Company has not agreed to and is not required to make any material adjustment under section 481(a) of the Internal Revenue Code (the "Code").

          5.15.9 Except as set forth in Schedule 5.15.9, the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense to such company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     5.16 ERISA Matters.

          5.16.1 For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which the Company is or ever was a sponsor or participating employer or as to which the Company makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of the Company (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement health, life, vision or dental insurance, compensation or benefits, in each case (other than in the case of a deferred benefit pension plan within the meaning of Section 3(35) of ERISA) for the benefit of employees or former employees of the Company. Schedule
     5.16.1 lists and identifies each Plan of the Company and its ERISA affiliates. For purposes of this Agreement, the term "ERISA Affiliate" shall mean any member of the same controlled group of businesses as the Company, within the last six years, within the meaning of Section 4001(a)(14) of ERISA.

          5.16.2 Each Plan has been operated in all material respects in accordance with its terms and all applicable laws and the annual report for each such Plan with respect to which such report is required has been timely filed. Except as set forth on Schedule 5.16.2, no claim is pending or, to the knowledge of the Company, threatened against any such Plan or ERISA Affiliate except for benefits properly due.

          5.16.3 All continuation coverage under any Plan or any plan maintained by any ERISA Affiliate that is a medical benefit plan has been provided in all material respects in conformity with the Code and ERISA.

          5.16.4 The Company has made all contributions that are required of it under any Plan for all plan years ending on or prior to the Closing Date and that become due on or prior to the Closing Date.

          5.16.5 A letter has been received by the Company from the Internal Revenue Service determining that each funded employee pension plan as defined in Section 3(2) of ERISA that is intended to meet the requirements of Section 401(a) of the Code meets such requirements.

          5.16.6 Except as set forth in Schedule 5.16.6, neither the Company nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation), whether by reason of the termination of any pension plan or the withdrawal from any multi-employer plan, or assumed any liability under Section 4204 of ERISA.

          5.16.7 None of the Plans has an accumulated funding deficiency (as defined in Section 412 of the Code), and no prohibited transaction (as defined in Section 4975 of the Code) has occurred with respect to any Plan unless the transaction has been corrected and all liability occasioned thereby has been satisfied.

          5.16.8 The Company has substantially complied with all material reporting and disclosure requirements under ERISA and the Code to the extent applicable to any Plan.

          5.16.9 The Company has no reason to believe that any multi-employer plan listed on Schedule 5.16.1 is or is expected imminently to be in reorganization or has been or is expected imminently to be terminated.

          5.16.10 The aggregate unfunded current liability (as defined in Section 412(1)(8)(A) of the Code) of all single employer plans maintained by the Company is only of such magnitude that all liability under Title IV of ERISA created by the termination of all such plans on the date hereof and as of the Closing Date would be unlikely to exceed $2,000,000.

          5.16.11 The Company has, in any summary plan description of any employee benefit plan (as defined in Section 3(3) of ERISA), or in any summary of material modification thereof circulated to the employees, reserved its rights to amend or terminate the plan to which the summary related and, to the knowledge of the Company, has not represented otherwise in any such description or material, nor, except as set forth in Schedule 5.16.11, has the Company represented that any health or medical insurance benefit is available to any employee after such employee's separation from service with the Company except as provided in any disability plan or as required by law.

          5.16.12 There are no liens against the property of the Company or any of its ERISA Affiliates under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA.

     5.17 Assets.

          5.17.1 Except as indicated in Schedule 5.17, the Company holds title to or a leasehold, consignment or license in each item of material tangible personal property owned by or in the possession of the Company. Except as indicated in Schedule 5.17 or on the Balance Sheet or the notes thereto:

             (a) each item of tangible personal property listed in the fixed asset ledger of the Company as being owned is owned free and clear of all Encumbrances except for Permitted Encumbrances; and

             (b) The Company is not in default with respect to any term or condition of any lease of personal property, nor has any event occurred which through the passage of time or the giving of notice, or both, would result in such a default, in each case except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

             (c) except for such items of equipment as are undergoing repair or refurbishment or are being held for replacement, in each case in the ordinary course of business and consistent with past practice, and except to the extent that no material liability will be incurred in restoring equipment to reasonable operating condition, all of the equipment (including machinery, spare parts, automobiles, trucks, other vehicles, tools, operating and office supplies, and computer hardware and softwares) owned or leased or otherwise used by the Company is in reasonable operating condition and, subject to normal maintenance, is available for use.

          5.17.2 All accounts receivable, unbilled invoices and other receivables of the Company due or recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the records and books of account of the Company) (a) arose in the ordinary course of business, and (b) are reasonably expected to be collectible.

          5.17.3 Except as set forth in Schedule 5.17.3, the values at which inventories of the Company are carried on the Balance Sheet reflect the inventory valuation policy of the Company consistent with its past practice and in accordance with GAAP.

     5.18 Intellectual Property. Schedule 5.18(a) sets forth a list of all registered trade names, patents, trademarks, service marks and copyrights and applications for any of the foregoing which are used or held for use by the Company. Except as set forth in Schedule 5.18(b), the Company owns the trade name (and related trademark) "Hechinger," "Home Quarters" and "Better Spaces" in all jurisdictions in which such trade name and related trademark are in use, and there is not any conflict in any jurisdiction in which such trade name and related trademark are in use by any Person with the rights of the Company therein or any conflict by the Company with the rights of any other Person therein nor has any license to use such name been granted to any Person. Except as set forth in Schedule 5.18(c), the Company has all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights, or licenses in respect of any such rights owned by others, as are necessary to continue the Company's business substantially as currently conducted, and there is not any conflict in any jurisdiction in which any such proprietary intellectual property is in use by any Person with the rights of the Company therein or any conflict by the Company with the rights of any other Person therein, except where in any case or in the aggregate such failure to have such rights or such conflict would not be likely to result in a Material Adverse Effect.

     5.19 Labor and Employment Matters.

          5.19.1 Schedule 5.19(a) is a complete copy of all current employee handbooks utilized by the Company. Schedule 5.19(b) is an accurate list of each employment contract of the Company which provides for aggregate annual payments of more than $75,000 for personal services or employment which is not terminable on 30 days (or less) notice by the Company without penalty or obligation to make payments related to such termination. Except as provided in Schedule 7.15 and except in accordance with the contracts, agreements, plans or programs identified in Schedule 5.16 or Schedule 5.19, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the

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

     transactions contemplated by this Agreement (either alone or combined with any other event or transaction). There are no collective bargaining agreements or other material labor agreements to which the Company is a party.

          5.19.2 The Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, occupational safety and health, plant closings and mass layoffs, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, and there has been withheld and paid to the appropriate Governmental Entities, or there is being held for payment not yet due to such Governmental Entities, all amounts required to be withheld from the employees of the Company, and the Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures which would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

          5.19.3 As of the date hereof, and except as set forth in Schedule 5.19.3, there is no (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other federal, state, local or foreign agency; (ii) pending labor strike, work stoppage, work slow down or lockout affecting the Company; (iii) pending material grievance or unfair dismissal proceeding relating to the Company; (iv) material claim by employees of the Company alleging discrimination under any federal, state or local law or constitution, including claims of discrimination or retaliation based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability; (v) other material claims affecting the Company relating to employment, including those based on statute, contract or tort; (vi) pending representation question or union organizing activities respecting a significant number of the employees of the Company; or (vii) to the Knowledge of the Company, threat, investigation, charge or complaint with regard to any of the foregoing relating to the Company.

          5.20 Suppliers. Set forth on Schedule 5.20 hereto is a list of the ten largest suppliers based on the dollar value of materials or products sold or purchased, respectively, of the Company for the year ended February 1, 1997.

          5.21 Personnel, etc. Set forth on Schedule 5.21 is a list setting forth:

             (a) the name of each officer of each of the Company and the Company Subsidiaries, specifying the title and job classification of each such Person; and

             (b) the name of each director of each of the Company and the Company Subsidiaries.

     The Company has heretofore provided Acquisition with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive, and all payroll records relating to non-officer employees heretofore provided to Acquisition are accurate and complete.

     5.22 Insurance. The Company is currently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as the Company reasonably believes is customary in the business in which it is engaged. All of the insurance policies and bonds maintained by the Company are in full force and effect, the Company is not in default in any material respect thereunder and all material claims thereunder have been filed in due and timely fashion or as required by any such insurance policies. Since February 3, 1996, no material claim by the Company on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. Between the date hereof and the Closing Date, the Company will maintain the levels of insurance coverage in effect on the date hereof and will submit all claims existing prior to the Closing Date to its insurance carrier on or before the Closing Date. Schedule 5.22 lists all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees or agents, specifying (i) the type of policy, (ii) policy limits and (iii) self insurance amounts.

     5.23 Company Action. The Board of Directors of the Company (the "Company Board") has adopted resolutions recommending that this Agreement and the Merger be approved by its stockholders and directing that this Agreement and the Merger be submitted for consideration by its stockholders at a Special Meeting thereof.

     5.24 Takeover Statutes. No Takeover Statute applicable to it is applicable to the Merger, the Stockholders Agreement or the other transactions contemplated hereby.

     5.25 Brokers. Except as set forth in Schedule 5.25, all negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by the Company in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against Acquisition, BSQ Acquisition or the Company or any of their respective directors, officers, stockholders or affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

                                   ARTICLE 6

                       REPRESENTATIONS AND WARRANTIES OF
                        ACQUISITION AND BSQ ACQUISITION

     BSQ Acquisition and, as to itself, Acquisition hereby each represents and warrants to the Company as follows:

     6.1 Organization and Good Standing; Authority. Each of Acquisition and BSQ Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Acquisition and BSQ Acquisition and is a valid and legally binding obligation of each of them, enforceable against Acquisition and BSQ Acquisition in accordance with its terms.

     6.2 Absence of Conflict. Except as set forth in Schedule 6.2, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with the notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of Acquisition or BSQ Acquisition under any of the terms, conditions or provisions of the respective charter and bylaws of Acquisition and BSQ Acquisition or any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which Acquisition or BSQ Acquisition is a party or by which either of them or any of its respective properties or assets may be bound or affected; or (ii) violate any Law or Order applicable to Acquisition and BSQ Acquisition, except for any such violations of Law or Order which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.3 Approvals. Schedule 6.3 contains a list of all Approvals of Governmental Entities which, to the knowledge of Acquisition or BSQ Acquisition, are required to be given or obtained by Acquisition or BSQ Acquisition from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonable be expected to have a Material Adverse Effect.

     6.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Acquisition and BSQ Acquisition in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against the Company or any of its directors, officers, stockholders or affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

     6.5 Financing. Acquisition has delivered to the Company a copy of a commitment letter from Chase Manhattan Bank relating to such financing as, in Acquisition's judgment, is reasonably expected to be necessary to consummate the transactions contemplated hereby and by the BSQ Acquisition Agreement.

     6.6 Transaction Agreements. Set forth on Schedule 6.6 is a list of all agreements, contracts and other binding written commitments that relate to the transactions contemplated by the BSQ Acquisition Agreement and the transactions contemplated hereby. A copy of all items listed on such schedule has been delivered by Acquisition, BSQ Acquisition or their respective Representatives to the Company or its Representatives.

                                   ARTICLE 7

                                   COVENANTS

     7.1 Conduct of Business Pending Closing. The Company agrees that on and after the date hereof and prior to the Closing Date, except as otherwise consented to by Acquisition in writing (which consent shall not be unreasonably withheld so long as such consent is not adverse to the interests of Acquisition or BSQ Acquisition, in their sole discretion), as set forth in Schedule 7.1, or as otherwise contemplated by this Agreement:

          7.1.1 The Company shall conduct its business in the ordinary course in all material respects;

          7.1.2 The Company shall (i) discharge accounts payable and other current liabilities and obligations of the Company in accordance with past practice, (ii) purchase and maintain inventory in an amount consistent with normal seasonal requirements of the Company and intended to facilitate the sound operation of the Company's business, and (iii) discharge on a timely basis any and all liabilities as and to the extent such liabilities or any portion thereof become due prior to the Closing; provided, however, that the Company shall not prepay, redeem or repurchase any Indebtedness or other obligations that are not due and payable prior to the Closing other than pursuant to its existing revolving credit facility in the ordinary course of business;

          7.1.3 The Company shall use commercially reasonable efforts to preserve the business organization of the Company intact, and to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist;

          7.1.4 The Company shall not borrow any money, incur any Indebtedness or guarantee any Indebtedness or obligation of any Person, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than pursuant to its existing revolving credit facility in the ordinary course of business;

          7.1.5 The Company shall not issue, sell or dispose of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company;

          7.1.6 The Company shall not cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities;

          7.1.7 Except as set forth on Schedule 7.1.7, the Company shall not declare or pay any dividend or make any other distribution, or transfer any assets, to any stockholders of the Company, or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business;

          7.1.8 The Company shall not enter into any contracts or agreements (written or oral) that provide for aggregate payments by any party in excess of $500,000 per contract and that are not terminable upon 90 days (or less) notice by the Company without penalty or obligation to make payments related to such termination and, to the extent the Company is a party to any such contract or agreement as of the date hereof, the Company shall not amend or waive any rights under any such contract (other than contracts of the type referred to in clauses (ii) and (iii) of the proviso set forth in Section 5.11.1);

          7.1.9 The Company shall not purchase all or any substantial part of the properties or assets of, or otherwise acquire any Person (or division thereof);

          7.1.10 The Company shall not sell, lease, transfer, assign or otherwise dispose of any properties or assets, except for (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) sales in connection with any transaction to which the Company is contractually obligated prior to the date hereof described on Schedule 7.1.10;

          7.1.11 Except as set forth on Schedule 7.1.11, the Company shall not sell, lease, transfer, assign or otherwise dispose of any Owned Real Estate or Leased Real Estate, and the Company shall not permit any lease or sublease of Leased Real Estate to terminate or expire, in each case except as otherwise provided in this Agreement;

          7.1.12 Except as set forth on Schedule 7.1.12, the Company shall not purchase, lease or otherwise acquire any material properties or assets except for (i) purchases of inventory in the ordinary course of business, and (ii) purchases other than in the ordinary course of business not exceeding $100,000 individually and $500,000 in the aggregate;

          7.1.13 Except as may be required by law or under any existing agreements, the Company shall not increase the compensation or fringe benefits payable or to become payable by the Company to any of the officers or salaried employees of the Company, other than routine or customary increases made in the ordinary course of business and consistent with past practice;

          7.1.14 Except as set forth on Schedule 7.1.14, the Company shall not close, shut down or otherwise eliminate any of its stores or make any other material change in the character of its business, properties or assets other than in the ordinary course of business consistent with past practice;

          7.1.15 The Company shall maintain in all material respects its existing advertising programs and policies without material modification except for any changes made in the ordinary course of business;

          7.1.16 The Company shall not intentionally materially reduce the personnel headcount of the Company and shall use commercially reasonable efforts (but not requiring the expenditure of funds) to keep available the services of the present employees of the Company;

          7.1.17 Except as required by GAAP, the Company shall not change its material accounting principles, methods or practices, including any material change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories;

          7.1.18 Other than in the ordinary course, the Company shall not make any representation or proposal to, or engage in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company, without prior consultation with and approval of Acquisition (which shall not be unreasonably withheld);

          7.1.19 The Company shall (i) use commercially reasonable efforts to maintain its existing Permits and Approvals in all material respects, and
     (ii) not violate any Law;

          7.1.20 The Company shall use commercially reasonable efforts to maintain in full force and effect all policies of insurance now in effect and give all notices and present all claims under all such policies in a timely fashion; and

          7.1.21 The Company shall not enter into any agreement or take or commit to take any action which would, if taken on or before the Closing, result in a breach of any of the foregoing covenants contained in this
     Section 7.1 or of any representation or warranty of the Company contained in this Agreement.

     7.2 Access. Except to the extent that the Company determines in good faith that so doing would constitute a breach of contract or a violation of law, the Company shall permit Acquisition, BSQ Acquisition and their Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of the directors, officers, employees, agents and Representatives of the Company and all properties, books, records, operating instructions, procedures and Tax Returns of the Company and all other information with respect to the Company, its business and operations and its assets and properties as Acquisition, BSQ Acquisition or their Representatives may from time to time reasonably request, and to make copies of such books, records and other documents.

     7.3 Permits and Approvals. The Company, Acquisition and BSQ Acquisition shall use commercially reasonable efforts to obtain all Permits and Approvals reasonably necessary for the consummation of the transactions contemplated hereby and to permit the Company, following the Closing, to continue to conduct its business in substantially the manner it is being conducted as of the date hereof (taking into account the transactions contemplated by the BSQ Acquisition Agreement).

     7.4 Litigation. Until the Closing, each of the Company, Acquisition and BSQ Acquisition shall promptly notify the other of any action, suit, proceeding, claim or investigation which is threatened or commenced that materially relates to or materially affects the Company, its business, its properties or assets, this Agreement or the transactions contemplated hereby.

     7.5 Acquisition Proposals. The Company agrees that neither it nor any of its officers and directors shall, and the Company shall direct and use its best efforts to cause its employees and Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction, other than pursuant to this Agreement, involving, or any purchase of all or any significant portion of the properties and assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 7.5. The Company will notify

Acquisition and BSQ Acquisition immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Notwithstanding the foregoing, in the event the Company receives an Acquisition Proposal which was not solicited by it and which did not result from a breach of this Section 7.5 (an "Unsolicited Proposal"), the Company may in response provide confidential information or data (subject to the execution of a customary confidentiality agreement) to, or engage in discussions or negotiations with, a Person duly authorized by a proposed acquiror in connection with the transaction(s) contemplated by the Unsolicited Proposal but only if (i) the Unsolicited Proposal includes sufficient information from which the Company Board can reasonably conclude that (A) all shareholders of Class A Common Stock and Class B Common Stock will receive Superior Consideration (as defined below),
(B) the proposed acquiror has the financial and other resources and has the legal ability (including, without limitation, under antitrust laws) to complete such transaction(s) on a timely basis, and (C) such transaction(s) will not be subject to a financing contingency and will otherwise be subject to no more contingencies than those contained in this Agreement, and (ii) the Company receives a written opinion of counsel that the Company Board is legally required, in the discharge of its fiduciary duties, to provide such information or data or engage in such discussions or negotiations concerning the transactions contemplated by the Unsolicited Proposal. For purposes of this Agreement, "Superior Consideration" means consideration consisting of cash and/or securities for all the shares of Class A Common Stock and Class B Common Stock then outstanding or for all or substantially all the assets of the Company in any case having a dollar value in excess of the aggregate Merger Consideration and which the Company Board determines in its good faith judgment (having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger Consideration and for which financing, to the extent required, is then committed.

     7.6 H-S-R Notification.

          7.6.1 Filings. As soon as practicable (but no later than five (5) Business Days) after the execution of this Agreement, each of the Company, Acquisition and BSQ Acquisition shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), the notification and documentary material required in connection with the transactions contemplated hereby.

          7.6.2 Cooperation. Acquisition, BSQ Acquisition and the Company shall promptly file any additional information requested as soon as practicable after receipt of a request for additional information. Acquisition, BSQ Acquisition and the Company shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

          7.6.3 Other Actions. The Company agrees that, in order to comply with the H-S-R Act in connection with the transactions contemplated hereby, Acquisition and BSQ Acquisition shall be entitled, in its sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity, provided that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger.

     7.7 Financial Statement Deliveries. As soon as is reasonably practicable and in no event later than twenty-five (25) days from the last day of each fiscal month between the date of this Agreement and the Closing Date, the Company shall prepare and provide to Acquisition monthly historical financial statements (the "Monthly Financial Statements") for the Company, utilizing the same methodology currently used in preparing the financial statements included in the Fiscal 1996 Form 10-K.

     7.8 Covenant to Satisfy Conditions. Each of the Company, Acquisition and BSQ Acquisition will use reasonable best efforts to ensure that the conditions set forth in Article 8 hereof are satisfied, insofar as such matters are within the control of such party. Each such party shall promptly consult with the other with respect to, and provide to the other any legally permitted information and copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. Acquisition, BSQ Acquisition and the Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Upon the request of Acquisition or BSQ Acquisition, the Company agrees that it shall use reasonable best efforts to secure waivers and/or consents from such third parties as may be necessary or desirable in Acquisition's or BSQ Acquisition's reasonable judgment in order to consummate the transactions contemplated hereby.

     7.9 Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare a proxy statement in respect of the Special Meeting of its stockholders to vote upon the Merger, file such proxy statement with the SEC, respond to comments of the staff of the SEC, if any, file the definitive proxy statement as soon as practicable and promptly thereafter mail such proxy statement to all holders of record (as of the applicable record date) of shares of Class A Common Stock and Class B Common Stock. The Company, BSQ Acquisition and Acquisition shall cooperate reasonably with each other in the preparation of the proxy statement. The Company agrees that Acquisition shall be given reasonable opportunity to review and comment on the proxy statement and to approve the proxy statement prior to its filing (which approval will not be unreasonably withheld) and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto (which approval will not be unreasonably withheld).

     7.10 Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a Special Meeting of the holders of the Class A Common Stock and Class B Common Stock (the "Special Meeting") as promptly as practicable, but in no event more than 45 days after a definitive proxy statement has been filed with the SEC, for the purpose of approving the Merger. The Company's board of directors shall recommend at such Special Meeting that the Merger be approved by its stockholders. Notwithstanding the foregoing, if, as a result of actions taken in compliance with Section 7.5 hereof, the Company receives a formal Unsolicited Proposal concerning a transaction in which all the holders of Class A Common Stock and Class B Common Stock will receive Superior Consideration, the Company Board may withdraw or modify such recommendation prior to the Special Meeting; provided, however, that the Company shall have received the written opinion of counsel that the Company Board is legally required to do so in the discharge of its fiduciary duties; and provided further, that the Company shall give BSQ Acquisition five (5) Business Days' prior notice of such withdrawal or modification, specifying the material terms of such Unsolicited Proposal.

     7.11 Environmental Matters. The Company has delivered to Acquisition all material existing environmental reports that are in the Company's possession and that have been prepared within the last ten (10) years with respect to any of the Owned Real Estate or the Leased Real Estate. The Company agrees that, following the date hereof, it shall permit Acquisition to continue to conduct, at Acquisition's expense, such additional environmental investigations of such properties as it may reasonably request; provided, however, that Acquisition shall not be permitted to conduct any Phase II environmental site assessments or audits (including any sampling of any media or material) without the Company's prior consent, which consent shall not be unreasonably withheld, and subject to the conditions that (i) Acquisition shall disclose to the Company the results of any environmental investigation which led to Acquisition's decision to request such additional assessment or sampling, (ii) the Company shall have the right to conduct, at the Company's sole discretion and at the Company's expense, split sampling in conjunction with any additional sampling Acquisition may request, and (iii) Acquisition and the Company shall provide each other with the results of any such additional sampling conducted by such party.

     7.12 Financing. BSQ Acquisition agrees to use its commercially reasonable efforts to obtain, on terms satisfactory to BSQ Acquisition in its sole discretion, all of the financing necessary in connection with the consummation of the transactions contemplated by this Agreement and the BSQ Acquisition Agreement. BSQ Acquisition agrees to notify the Company promptly in the event the Commitment Letter described in Section 6.6 is withdrawn.

     7.13 Options. The Company shall use its reasonable best efforts to obtain, prior to the Closing, agreements and consents (the "Consents") of the holders of all Options then outstanding providing for the consent of each such holder to the termination, without payment other than as provided in Section 4.4 hereof, of all Options held by such holder and the agreement of such holder not to exercise any such Options.

     7.14 Disclosure Prior to Closing. In the event that, at any time prior to the Closing, the Company, Acquisition or BSQ Acquisition becomes aware of any matter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party. However, no such notice provided under this Section 7.14 shall be deemed to cure any breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 5 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof which individually or in the aggregate has had or are reasonably expected to have a Material Adverse Effect on the Company.

     7.15 Employee Benefits. Effective from and after the Effective Time, the Surviving Corporation and its Subsidiaries will provide to the persons listed on
Schedule 7.15 the severance and other benefits set forth in Schedule 7.15. Such schedule will provide for the amount and timing of all such payments.

     7.16 Directors' and Officers' Insurance And Indemnification. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the Certificate or by-laws of the Company, or any agreement with the Company in each case as in effect immediately prior to the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the Securities Act, the Exchange Act, or state law. The Surviving Corporation will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof (provided that BSQ Acquisition may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights under this Section 7.16 are in addition to rights that an Indemnified Party may have under the Certificate, by-laws, other similar organizational documents of the Company or the DGCL. The rights under this Section 7.16 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

     7.17 Antitakeover Statutes. If any Takeover Statute (as defined below) is or may become applicable to the transactions contemplated hereby or by the Stockholder Agreement, the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby. For purposes of this Agreement, a "Takeover Statute" means a "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including without limitation Section 203 of the DGCL.

                                   ARTICLE 8

                             CONDITIONS OF PURCHASE

     8.1 General Conditions. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by both parties:

          8.1.1 No Law or Orders. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which prohibits or materially restricts the consummation of the transactions contemplated hereby.

          8.1.2 H-S-R. Any applicable waiting period under the H-S-R Act shall have expired or have been terminated with respect to the transactions contemplated hereby.

          8.1.3 Legal Proceedings. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          8.1.4 Stockholder Approval. The Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Class A Common Stock and Class B Common Stock.

     8.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the
Company:

          8.2.1 Accuracy of Acquisition's and BSQ Acquisition's Representations and Performance of Obligations.

             (a) All representations and warranties made by Acquisition or BSQ Acquisition in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse

        Effect, provided that, whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.2.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

             (b) Acquisition and BSQ Acquisition shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant hereto required to be performed or complied with by Acquisition or BSQ Acquisition either at or prior to the Closing.

             (c) At the Closing, BSQ Acquisition shall deliver to the Company a certificate of the president or any vice president and secretary or any assistant secretary of Acquisition certifying to the matters set forth in (a) and (b) above.

          8.2.2 Acquisition Deliveries. BSQ Acquisition shall have delivered, or shall have caused to be delivered, to the Company at or prior to the Closing the following:

             (a) a certified copy of the resolutions duly adopted by the Board of Directors of Acquisition and BSQ Acquisition authorizing this Agreement and the transactions contemplated hereby and thereby; and

             (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel.

     8.3 Conditions Precedent to Obligations of Acquisition and BSQ
Acquisition. The obligations of Acquisition and BSQ Acquisition to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Acquisition:

          8.3.1 Accuracy of the Company's Representations and Performance of Obligations.

             (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect, provided that, whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.3.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

             (b) Except for any action requested or required to be taken by the Company pursuant to Section 7.6.3 hereof, the Company shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing.

             (c) At the Closing, the Company shall deliver to BSQ Acquisition a certificate of the president or any vice president and secretary or any assistant secretary of the Company certifying to the matters set forth in (a) and (b) above.

             (d) At the Closing, John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland shall have delivered agreements containing the covenants set forth in Exhibit B hereto.

          8.3.2 Permits and Approvals. The Company shall have made or obtained, on terms reasonably satisfactory to BSQ Acquisition, all Permits and Approvals required from any Governmental Entity or any third party in order to consummate the transactions contemplated hereby and permit the Surviving Corporation to continue the Company's business in substantially the manner as it is being conducted as of the date hereof (after giving effect to the transactions contemplated by the BSQ Acquisition Agreement), except where the failure to obtain such Permits or Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          8.3.3 Company Adverse Changes. There shall not have occurred after the date hereof any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

          8.3.4 Deliveries. The Company shall have delivered, or shall have caused to be delivered, to BSQ Acquisition at or prior to the Closing the following:

             (a) to the extent requested by BSQ Acquisition, resignations of the directors and officers of the Company and each of the Company's Subsidiaries effective as of the Closing;

             (b) certified copies of the resolutions duly adopted by the Company Board and by the holders of the Class A Common Stock and Class B Common Stock, authorizing this Agreement and the transactions contemplated hereby;

             (c) the corporate seal, minute books and stock transfer books of the Company; and

             (d) such other documents, instruments or certificates as shall be reasonably requested by BSQ Acquisition or its counsel.

          8.3.5 Financing. BSQ Acquisition shall have made or obtained, on terms satisfactory to BSQ Acquisition in its sole discretion, all financing necessary in connection with the consummation of the transactions contemplated by this Agreement and the BSQ Acquisition Agreement and which are necessary to continue after the Closing the businesses of BSQ Acquisition and the Surviving Corporation in substantially the manner they are currently being conducted or are planned to be conducted.

          8.3.6 Related Transaction. The transactions contemplated by the BSQ Acquisition Agreement and its related agreements shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated hereby.

                                   ARTICLE 9

                                  TERMINATION

     9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

          9.1.1 Mutual Consent. By mutual written consent of the parties hereto;

          9.1.2 By Acquisition or BSQ Acquisition. By Acquisition or BSQ Acquisition, if any of the conditions set forth in Section 8.1 or 8.3 shall have become incapable of fulfillment, or if the Company Board withdraws or modifies its recommendation of the Merger, whether or not in compliance with Section 7.10 hereof;

          9.1.3 By the Company. By the Company, if any of the conditions set forth in Section 8.1 or 8.2 shall have become incapable of fulfillment;

          9.1.4 Failure of Conditions. By Acquisition, BSQ Acquisition or the Company, if the transactions contemplated hereby are not consummated on or before the date which is the business day after the fiscal month end closest to October 31, 1997 or such later date as may be reasonably necessary in order to consummate such transactions as promptly as practicable upon obtaining Approvals of Governmental Entities (but in any event not later than December 31, 1997), and if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination;

          9.1.5 Breach of Covenant. By Acquisition, BSQ Acquisition or the Company, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate; provided that the party seeking such termination shall not also then be in material breach of this Agreement; provided further that any breach of the provisions of Section 7.5 hereof shall entitle Acquisition and BSQ Acquisition to an immediate right of termination without any notice or cure requirement.

          9.1.6 Breach of Representations and Warranties. By Acquisition, BSQ Acquisition or the Company, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect, and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate, provided that the party seeking such termination shall not also then be in material breach of this Agreement.

     9.2 Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party hereunder (provided that, subject to clause (iv) below, the provisions of Section 9.3 shall constitute the exclusive legal remedy of Acquisition and BSQ Acquisition with respect to breach by the Company described therein), (ii) the provisions of Sections 5.25 and 6.4 hereof, (iii) the obligations of the Company pursuant to
Section 9.3 below or (iv) the rights available to the parties under Section 11.9 hereof.

     9.3 Certain Payments Upon Termination. In the event that either party terminates this Agreement under Section 9.1.2, 9.1.3 or 9.1.4 due to the failure of the condition specified in Section 8.1.4 to be satisfied or to the withdrawal or modification of the Company Board's recommendation of the Merger (and at such time the Company does not have the right to terminate this Agreement under
Section 9.1.5 or 9.1.6 hereof), or Acquisition or BSQ Acquisition terminates this Agreement under Section 9.1.5 or 9.1.6 as a result of an intentional breach of this Agreement by the Company, the Company shall pay to BSQ Acquisition a termination fee in the amount of $5,000,000 (the "Termination Fee") plus all Expenses (as defined below). In the event that Acquisition or BSQ Acquisition terminates this Agreement under Section 9.1.5 or 9.1.6 as a result of an unintentional breach of this Agreement by the Company, the Company shall pay to BSQ Acquisition all Expenses. For purposes of this Section 9.3, "Expenses" shall mean all fees and expenses (including those of counsel, accountants and other advisors and in connection with financing commitments) incurred by any of Acquisition, BSQ Acquisition and their respective affiliates (without any deduction on account of or other allocation of such expenses to the transactions contemplated by the proposed transactions involving BSQ) in connection with the transactions contemplated by this Agreement or with respect to the proposed transactions involving BSQ, up to an aggregate maximum of $6,000,000 (the "Expenses"). All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such expenses. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without said agreements, Acquisition and BSQ Acquisition would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee and Expenses due pursuant to this Section 9.3, and, in order to obtain such payment, BSQ Acquisition commences a suit which results in a judgment against the Company for the fees and expenses set forth herein, the Company will pay to BSQ Acquisition BSQ Acquisition's reasonable expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

                                   ARTICLE 10

                                OTHER AGREEMENTS

     10.1 Confidentiality. The Company agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of Acquisition, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, Acquisition, BSQ Acquisition, Kmart or BSQ, except for such disclosure as may be required by Law or applicable accounting regulations. Each of Acquisition and BSQ Acquisition agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of the Company, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, except for such disclosure as may be required by Law or applicable accounting regulations.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Expenses. Except as otherwise specifically provided for herein, each of the Company, on the one hand, and Acquisition and BSQ Acquisition, on the other, shall pay all of its costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

     11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after sent by registered or certified mail (postage prepaid, return receipt requested). Notices shall be addressed as follows:

    To the Company:..............................   Hechinger Company
                                                    1801 McCormick Drive
                                                    Largo, Maryland 20774
                                                    Attention: John W. Hechinger, Jr.
                                                    Facsimile: (301) 925-3115

    With a copy to:..............................   Chadbourne & Parke LLP
                                                    30 Rockefeller Plaza
                                                    New York, New York 10112
                                                    Attention: Barbara L. Becker, Esq.
                                                    Facsimile: (212) 541-5369

    To Acquisition
    or BSQ Acquisition:..........................   Hechinger Acquisition, Inc.
                                                    or BSQ Acquisition, Inc.
                                                    c/o Leonard Green & Partners, L.P.
                                                    11111 Santa Monica Boulevard
                                                    Suite 2000
                                                    Los Angeles, California 90025
                                                    Attention: Jonathan D. Sokoloff
                                                    Facsimile: (310) 954-0404

    With a copy to:..............................   Irell & Manella LLP
                                                    333 South Hope Street, 33rd Floor
                                                    Los Angeles, California 90071
                                                    Attention: Edmund M. Kaufman, Esq.
                                                    Facsimile: (213) 229-0515

Either party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

     11.3 Entire Agreement. This Agreement contains the final and entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date hereof. No reference shall be made to any draft of this Agreement for purposes of interpretation or resolution of ambiguity or otherwise. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.5 Severability. If any provision hereof shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision hereof.

     11.6 Assignability. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by either party without the prior written consent of the other to be given in the other party's sole discretion.

     11.7 Captions. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     11.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without requirement to post bond), in addition to any and all other remedies at law or in equity.

     11.10 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by all parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving.

Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     11.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

     11.12 Publicity. Except as hereinafter provided, the Company, Acquisition and BSQ Acquisition shall not, and each of them shall use commercially reasonable efforts to cause their respective directors, officers, employees, Representatives and agents not to, discuss publicly or make any public statement with respect to this Agreement or the transactions contemplated hereby without the other party's approval. Before making any such public announcements, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party's approval of the text of any public announcement to be made solely on behalf of such party. If the parties hereto are unable to agree on or approve such a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or the rules of any stock exchange on which the parties' securities are traded, then such party may make or issue the legally required statement or announcement.

     11.13 Force Majeure. Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other parties hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto which is beyond the reasonable control of such parties, and any failure or delay by any party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. In the event that performance of any of the material obligations under this Agreement shall be suspended due to one or more of the foregoing causes and such suspension shall have a material adverse impact on consummation of the transactions as contemplated in this Agreement or on the operations or financial conditions or prospects of the Company, then the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement.

     11.14 Attorney's Fees. In any suit or proceeding arising out of this Agreement or to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by such party in connection with such suit or proceeding.

     11.15 Confidentiality. Acquisition, BSQ Acquisition and the Company agree and acknowledge that, until the Closing, they will continue to be bound by the Confidentiality Agreement dated April 15, 1997 between Leonard Green & Partners, L.P. and the Company.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     11.16 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 4, and Sections 6.4, 7.15 and 7.16 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HECHINGER COMPANY,
                                          a Delaware corporation

                                          By:  /s/ JOHN W. HECHINGER, JR.
                                            ------------------------------------
                                              Name: John W. Hechinger, Jr.
                                              Title:  Chairman and CEO

                                          HECHINGER ACQUISITION, INC.,
                                          a Delaware corporation

                                          By:    /s/ GREGORY J. ANNICK
                                            ------------------------------------
                                              Name: Gregory J. Annick
                                              Title:  Vice President, Secretary
                                                      and Treasurer

                                          BSQ ACQUISITION, INC.,
                                          a Delaware corporation

                                          By:   /s/ JONATHAN D. SOKOLOFF
                                            ------------------------------------
                                              Name: Jonathan D. Sokoloff
                                              Title:  Chairman

                                    EXHIBITS

Exhibit A...................   Stockholders Agreement
Exhibit B...................   Non-Competition Covenant

                                   SCHEDULES

Schedule 1.2.59.............   Permitted Encumbrances
Schedule 1.2.74.............   Stockholders to Enter Into Stockholders Agreement
Schedule 5.1................   Jurisdictions
Schedule 5.3................   Encumbrances on Outstanding Shares of Company Stock; Voting
                               Trust, Proxy and Similar Agreements; Subsidiaries
Schedule 5.5................   Conflicts (Hechinger)
Schedule 5.6.1 .............   Significant Categories of Governmental Approvals
Schedule 5.6.2 .............   Non-Governmental Approvals
Schedule 5.8.1 .............   Accounts Payable and Inventory
Schedule 5.8.2 .............   Conduct of Business
Schedule 5.9.1 .............   Compliance With Law
Schedule 5.9.2 .............   Environmental Compliance
Schedule 5.10...............   Permits
Schedule 5.11.1.............   Certain Contracts
Schedule 5.11.3.............   Interests of Certain Persons
Schedule 5.12.1.............   Owned Real Estate
Schedule 5.12.2.............   Leased Real Estate
Schedule 5.12.3.............   Real Estate Defaults
Schedule 5.12.4.............   Certain Real Estate Disclosures
Schedule 5.13...............   Liabilities
Schedule 5.14...............   Litigation
Schedule 5.15.1.............   Certain Tax Disclosures
Schedule 5.15.2.............   Certain Tax Examination Disclosures
Schedule 5.15.3.............   Period of Limitations Agreements
Schedule 5.15.4.............   Partnerships for Tax Purposes
Schedule 5.15.5.............   Tax Elections
Schedule 5.15.6.............   Tax Sharing Arrangements
Schedule 5.15.8.............   Tax Adjustments
Schedule 5.15.9.............   Compensatory Agreements
Schedule 5.16.1.............   Plans
Schedule 5.16.2.............   Certain Claims
Schedule 5.16.6.............   Unsatisfied Liabilities
Schedule 5.16.11............   Benefit Related Representations
Schedule 5.17...............   Certain Tangible Personal Property
Schedule 5.17.3.............   Deviations from Inventory Valuation Policy
Schedule 5.18...............   Intellectual Property
Schedule 5.19...............   Employee Handbooks; Employment Contracts
Schedule 5.19.3.............   Certain Labor Disclosures
Schedule 5.20...............   Suppliers
Schedule 5.21...............   Personnel
Schedule 5.22...............   Insurance Policies
Schedule 5.25...............   Brokers
Schedule 6.2................   Conflicts (Acquisition & BSQ Acquisition)
Schedule 6.3................   Approvals of Governmental Entities
Schedule 6.6................   Certain Agreements
Schedule 7.1................   Conduct of Business
Schedule 7.1.7 .............   Certain Distributions
Schedule 7.1.10.............   Certain Sales
Schedule 7.1.11.............   Certain Real Estate Transactions
Schedule 7.1.12.............   Certain Purchases, Leases or Acquisitions
Schedule 7.1.14.............   Closures and Other Termination of Stores
Schedule 7.15...............   Persons Eligible for Benefits; Severance and Other Benefits

                                   EXHIBIT A

Stockholders Agreement (See Annex C)

                                   EXHIBIT B

The applicable stockholder shall not:

          (a) during the Non-Competition Term (as defined below), without the prior written consent of Purchaser, directly or indirectly, engage in, assist (financially or otherwise), or perform services (other than on behalf of the Company or any of its affiliates) in any Competitive Business, whether such engagement, assistance or performance is as an officer, director, proprietor, employee, partner, stockholder or other investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), creditor, guarantor, consultant, advisor, agent, sales representative or other participant; and

          (b) during the Non-Competition Term, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ any Ineligible Person (as defined below), whether or not for compensation and whether as an officer, employee, consultant, advisor, independent sales representative, independent contractor or otherwise.

As used above:

          (i) "Competitive Business" means any business, including without limitation the business of any of the Named Stores (as defined below), involving the marketing and sale of services, products or service or product categories, where 50% or more of the revenues of any such business are derived from services, products or service or product categories which the Company sells or markets, regardless of the format of such business. Without limiting the foregoing, any business involving the marketing and sale of hardware, home improvement and home decor products (and the offering of related services) through a "home center," hardware store or "do-it-yourself" format, the Company's "better Spaces" format or any other format currently utilized or planned to be utilized by the Company, shall be deemed a "Competitive Business." "Named Stores" means the Home Depot, Home Base, Menards, Lowe's, Sears Hardware, D-I-Y, Eagle Hardware and Garden and National Home Centers stores, or any of their successors and assigns.

          (ii) "Ineligible Person" means any person who (x) is at the time an offer of employment is extended to him or her an employee of the Company or its affiliated entities or (y) has been such an employee within the twelve months prior to such time and either resigned or was terminated for cause as a result of his or her intentional action or inaction.

          (iii) "Non-Competition Term" means (x) with respect to John W. Hechinger, Jr., a period of 24 months from and after the Effective Time,
     (y) with respect to W. Clark McClelland, a period of 24 months from and after the Effective Time in the case of any such engagement with or assistance or performance to companies operating the Named Stores, and in all other cases a period of 12 months from and after the Effective Time, and (z) with respect to Kenneth J. Cort, a period of 24 months from and after the Effective Time in the case of any such engagement with or assistance or performance to companies operating the Named Stores, and in all other cases a period of 18 months from and after the Effective Time.

                                                                         ANNEX B

   FIRST AMENDMENT, DATED AS OF AUGUST 27, 1997, TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 17, 1997, BETWEEN HECHINGER COMPANY, BSQ ACQUISITION,
                      INC. AND HECHINGER ACQUISITION, INC.

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT, dated as of August 27, 1997 (the "First Amendment"), to the AGREEMENT AND PLAN OF MERGER, dated as of July 17, 1997 (the "Merger Agreement"), by and among Hechinger Acquisition, Inc., a Delaware corporation ("Acquisition"), BSQ Acquisition, Inc., a Delaware corporation ("BSQ Acquisition"), and Hechinger Company, a Delaware corporation ("Hechinger").

                                    RECITALS

     A. The Merger Transaction. Acquisition, BSQ Acquisition and Hechinger have entered into the Merger Agreement, providing for the Merger (as defined in the Merger Agreement) of Acquisition with and into Hechinger and pursuant to which Hechinger, following the Merger, will become a wholly owned subsidiary of BSQ Acquisition.

     B. Amendment. Acquisition, BSQ Acquisition and Hechinger desire to amend certain terms set forth in the Merger Agreement pursuant to Section 11.10 of the Merger Agreement which permits the amendment thereof by written agreement of the parties thereto.

     NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreement set forth therein, the parties hereto hereby agree as follows:

        1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        2. Amendment.

             2.1 Section 4.1(a). Section 4.1(a) of the Merger Agreement is hereby amended by deleting the words "equal to $3.00" in the eleventh line thereof and substituting in their place the words "equal to $2.375."

             2.2 Section 4.2. Section 4.2 of the Merger Agreement shall be amended by inserting, immediately after the end of the fourth sentence thereof, the following sentence:

                "In the event any holder of Shares or of Options entitled to payment hereunder holds an odd number of Shares or has options exercisable into an odd number of Shares such that, in either case, such holder would otherwise receive a fractional cent, such fractional cent shall be rounded upwards to the next whole cent; provided, however, that the parties hereto shall agree upon appropriate provisions in the letter of transmittal referred to above to minimize the amount of additional consideration being paid as a result of this sentence."

             2.3 Section 4.4. Section 4.4 of the Merger Agreement is hereby amended by (i) deleting the words "less than $3.00 per share" in the fifth line thereof and substituting in their place the words "less than $2.375 per share"; (ii) deleting the words "$3.00 multiplied by" in the seventh line thereof and substituting in their place the words "$2.375 multiplied by"; and (iii) deleting the words "greater than $3.00" in the twelfth line thereof and substituting in their place the words "greater than $2.375."

             2.4 Section 8.3.3. Section 8.3.3 of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and substituting in its place "[Reserved.]"

          3. Certain Schedules. The items set forth in Schedule 1 attached to this First Amendment as Exhibit A shall be deemed to have been disclosed in Schedules 5.11.3 and 7.1 of the Merger Agreement.

          4. Counterparts. For the convenience of the parties hereto, this First Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          5. Merger Agreement. Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. All references to the Merger Agreement shall mean such Agreement as amended hereby and as may in the future be amended, restated, supplemented or modified from time to time.

          6. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

 SIGNATURE PAGE TO FIRST AMENDMENT DATED AUGUST 27, 1997 BY AND AMONG HECHINGER
         ACQUISITION, INC., BSQ ACQUISITION, INC. AND HECHINGER COMPANY

     IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          HECHINGER COMPANY

                                          By:  /s/ JOHN W. HECHINGER, JR.
                                            ------------------------------------
                                            Name: John W. Hechinger, Jr.
                                            Title:  Chairman and CEO

                                          HECHINGER ACQUISITION, INC.

                                          By:    /s/ GREGORY J. ANNICK
                                            ------------------------------------
                                            Name: Gregory J. Annick
                                            Title:  Vice President, Secretary
                                                    and Treasurer


                                          BSQ ACQUISITION, INC.

                                          By:    /s/ GREGORY J. ANNICK
                                            ------------------------------------
                                            Name: Gregory J. Annick
                                            Title:  Vice President, Secretary
                                                    and Treasurer

                                                                         ANNEX C

 STOCKHOLDERS AGREEMENT, DATED AS OF JULY 16, 1997, BETWEEN BSQ ACQUISITION, INC., HECHINGER ACQUISITION INC. AND CERTAIN STOCKHOLDERS OF HECHINGER COMPANY
                    LISTED ON THE SIGNATURE PAGE THERETO.

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, dated as of July 16, 1997, by and among BSQ Acquisition, Inc., a Delaware corporation ("Purchaser"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                                  WITNESSETH:

     WHEREAS, each Stockholder, as of the date hereof, is the owner of or has the sole right to vote with respect to the number of shares of (i) Class A Common Stock, par value $0.10 per share (the "Class A Stock") and (ii) Class B Common Stock, par value $0.10 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"), of Hechinger Company, a Delaware corporation (the "Company"), set forth below the name of such Stockholder on
Schedule 1 attached hereto, and the Stockholders collectively have the right, pursuant to the 1989 Voting Agreement referred to below, to vote with respect to the additional shares of Class A Stock and Class B Stock set forth on Schedule 1 (as to the shares of which any Stockholder is the owner, the "Owned Shares," and collectively with all other shares which any Stockholder has the sole right or the right under the 1989 Voting Agreement to vote, the "Shares" (in each case after giving effect to Section 6 hereof)); and

     WHEREAS, in reliance upon the execution and delivery of this Agreement, Purchaser and Hechinger Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Acquisition"), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company which provides, among other things, that upon the terms and subject to the conditions thereof Acquisition shall be merged with and into the Company and the separate corporate existence of Acquisition shall thereupon cease; and

     WHEREAS, to induce Purchaser and Acquisition to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder agrees to vote in favor of the Merger and certain other matters as set forth herein, and to make certain agreements with respect to such Stockholder's Shares upon the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1. Voting of Shares; Proxy. (a) Each Stockholder agrees that until the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated (the earlier thereof being hereinafter referred to as the "Merger Termination Date"), such Stockholder shall vote all of such Stockholder's Shares at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (i) for adoption and approval of the Merger Agreement and otherwise in favor of the Merger and any other transaction contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

             (a) At the request of Purchaser, each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by such Stockholder of his duties under this Agreement, shall promptly execute, in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law, and deliver to Purchaser, an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint Purchaser or its designees, with full power of substitution, his or her attorney and proxy to vote, or, if applicable, to give consent with respect to, all of such Stockholder's Shares in respect of any of the matters set forth in, and in accordance with the provisions of, Section 1(a) above. Each Stockholder acknowledges that the proxy executed and delivered by him shall be coupled with an interest, shall constitute, among other things, an inducement for Purchaser and Acquisition to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of such Stockholder. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Merger Termination Date.

          Section 2. Certain Payments After Termination. In the event that, during the Termination Payment Period (as defined below), (i) the Company enters into a definitive agreement to engage in or consummates a merger, a sale of substantially all of its assets, a business combination or other similar transaction with a third party, or (ii) any Stockholder otherwise sells, transfers, assigns, tenders or otherwise disposes of any of his Owned Shares, or enters into any arrangement to do any of the foregoing, and pursuant to any transaction described in clauses (i) or (ii) above any Stockholder receives or will receive, directly or indirectly, aggregate consideration (including any non-cash consideration, which shall be valued at fair market value) in respect of the Owned Shares included in such transaction in excess of the aggregate consideration he would have received under the Merger Agreement for such Owned Shares (after giving effect to the last sentence of Section 6 hereof), then such Stockholder shall pay Purchaser, in cash (or in cash and non-cash consideration, in the same proportion as received by the stockholders, together with any rights or other agreements (including without limitation registration rights) with respect to the non-cash consideration received by the stockholders), within three business days following the consummation of such transaction, the amount of such excess. The term "Termination Payment Period" shall mean the period (A) commencing upon termination of the Merger Agreement under the circumstances entitling Purchaser to payment of the Termination Fee and/or Expenses thereunder and (B) expiring on the date which is the later of six months after the date of such termination of the Merger Agreement and 12 months after the date hereof.

          Section 3. Covenants of Stockholders. Each Stockholder covenants and agrees for the benefit of Purchaser that, until the Merger Termination Date, he/she will not:

             (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Owned Shares or any interest therein;

             (b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto;

             (c) directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 3(c), and
        (ii) notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her;

             (d) convert any shares of Class B Stock included in such Stockholder's Shares into shares of Class A Stock;

             (e) permit or cause, or take any action or fail to take any action which in either case would have the effect or permitting or causing, any other owner of any of such Stockholder's Shares to do or engage in any of the actions prohibited by the foregoing paragraphs (a) through (d) to the extent such Shares are covered by the Stockholders' Agreement, dated as of August 23, 1989, by and between Members of the Hechinger Family, Members of the England Family and Hechinger Company (the "1989 Stockholders' Agreement") or the Voting Agreement, dated as of August 23, 1989, by and among the Voters referred to therein and the persons listed on Exhibits A and B thereto (the "1989 Voting Agreement"); or

             (f) terminate, amend or modify, or grant any waivers under, either the 1989 Stockholders' Agreement or the 1989 Voting Agreement.

          Section 4. Covenants of Purchaser. Purchaser covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Purchaser shall enter into the Merger Agreement, and (b) until the Merger Termination Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 4, Section 13 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Purchaser's or Acquisition's right or ability to exercise any of its rights under the Merger Agreement.

          Section 5. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Acquisition that: (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound; (b) such Stockholder has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; (d) such Stockholder is the sole owner of or has the right to vote with respect to such Stockholder's Shares and such Stockholder's Shares represent all shares of Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof, and such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company (other than shares subject to options or other rights granted by the Company); (e) such Stockholder owns its Owned Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each an "Encumbrance") other than as provided by this Agreement (and except under the 1989 Voting Agreement and the 1989 Stockholders' Agreement, the terms of which have been waived by the parties thereto to the extent necessary for Stockholder to execute and deliver this Agreement), and good and valid title to its Owned Shares, free and clear of any Encumbrance, will pass to Purchaser upon closing; (f) each of the 1989 Stockholders' Agreement and the 1989 Voting

     Agreement was duly authorized, executed and delivered and is in full force and effect, and such agreements have not been amended or modified in any respect; and (g) all contracts and agreements listed on Schedule 5.11.1 to the Merger Agreement to which such Stockholder or any of his "associates" (as such term is used in the Merger Agreement) is a party were duly authorized, executed and delivered by the parties thereto and are in full force and effect, and none of the parties to any such contract or agreement is in material breach or default thereunder. The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

          Section 6. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger) recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Common Stock or (b) that any Stockholder shall become the owner of, or otherwise obtain the right to vote with respect to, any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of the events described in clause (a) or any Stockholder becoming the owner of or obtaining the right to vote with respect to any Common Stock or other securities as described in clause (b), as though, in either case, they were Shares and/or Owned Shares hereunder. For purposes of determining under Section 2 hereof the aggregate consideration that a Stockholder would have received pursuant to the Merger Agreement, the Merger Consideration provided therein shall be deemed adjusted upon the occurrence of any of the events described in clause (a) of the foregoing sentence in such manner as may be appropriate, in the reasonable judgment of Purchaser, to preserve the economic intent of said Section 2.

          Section 7. Specific Performance. Each Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Purchaser and Acquisition would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him of the provisions of this Agreement. Accordingly, the Stockholders each agree that the obligations of the Stockholders hereunder shall be specifically enforceable and they shall not take any action to impede Purchaser from seeking to enforce such right of specific performance.

          Section 8. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to any Stockholder at the address listed on the signature page hereof, and to Purchaser c/o Leonard Green and Partners, L.P. at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025, Attention: Jonathan
     D. Sokoloff, telecopy number 310-954-0404, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

          Section 9. Binding Effect; Survival. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without giving effect to conflicts of laws principles.

          Section 11. Counterparts. This Agreement may be executed in two counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.

          Section 12. Effect of Headings. The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

          Section 13. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholders will provide Purchaser with all documents which may reasonably be requested by Purchaser and will take reasonable steps to enable Purchaser to obtain all rights and benefits provided it hereunder.

          Section 14. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Purchaser and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                          BSQ ACQUISITION, INC.

                                          By    /s/ JONATHAN D. SOKOLOFF
                                            ------------------------------------
                                            Name: Jonathan D. Sokoloff
                                            Title:  Chairman

JOHN W. HECHINGER, SR.

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr., as
    Attorney-in-fact for
    John W. Hechinger, Sr.

Address: 1801 McCormick Drive
        Largo, MD 20774

JOHN W. HECHINGER, JR.

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr.

Address: 1801 McCormick Drive
        Largo, MD 20774

JUNE HECHINGER

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr., as
    Attorney-in-fact for
    June Hechinger

Address: 1801 McCormick Drive
        Largo, MD 20774

S. ROSS HECHINGER

By:     /s/ S. ROSS HECHINGER
    ----------------------------------
    S. Ross Hechinger

Address: 1801 McCormick Drive
        Largo, MD 20774

JUNE LIMITED PARTNERSHIP

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr.,
     General Partner

      /s/ S. ROSS HECHINGER
- --------------------------------------
By: S. Ross Hechinger, General
     Partner

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for Sally
     Hechinger Rudoy, General Partner

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Nancy Hechinger Lowe, General
    Partner

Address for June Limited Partnership:
  1801 McCormick Drive
  Largo, MD 20774

JARSAN ASSOCIATES LIMITED PARTNERSHIP

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr.
     General Partner

      /s/ S. ROSS HECHINGER
- --------------------------------------
By: S. Ross Hechinger
     General Partner

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Sally Hechinger Rudoy, General
    Partner

    /s/ JOHN W. HECHINGER, JR.
- --------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Nancy Hechinger Lowe, General
    Partner

Address for Jarsan Associates Limited Partnership:
  1801 McCormick Drive
  Largo, MD 20774

SCHEDULE 1

John W. Hechinger:
     Owned Shares:...............................          0 A Shares and   1,009,336 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
John W. Hechinger, Jr.:
     Owned Shares:...............................     96,690 A Shares and     376,566 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
June Hechinger:
     Owned Shares:...............................     63,927 A Shares and     489,917 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
S. Ross Hechinger:
     Owned Shares:...............................    108,119 A Shares and     471,180 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
June Limited Partnership:
     Owned Shares:...............................     26,557 A Shares and   2,601,229 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
Jarsan Partnership:
     Owned Shares:...............................          0 A Shares and     215,330 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
Total Number of Shares covered by 1989 Voting and
  Stockholders' Agreements.......................    861,064 A Shares and   8,180,813 B Shares

                                                                         ANNEX A

                                [FORM OF PROXY]

                               IRREVOCABLE PROXY

     In order to secure the performance of the duties of the undersigned
pursuant to the Stockholder Agreement, dated as of July      , 1997 (the
"Stockholder Agreement"), between the undersigned and BSQ Acquisition, Inc., a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints
                    and                     , and each of them, the attorneys,
agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, in respect of any of the matters set forth in clauses (i) and (ii) of Section 1(a) of the Stockholder Agreement, to vote or, if applicable, to give written consent, in accordance with the provisions of said Section 1(a) and otherwise act (consistent with the terms of the Stockholder Agreement) with respect to all shares of Class A and Class B Common Stock, par value $.10 per share (the "Shares"), of Hechinger Company, a Delaware corporation (the "Company"), whether now owned or hereafter acquired, which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned or postponed meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law on the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate as and when provided in Section 1(b) of the Stockholder Agreement. This Proxy has been executed in accordance with Section 212(e) of the Delaware General Corporation Law.

Dated:
      --------------------                        --------------------

Dated:
      --------------------                        --------------------

                                                                         ANNEX D

                     [DONALDSON, LUFKIN & JENRETTE LOGO]

                                                               September 5, 1997

Board of Directors
Hechinger Company
1801 McCormick Drive
Largo, MD 20774

Dear Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Hechinger Company (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of July 17, 1997 and amended as of August 27, 1997 (the "Agreement"), by and among Hechinger Acquisition, Inc. ("Acquisition Sub"), BSQ Acquisition, Inc. and the Company, whereby Acquisition Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, in the Merger each share of Class A Common Stock, par value $.10 per share ("Class A Common Stock"), of the Company and each share of Class B Common Stock, par value $.10 per share ("Class B Common Stock," and together with Class A Common Stock, "Company Common Stock"), of the Company will be converted, subject to certain exceptions, into the right to receive, without interest, an amount in cash equal to $2.375 (the "Merger Consideration").

     In arriving at our opinion, we have reviewed the Agreement. We also have reviewed the Certificate of Incorporation of the Company and financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning February 2, 1997 and ending January 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to whether such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past including raising a revolving credit facility in 1996 and has been compensated for such services. In addition, DLJ has performed investment banking and other services for Leonard Green & Partners and its affiliates in the past and has received customary compensation for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the aggregate Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such stockholders in the aggregate from a financial point of view.

                                          Very truly yours,


                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ DOUGLAS V. BROWN
                                            ------------------------------------
                                            Douglas V. Brown
                                            Managing Director

                                                                         ANNEX E

                DELAWARE GENERAL CORPORATION LAW -- SECTION 262

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               [HECHINGER LOGO]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               HECHINGER COMPANY

                                 COMMON CLASS A

     THE UNDERSIGNED HEREBY (i) ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF HECHINGER COMPANY ("HECHINGER"), TO BE HELD AT 3500 PENNSY DRIVE, LANDOVER, MARYLAND AT 9:00 A.M., LOCAL TIME ON SEPTEMBER 25, 1997 (THE "SPECIAL MEETING"), AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND (ii) APPOINTS W. CLARK MCCLELLAND AND MARK R. ADAMS, AND EACH OF THEM, AS HIS OR HER PROXIES (WITH FULL POWER OF SUBSTITUTION) FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO VOTE UPON AND ACT WITH RESPECT TO ALL OF THE SHARES OF CLASS A COMMON STOCK, PAR VALUE $.10 PER SHARE OF HECHINGER, STANDING IN THE NAME OF THE UNDERSIGNED, OR WITH RESPECT TO WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AND ACT, AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                        SPECIAL MEETING OF STOCKHOLDERS
                               HECHINGER COMPANY

                                 COMMON CLASS A

                               SEPTEMBER 25, 1997

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

                                                               FOR      AGAINST    ABSTAIN
(1) To consider and vote upon a proposal to approve and        [ ]        [ ]        [ ]        [X]    PLEASE MARK YOUR
    adopt the First Amendment, dated as of August 27,                                                   VOTE AS IN THIS
    1997, to the Agreement and Plan of Merger, dated as                                                         EXAMPLE
    of July 17, 1997, as amended by such amendment (the
    "Merger Agreement"), by and among Hechinger
    Company, a Delaware corporation. BSQ Acquisition,
    Inc., a Delaware corporation ("BSQ Acquisition"),
    and Hechinger Acquisition, Inc., a Delaware
    corporation ("Acquisition"), pursuant to which
    Acquisition will merge with and into Hechinger (the
    "Merger"). As a result of the Merger, Hechinger
    will be the surviving corporation and will become a
    wholly owned subsidiary of BSQ Acquisition.

                                                             THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL
                                                             BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS
                                                             MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOS-
                                                             ALS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU
(2) In the discretion of the proxies named above, on         SIGN AND RETURN THIS CARD.
    such other businesses as may properly come before
    the Special Meeting or any adjournments or post-
    ponements thereof.
                                                              Notwithstanding stockholder approval of proposal num-
                                                             ber 1, Hechinger reserves the right to terminate the
                                                             Merger Agreement and abandon the Merger at any time
                                                             prior to the consummation of the Merger, subject to the
                                                             terms and conditions of the Merger Agreement.

                                                              The undersigned hereby revokes any proxy heretofore
                                                             given to vote or act with respect to the Class A Common
                                                             Stock and hereby ratifies and confirms all that the
                                                             proxies named above, their substitutes, or any of them
                                                             may lawfully do by virtue hereof.

                                                              PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY
                                                             IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SIGNATURE OF STOCKHOLDER  ____________ SIGNATURE OF STOCKHOLDER (IF JOINTLY
HELD)  ____________ DATE:  ___ 1997

Note: Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer and the full name of the corporation should be stated.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               HECHINGER COMPANY

                                 COMMON CLASS B

     THE UNDERSIGNED HEREBY (i) ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF HECHINGER COMPANY ("HECHINGER"), TO BE HELD AT 3500 PENNSY DRIVE, LANDOVER, MARYLAND AT 9:00 A.M., LOCAL TIME ON SEPTEMBER 25, 1997 (THE "SPECIAL MEETING"), AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND (ii) APPOINTS W. CLARK MCCLELLAND AND MARK R. ADAMS, AND EACH OF THEM, AS HIS OR HER PROXIES (WITH FULL POWER OF SUBSTITUTION) FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO VOTE UPON AND ACT WITH RESPECT TO ALL OF THE SHARES OF CLASS B COMMON STOCK, PAR VALUE $.10 PER SHARE OF HECHINGER, STANDING IN THE NAME OF THE UNDERSIGNED, OR WITH RESPECT TO WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AND ACT, AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                        SPECIAL MEETING OF STOCKHOLDERS
                               HECHINGER COMPANY

                                 COMMON CLASS B

                               SEPTEMBER 25, 1997

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

                                                               FOR      AGAINST    ABSTAIN
(1) To consider and vote upon a proposal to approve and        [ ]        [ ]        [ ]        [X]    PLEASE MARK YOUR
    adopt the First Amendment, dated as of August 27,                                                   VOTE AS IN THIS
    1997, to the Agreement and Plan of Merger, dated as                                                         EXAMPLE
    of July 17, 1997, as amended by such amendment (the
    "Merger Agreement"), by and among Hechinger
    Company, a Delaware corporation. BSQ Acquisition,
    Inc., a Delaware corporation ("BSQ Acquisition"),
    and Hechinger Acquisition, Inc., a Delaware
    corporation ("Acquisition"), pursuant to which
    Acquisition will merge with and into Hechinger (the
    "Merger"). As a result of the Merger, Hechinger
    will be the surviving corporation and will become a
    wholly owned subsidiary of BSQ Acquisition.

                                                             THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL
                                                             BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS
                                                             MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOS-
                                                             ALS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU
(2) In the discretion of the proxies named above, on         SIGN AND RETURN THIS CARD.
    such other businesses as may properly come before
    the Special Meeting or any adjournments or post-
    ponements thereof.
                                                               Notwithstanding stockholder approval of proposal num-
                                                             ber 1, Hechinger reserves the right to terminate the
                                                             Merger Agreement and abandon the Merger at any time
                                                             prior to the consummation of the Merger, subject to the
                                                             terms and conditions of the Merger Agreement.

                                                               The undersigned hereby revokes any proxy heretofore
                                                             given to vote or act with respect to the Class B Common
                                                             Stock and hereby ratifies and confirms all that the
                                                             proxies named above, their substitutes, or any of them
                                                             may lawfully do by virtue hereof.

                                                               PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY
                                                             IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SIGNATURE OF STOCKHOLDER  ____________ SIGNATURE OF STOCKHOLDER (IF JOINTLY
HELD)  ____________ DATE:  ___ 1997

Note: Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer and the full name of the corporation should be stated.